Exhibit 10.12

PGREF I 1633 BROADWAY TOWER, L.P.

Landlord,

-and-

MONGODB, INC.

Tenant.

L E A S E

Dated: December 14, 2017

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ARTICLE 22	53
Adjacent Excavation--Shoring	53
ARTICLE 23	54
Article Headings	54
ARTICLE 24	54
Electricity and Water	54
ARTICLE 25	58
Assignment, Mortgaging, Subletting, Etc.	58
ARTICLE 26	68
Escalations	68
ARTICLE 27	75
Subordination	75
ARTICLE 28	80
Miscellaneous	80
ARTICLE 29	85
Layout and Finish	85
ARTICLE 30	88
Insurance	88
ARTICLE 31	90
Security Deposit	90
ARTICLE 32	90
Extension Option	90
ARTICLE 33	93
Right of First offer	93
ARTICLE 34	97
Shaft Space	97
ARTICLE 35	99
Tenant's Signage	99
ARICLE 36	10
Quiet Enjoyment	100
SIGNATURES	101
RULES AND REGULATIONS	RR-1
EXHIBIT A
RENTAL PLANS	A-1
EXHIBIT B
OPERATING EXPENSES	B-1
EXHIBIT C
HEATING, VENTILATING AND AIR-CONDITIONING SPECIFICATIONS	C-1
EXHIBIT D
CLEANING AND JANITORIAL SERVICES	D-1
EXHIBIT E
TENANT’S MONUMENT SIGNAGE	E-1

iii

LEASE

LEASE, dated as of December 14, 2017, between PGREF I 1633 BROADWAY TOWER, L.P. (“Landlord”), a Delaware limited partnership, having offices c/o Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, NY 10019 and MONGODB, INC. (“Tenant”), a Delaware corporation, with a Federal Tax Identification Number of 26-1463205 and having an office at 229 West 43rd Street, 5th Floor, New York, NY 10036 (“Lease”).

W I T N E S S E T H:

ARTICLE 1

Premises, Term, Purposes and Rent

Section 1.01        (a)    Landlord does hereby lease to Tenant, and Tenant does hereby hire from Landlord, and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease, for the term herein stated, the entire rentable area of the 37th (“E37”) and 38th (“E38”) floors substantially as shown on the rental plans annexed hereto as Exhibit A in the building known as and located at 1633 Broadway, New York, New York (“Building”). Said leased premises, together with all Appurtenances, as herein defined, (except Tenant’s Property, herein defined) are herein called the “Premises”. The plot of land on which the Building is located is herein called the “Land”.

(b)    Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use throughout the Term (as hereinafter defined in Section 1.02(a)) in common with others, subject to the Building rules and regulations (as referred to in Section 5.01(b) hereof) and the other applicable provisions of this Lease (including, without limitation, Section 6.01 hereof): (i) the public areas of the Building that are constructed or provided for use in common by Landlord, Tenant and other tenants of the Building (except any roof areas, terraces and or mechanical rooms of the Building), including without limitation, the common lobbies, corridors, elevators and loading docks of the Building for their intended purposes; and (ii) if the Premises includes less than the entire rentable area of any full floor, the core restrooms, corridors and elevator lobby of such floor for their intended uses.

Section 1.02        The term of this Lease (the “Term”) shall commence on the date Landlord delivers possession of the Premises to Tenant with Landlord’s Work (as hereinafter defined in Section 2.01(b)) substantially complete (“Term Commencement Date”) and shall end twelve (12) years thereafter (“Expiration Date”) or on such earlier date upon which said Term may expire or be terminated as herein provided or pursuant to law, or on such later date upon which said Term may be extended pursuant to Article 32 hereof. Notwithstanding the foregoing, Tenant shall not be obligated to accept possession of the Premises prior to January 1, 2018 and in no event shall the Term Commencement Date occur prior to January 1, 2018. Landlord and Tenant acknowledge and agree that Landlord’s Work is, as of the date of this Lease, substantially complete and Landlord hereby delivers possession of the Premises to Tenant with Landlord’s Work substantially complete on January 1, 2018. Landlord and Tenant each acknowledge and agree that their respective architects and representatives have walked through the Premises (the “Walkthrough”) for the purpose of producing a list of punchlist work (meaning items of work that remain to be completed after Landlord’s substantial completion (as defined in Section 2.01(c)) of Landlord’s Work)(“Landlord’s Punchlist Work”) which list of Landlord’s Punchlist Work has been prepared and agreed upon between Landlord and Tenant. Landlord shall complete or repair all items shown on the list of the Landlord’s Punchlist Work as agreed to between Landlord and Tenant within thirty (30) days after the Term Commencement Date. Landlord shall coordinate such Landlord’s Punchlist Work with Tenant and take all such action as is reasonably necessary to minimize any interference with the performance of Tenant’s Work (as defined in Section 29.01 hereof) and Tenant’s use of the Premises.

Section 1.03        (a)    The Premises shall be used for the following, but no other purpose, namely: executive, administrative and general offices (and customary ancillary uses associated therewith, provided the same do not otherwise violate the Certificate of Occupancy for the Building (a copy of which has been delivered to Tenant prior to the execution of this Lease) or the remaining terms and conditions of this Lease).

(b)    In connection with and incidental to the use of the Premises for offices as provided in Section 1.03(a), Tenant may, subject to the provisions of this Lease and so long as such uses are permitted by applicable Requirements (as hereinafter defined in Section 9.03 hereof) and the Building’s Certificate of Occupancy, use portions of the Premises for the following ancillary purposes: a pantry (no cooking allowed, only warming), board room, private bathrooms, events areas, storage room, shipping/mailroom, computer/data processing room, copy room, break rooms, training facility and other ancillary uses which are customarily found in corporate headquarters office space in Comparable Buildings (as hereinafter defined in Section 10.02).

Section 1.04        The rent reserved under this Lease for the term hereof shall be and consist of the following fixed rent (“Fixed Rent”), namely, $8,073,480.00 per annum ($76.00 per rentable square foot) commencing on the Rent Commencement Date (as defined in Section 1.10) and continuing for five (5) years thereafter; then, $8,710,860.00 per annum ($82.00 per rentable square foot) through the balance of the Term. Subject to Section 1.10 hereof, the Fixed Rent shall be payable in equal monthly installments in advance on the first day of each and every calendar month during said Term, plus such additional rent and other charges as shall become due and payable hereunder, which additional rent and other charges shall be payable as herein provided; all to be paid by check to Landlord at PO Box 392041, Pittsburgh, PA 15251-9041, or such other place as Landlord may designate, in lawful money of the United States of America, by check, subject to collection.

Section 1.05        Tenant does hereby covenant and agree to pay the Fixed Rent, additional rent and other charges herein reserved as and when the same shall become due and payable, without demand therefor (except as may otherwise expressly be provided for herein), and without any setoff or deduction whatsoever (except as may otherwise expressly be provided for herein), and to keep, observe and perform, and permit no violation of, each of Tenant’s obligations hereunder. It being agreed that except for Fixed Rent, all amounts payable by Tenant to Landlord under this Lease (whether by way of reimbursement or otherwise) are deemed to be additional rent under this Lease. If the Fixed Rent shall commence on any date other than the first day of a calendar month, the Fixed Rent for such calendar month shall be prorated.

Section 1.06        The parties hereby agree that for all purposes of this Lease, the rentable area of E37 shall be deemed to be 53,104 rentable square feet; and the rentable area of E38 is deemed to be 53,126 rentable square feet, for a total rentable area of the Premises of 106,230 rentable square feet. Neither party shall make any claim for either an increase or decrease in Fixed Rent or additional rent based on the rentable area of the Premises or any portion thereof being other than as set forth in the preceding sentence.

Section 1.07        In the event that the Term or Rent Commencement Date or Expiration Date is not a date certain, then either party agrees to execute promptly after request from the other, an agreement setting forth such dates, provided however, that either party’s failure to execute said agreement shall in no way affect such dates.

Section 1.08        If any of the Fixed Rent or additional rent payable under this Lease shall be or become uncollectible, reduced or required to be refunded because of any legal requirements, Tenant shall enter into such agreement(s) and take such other legally permissible steps as Landlord may reasonably request to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal requirements may be legally permissible and not in excess of the amounts reserved therefor under this Lease. Upon the termination of such legal requirements; (a) the rents hereunder shall be payable in the amounts reserved herein for the periods following such termination; and (b) Tenant shall pay to Landlord, to the maximum extent legally permissible, an amount equal to, (i) the rents which would have been paid pursuant to this Lease but for such legal requirements less (ii) the rents paid by Tenant during the period such legal requirements were in effect.

Section 1.09        Intentionally deleted.

Section 1.10        Provided that Tenant is not then in monetary or material non-monetary default (beyond the expiration of any notice, grace or cure period) of any of the terms, conditions, covenants or agreements of this Lease on its part to be performed, the Fixed Rent only shall be abated for the first eighteen (18) months commencing on the Term Commencement Date. The date immediately following such eighteen (18) month period shall herein be referred to as the “Rent Commencement Date”. Provided that Tenant is not then in monetary or material non-monetary default (beyond the expiration of any notice, grace or cure period) of any of the terms, conditions, covenants or agreements of this Lease on its part to be performed, Tenant shall be entitled to a credit against Fixed Rent installments next becoming due on and after the Rent Commencement Date in the amount of $977,132.00, until such amount is exhausted. If Tenant cures any such default referred to above, Tenant shall receive the full abatement or credit of Fixed Rent provided for herein.

ARTICLE 2

Completion and Occupancy

Section 2.01        (a)    Tenant acknowledges that it has inspected the Premises and except as hereinafter expressly provided in this Lease, agrees to accept possession of same in its “as-is” physical condition on the Term Commencement Date, ordinary wear and tear excepted, it being understood and agreed that subject to Articles 7 and 8 hereof, Landlord shall not be obligated to perform any alterations, improvements or repairs to the Premises or furnish to or remove from the Premises any alterations, improvements, fixtures, materials or any other property whatsoever, except for Landlord’s Work as set forth in Section 2.01(b) below. Tenant further acknowledges that, except as expressly set forth in this Lease, Tenant shall not be entitled to any free rent, concessions, credits or contributions of money from Landlord with respect to the initial delivery of the Premises to Tenant.

(b)    The following items shall be completed with respect to the Premises by Landlord, at Landlord’s sole expense, and shall constitute “Landlord’s Work” with respect to the Premises:

1. Landlord shall deliver the Premises (including the bathrooms) demolished and in broom clean condition, including but not limited to, the removal of all existing installations, existing ductwork back to the core, electrical conduit and wiring back to the panels on each floor, voice and data cabling (including any cell system), supplemental mains and branches back to the core riser on the floor, plumbing lines demolished and capped and fire alarm system in place per code for a demolished floor.
2. Landlord shall install a temporary sprinkler loop which is fully operational and code compliant.
3. Landlord shall deliver any existing plumbing lines in their “as-is” condition.
4. Landlord shall provide electrical rooms with distribution panels in place.
5. Landlord to provide the main HVAC trunk complete with fire or smoke dampers as required by code, furnished and installed by Landlord and completely wired into the control and fire alarm systems of the Building. The main HVAC trunk shall be delivered at the core of each floor of the Premises for Tenant’s build out (along with the required amount of fresh air from outside of the Building).

6. Landlord shall provide Tenant with an electrical capacity in accordance with Section 24.02 hereof.
7. Landlord shall provide availability of connection points for Tenant’s strobes and related Class E connections. Landlord, at Tenant’s expense, shall provide all points, tie-ins and software reprogramming. Tenant to determine its requirements relative to the existing Class E system. All fire and safety systems, including alarms, speakers, communications, etc. shall be in full service and available on all floors of the Premises. Landlord shall also install strobes in the core lavatories.
8. Landlord to provide code compliant fireproofing and enclosure of any exposed structural steel. Landlord shall fire stop any slab and wall penetrations.
9. Landlord to provide floors reasonably smooth.
10. Landlord to remove and replace all existing UV film at perimeter windows. Landlord to coordinate application of new film (after Term Commencement Date) to align with the completion of Tenant’s Work (to avoid damage during Tenant’s Work and Tenant shall be responsible for any damages once the film is installed).

(c)    For purposes of Sections 1.02 and 2.01, the term “substantially complete” shall mean that only minor details of construction, mechanical adjustment or decoration remain to be performed, which will not prevent Tenant from performing the construction required to prepare the Premises for Tenant’s initial occupancy.

(d)    The Premises shall be delivered to Tenant vacant, with all rubbish and debris removed and free of tenancies and occupancies (and any claim with respect thereto). Landlord shall deliver to Tenant an ACP-5 form for the demolished condition of the Premises. If any such asbestos or other hazardous materials (defined as such as of the date of this Lease) shall exist in the Premises prior to the Term Commencement Date, Landlord shall, in a commercially reasonable expeditious fashion and as Landlord’s sole obligation and liability and at Landlord’s sole cost and expense, (i) remove such hazardous materials as required by then existing applicable Requirements, and (ii) restore the Premises to their condition prior to the removal of the same. Notwithstanding anything to the contrary contained in this Lease, if any asbestos or other hazardous materials (in existence in the Premises as of the Term Commencement Date) impair Tenant's ability to perform Tenant's Work to prepare the Premises for Tenant's opening for business, the Rent Commencement Date shall be delayed by one (1) day for each day that Tenant is delayed in proceeding with Tenant's Work to prepare the Premises for Tenant’s opening for business.

Section 2.02        Landlord and Tenant agree that any failure to deliver the Premises to Tenant with Landlord’s Work substantially complete on a date certain shall in no way affect the validity of this Lease or the obligations of Tenant hereunder nor shall the same be construed in any wise to extend the Term or impose any liability on Landlord. The provisions of this Section 2.02 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law and any other similar law hereafter in force.

ARTICLE 3

Use of Premises

Section 3.01        Tenant shall not use the Premises or any part thereof other than as expressly permitted in Section 1.03 hereof, or permit the Premises or any part thereof to be used in any manner which would violate the Certificate of Occupancy for the Building or, for any purpose other than the use hereinbefore specifically mentioned. Landlord shall not amend the existing Certificate of Occupancy for the Building in any manner which would limit or impair Tenant’s right to use the Premises for the purposes expressly permitted in Section 1.03. Those portions, if any, of the Premises, identified as toilets and utility areas shall be used by Tenant only for the purposes for which they are designed.

Section 3.02        Tenant shall not use or permit the use of the Premises or any part thereof in any way which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or for any unlawful purposes or in any unlawful manner, Tenant shall not suffer or permit the Premises or any part thereof to be used in any manner or anything to be done therein or anything to be brought into or kept therein which, in the reasonable judgment of Landlord, shall in any way impair the character, reputation or appearance of the Building as a high quality office building, impair or interfere with any of the Building services or the proper and economic heating, cleaning, air conditioning or other servicing of the Building or Premises, or occasion discomfort, inconvenience or annoyance to, any of the other tenants or occupants of the Building beyond that which is customary in Comparable Buildings.

Section 3.03        If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s particular business or other activity carried on in the Premises (other than the Certificate of Occupancy for the Building and/or which Landlord is legally required to obtain in the City of New York for the operation of a Comparable Building), and if the failure to secure such license or permit might or would, in any material adverse way, affect Landlord, then Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Landlord upon Landlord’s request therefor. Tenant, at Tenant’s expense, shall at all times comply with the requirements of each such license or permit.

ARTICLE 4

Appurtenances, Etc., Not to be Removed

Section 4.01        (a)    All alterations, additions, fixtures, equipment, improvements, installations and appurtenances permanently attached to, or built into the Premises prior to, at the commencement of or during the term hereof (“Appurtenances”), whether or not furnished or installed at the expense of Tenant or by Tenant, including without limitation, Tenant’s Changes (as defined in Section 5.01(e) hereof), shall be and remain part of the Premises and be deemed the property of Landlord and shall not be removed by Tenant, except as otherwise expressly provided in this Lease. Appurtenances shall include, without limitation, all wiring, cables and similar installations appurtenant thereto installed by Tenant in the risers or other common areas of the Building. Notwithstanding anything contained in this Section 4.01 to the contrary but subject to the provisions of Section 4.01(b) hereof, all of Tenant’s furniture, furnishings, fixtures, equipment and personal property (including, without limitation, audio-visual and other equipment) (collectively, “Tenant’s Property”) shall remain the property of Tenant and may be removed from the Premises and the Building by Tenant at any time and from time to time. Notwithstanding anything contained herein to the contrary, Tenant shall have the right to remove Appurtenances during the Term if Tenant is renovating or replacing the same or if Tenant determines in its sole discretion that such Appurtenance is no longer necessary or desirable in the Premises; provided, however, that in all such cases, Tenant shall repair at its own cost all damage resulting from such removal. Subject to Section 4.01(b) below, Landlord may require Tenant to remove all Appurtenances, Tenant’s Property and Tenant’s Changes at the end of the Term in accordance with the terms and conditions of this Lease, and if so required, Tenant shall repair, restore, replace and/or rebuild (as the circumstances may require), in a good and workmanlike manner any damage to the Premises or the Building caused by such removal. If any of the Appurtenances, Tenant’s Property or Tenant’s Changes required by Landlord to be removed from the Building are not so removed in accordance with the immediately preceding sentence, then Landlord (in addition to all other rights and remedies to which Landlord may be entitled at any time) may at its election upon fifteen (15) business days’ notice to Tenant deem that the same has been abandoned by Tenant to Landlord, but no such election shall relieve Tenant of Tenant’s obligation to pay the reasonable expenses of removing the same from the Premises or the expense of repairing, restoring, replacing and/or rebuilding (as the circumstances may require) damage to the Premises or to the Building arising from such removal, which obligation shall survive the Expiration Date.

(b)    Notwithstanding anything contained in Section 4.01(a) to the contrary, Tenant shall not be required to remove any Appurtenances existing in the Premises on the Term Commencement Date or Tenant’s Changes that do not materially differ from customary office installations. Subject to the last sentence in this Section 4.01(b), Tenant may be required to remove alterations, which, in Landlord’s reasonable opinion, materially differ from customary office use alterations. Notwithstanding the foregoing or anything to the contrary in this Lease, Tenant shall not be required to remove any Tenant’s Changes unless so designated for removal by Landlord at the time Landlord approves the plans and specifications for such Tenant Changes (“Tenant Plans”).

Section 4.02        Except as otherwise expressly provided in this Lease to the contrary, all the perimeter walls and doors of the Premises, any balconies, terraces or roofs adjacent to the Premises and any space in and/or adjacent to the Premises used for shafts, stairways, stacks, pipes, vertical conveyors, mail chutes, pneumatic tubes, conduits, ducts, electric or other utilities, rooms containing elevator or air conditioning machinery and equipment, sinks, or other similar or dissimilar Building facilities, and the use thereof, as well as access thereto (including the right to secure same) through the Premises for the purpose of such use and the operation, improvement, alteration, replacement, addition, repair, cleaning, maintenance, safety, security, and/or decoration thereof, are expressly reserved to Landlord, provided that Landlord’s use thereof shall not interfere in any material respect with Tenant’s use and enjoyment of the Premises.

ARTICLE 5

Various Covenants

Section 5.01        Tenant covenants and agrees that Tenant will:

(a) Take good care of and maintain in good order, condition and repair the Premises and Appurtenances and at Tenant’s sole cost and expense, make all non-structural repairs, restorations and/or replacements thereto as may be required to keep the Premises and Appurtenances in good order and condition, except for those portions of the Building systems, including but not limited to base Building life safety equipment, base Building mechanical, plumbing and electrical equipment and lines, base Building HVAC equipment, elevators and elevator systems servicing the Premises, the Building’s mechanical rooms and common areas and equipment of the Building (which do not include, core restrooms, corridors and elevator lobbies on floors where Tenant leases the entire rentable area of such floor, the repair and maintenance of which shall be Tenant’s obligation) that Landlord is obligated to repair and maintain pursuant to the provisions of this Lease. Tenant shall also be responsible for the cost of all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the Building and the facilities and systems thereof, the need for which arises solely due to: (i) the performance or existence (as to existence only, except if such Tenant’s Changes have been approved by Landlord) of Tenant’s Changes (herein defined); (ii) the installation, use or operation of Tenant’s Property; (iii) the moving of Tenant’s Property into or out of the Premises or the Building; (iv) Tenant’s compliance or non-compliance with any Requirements (except, in such case, Tenant shall not be responsible for any structural or non-structural repairs so long as the need for same does not arise due to Tenant’s particular use of the Premises not permitted pursuant to Article 3 hereof); or (v) subject to the terms of Sections 7.03 and 7.04 hereof, the negligence, wrongful act or omission (where this Lease or applicable law imposes a duty to act) of Tenant or any of its subtenants or its or their agents, licensees or invitees (but only to the extent not covered by Landlord’s insurance on the Building). Any of the repairs referred to in the immediately preceding sentence in or to the Building and/or the facilities and systems thereof for which Tenant is so responsible shall be performed by Landlord at Tenant’s expense and Tenant shall pay Landlord’s actual, reasonable out-of-pocket costs (without profit or mark-up) therefor as additional rent hereunder within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable back-up documentation, provided Tenant has been given fifteen (15) business days prior written notice before such work commences and Tenant fails to perform same within such fifteen (15) business day period except in emergencies in which event, notice shall be given as soon as reasonably practical before or after such work commences. All repairs and replacements made by or on behalf of Tenant or any person claiming through or under Tenant shall be made in conformity with the provisions of this Lease and shall be at least equal in quality and class to the original work or installation.

(b) Faithfully observe and comply (and cause its agents, employees, invitees and licensees to observe and comply) with the rules and regulations annexed hereto and such additional reasonable rules and regulations as Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant (on at least ten (10) business days prior notice to Tenant), provided, however, that in the case of any conflict between the provisions of this Lease and such rule or regulation, the provisions of this Lease shall control; and provided further that nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the rules and regulations or the terms, covenants or conditions in any other lease as against any other tenant and; provided further that Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors, invitees, subtenants or licensees. In enforcing the rules and regulations, Landlord agrees to treat similarly situated tenants in a similar fashion and not to enforce same in a discriminatory manner. Any additional rules and regulations adopted by Landlord shall not adversely affect Tenant’s conduct of business in the Premises or access to the Premises or conflict with the provisions of this Lease.

(c) Subject to Sections 5.02(a) and 5.02(b) hereof, permit Landlord and any mortgagee of the Building and/or the Land or of the interest of Landlord therein and any lessor under any ground or underlying lease, and their representatives, to enter the Premises at all reasonable hours upon reasonable prior written notice (but in no event less than twenty-four (24) hours prior written notice), which, for purposes of this section, may include notices sent via electronic mail (except in the case of an emergency when no such prior written notice will be required) for the purposes of inspection, or of making repairs, replacements or improvements in or to the Premises or the Building or equipment, or of complying with all laws, orders and requirements of governmental or other authority or of fulfilling any obligation or exercising any right reserved to Landlord by this Lease.

(d) Make no claim against Landlord, or any lessor under any ground or underlying lease (“Ground Lessor”), or any mortgagee under any mortgage or trust indenture (“Mortgagee” and with the Ground Lessor, the “Underlying Indemnitees”) for any damage to property entrusted to employees of Landlord or for any loss of or damage to any property by theft (including damage resulting from theft or attempted theft) or any injury or damage to Tenant or other persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness, or caused by other tenants in the Building, or by any other cause of whatsoever nature (including, without limitation, damage or injury caused by any hazardous or dangerous condition, waste, material and/or substance (as the same may be defined in any local, state or federal rule, regulation or statute)), except to the extent caused by or due to the acts, omissions (where this Lease or applicable law imposes a duty to act), negligence, misconduct or breach of this Lease by Landlord, its officers, directors, partners, members, agents, contractors, servants or employees (collectively, “Landlord Parties”), subject to Sections 7.03 and 7.04 hereof.

(e) (i)     Make no alterations, installations, repairs, additions, improvements or replacements including Tenant’s initial work in the Premises necessary for Tenant’s occupancy thereof (herein collectively called “Tenant’s Changes”) in, to or about the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord agrees that Tenant shall not be required to obtain Landlord’s prior written consent to Tenant’s Changes which (a) are decorative or cosmetic in nature; (b) are the installation of horizontal cable within the Premises that does not require any work outside the Premises impacting any other tenant spaces; or (c) are non-structural and do not affect any Building systems and do not cost in the circumstance of this clause (c) in excess of Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate in any twelve (12) month period, provided as to Tenant’s Changes set forth in clauses (a), (b) and (c) above, Tenant gives Landlord no less than five (5) business days’ prior written notice of its intention to so perform such Tenant’s Changes, which notice shall contain a reasonably detailed description of the work to be performed. If any Tenant’s Changes shall adversely affect any Building system, Tenant shall, at its sole expense, mitigate such adverse effect to Landlord’s reasonable satisfaction. Notwithstanding anything contained herein to the contrary, Landlord shall be reasonable (and not unreasonably delay or condition) in granting or withholding its consent to any other Tenant’s Changes for which Tenant shall submit Tenant’s Plans for Landlord’s review and approval. Any Landlord’s consent required under this Section 5.01(e) (i) shall be subject to the Landlord’s deemed approval provisions contained in Section 5.01(e) (ii) hereof. Tenant’s Changes involving structural or base Building systems work shall only be performed by contractors, subcontractors or mechanics set forth on Landlord’s approved contractor list for the Building (a copy of which have been delivered to Tenant prior to the execution of this Lease), provided such contractors’ pricing is commercially competitive for similar work in the midtown Manhattan market using union labor, and all other Tenant’s Changes shall be performed by such other contractors, subcontractors or mechanics as approved by Landlord which approval shall not be unreasonably withheld, conditioned or delayed. Tenant may select its own architects, engineers and other construction consultants, subject to Landlord’s reasonable approval. Tenant’s Changes shall be done at Tenant’s sole expense in accordance with the applicable Building Standard rules and regulations for tenant alterations. Landlord conceptually approves as a Tenant’s Change, the installation of internal staircases and the structural reinforcing of floors in portions of the Premises, subject to Landlord’s review and approval of Tenant’s Plans therefor, such approval not to be unreasonably withheld, conditioned or delayed. Landlord may require any such internal staircases (except for any staircase existing in the Premises as of the Term Commencement Date) to be removed by Tenant in accordance with the provisions of Section 4.01(b) hereof.

(ii)    Prior to the commencement of any Tenant’s Changes for which Landlord’s consent shall be required, Tenant shall submit to Landlord, for Landlord’s written approval (which approval shall not be unreasonably withheld or conditioned), three (3) complete sets of Tenant Plans (to be prepared by and at the expense of Tenant) of such proposed Tenant’s Changes in detail consistent with good construction practices and reasonably satisfactory to Landlord. Tenant’s Changes shall be completed as follows: (A) free and clear of all liens, conditional bills of sale, security agreements and other claims, charges and encumbrances (other than security agreements or other encumbrances in favor of any mortgagee of Landlord or Tenant or any equipment lessors); and (B) in accordance with the requirements of this Lease. Landlord shall respond to Tenant’s request for approval of Tenant Plans or Tenant’s contractors, architects, engineers or other consultants within ten (10) business days after Landlord’s initial receipt of such plans or names of Tenant’s contractors or other consultants and Landlord shall respond within five (5) business days after any re-submissions. Landlord shall describe in reasonable detail the basis for any such disapproval of Tenant’s plans or Tenant’s contractors, architects, engineers or other consultants. If Landlord fails to respond to such request for approval or to any resubmissions within the above time periods, Tenant may send written notice (in strict accordance with the requirements of Section 11.01(a) hereof) of such failure to Landlord, which notice shall specify that Landlord’s continued failure to so respond within an additional five (5) business days after Landlord’s receipt of such notice shall constitute approval of Tenant Plans and/or contractors, architects, engineers or other consultants as the case may be and, if Landlord fails to so respond within such additional five (5) business days after Landlord’s receipt of such notice,

Tenant Plans and/or contractors, architects, engineers or other consultants as the case may be shall be deemed approved. Notwithstanding the foregoing or anything to the contrary contained in this Lease, in connection with Tenant’s Work, Landlord hereby approves Tenant’s use of (at Tenant’s option without any obligation to use): (a) Benchmark Builders, Inc. as Tenant’s construction manager/general contractor, (b) HLW International, LLP as Tenant’s architect, (c) WB Engineers and Consultants as tenant’s MEP engineer, (d) Severud Associates Consulting Engineers PC as Tenant’s structural engineer, (e) Milrose Consultants, Inc. as Tenant’s code consultant and permit expediter, (f) Cerami, as Tenant’s low voltage consultant, and (g) PTS, as Tenant’s special inspections consultant. Notwithstanding anything to the contrary contained in this Lease, in connection with Tenant’s Work only, Tenant’s architect and Tenant’s engineers may self-certify Tenant’s Plans for Tenant’s Work in accordance with the New York City Department of Buildings (“DOB”) Professional Certification Program for the purpose of expediting DOB filings, provided and subject to the following conditions: (i) Tenant, at its sole expense, shall be responsible to make any corrections required by the DOB in Tenant’s Work; and (ii) Tenant shall defend and indemnify Landlord, its agents, contractors and employees and any of their respective agents employees and contractors for any and all liability (statutory or otherwise) claims, actions, judgements, fines, penalties, damages or expenses (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense of any action or proceeding), which they may sustain as a result of Tenant’s architect’s and/or Tenant’s engineers’ self-certification, including without limitation, any obligations Landlord may incur as a result of its execution of any documents required by the DOB.

In no event shall any material or equipment be incorporated in or to the Premises in connection with any such Tenant’s Changes which is subject to any lien, security agreement, charge, mortgage or other encumbrance of any kind whatsoever or is subject to any conditional sale or other similar or dissimilar title retention agreement. Any mechanic’s lien filed against the Premises or the Building for work done for, or claimed to have been done for, or materials furnished to, or claimed to have been furnished to, Tenant shall be discharged or bonded by Tenant within fifteen (15) business days after Tenant is notified of such filing, at Tenant’s expense, by filing the bond required by law or otherwise.
(iii)    All Tenant’s Changes shall at all times comply with: (x) all applicable Requirements, rules, orders and regulations of governmental authorities having jurisdiction thereover and all applicable insurance requirements under Tenant’s insurance policies and/or any additional insurance requirements of which Tenant has received prior notice from Landlord; (y) the Building’s rules and regulations of Landlord for tenant alterations (a copy of which has been delivered to Tenant prior to the execution of this Lease) (and Landlord may amend these rules and regulations in the same fashion with respect to Building rules and regulations set forth in Section 5.01(b) hereof, provided such amended rules and regulations shall not adversely affect the completion of the Tenant’s Changes, Tenant’s conduct of business in the Premises or access to the Premises or conflict with the provisions of this Lease); and (z) the plans and specifications submitted to and approved by Landlord, if applicable. In connection with any Tenant’s Changes, Tenant shall pay to Landlord, as additional rent, within thirty (30) days after written demand therefor accompanied by reasonably supporting documentation a fee equal to the actual and reasonable out-of-pocket costs incurred by Landlord (without any Landlord supervisory fee) in connection with, or relating to, Landlord’s review of Tenant Plans in connection with any such Tenant’s Changes requiring Landlord’s consent hereunder, provided however, for Tenant’s Work, such costs shall not exceed $5,000.00 in the aggregate. No Tenant’s Changes requiring Landlord’s consent shall be undertaken, started or begun by Tenant or by its agents, employees, contractors or anyone else acting for or on behalf of Tenant until Landlord has approved Tenant Plans or a detailed sketch, as the case may be, and no amendments or additions to such plans and specifications (other than minor field changes made in accordance with industry standard construction practices) shall be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Unless all of the conditions contained in this Section 5.01(e) are fully satisfied, Landlord shall have the right, in Landlord’s sole and absolute discretion, to withhold its consent to any Tenant’s Changes. Landlord’s consent to Tenant Plans shall create no responsibility or liability on the part of Landlord with respect to their completeness, design sufficiency or compliance with all applicable Requirements and/or insurance requirements; nor shall Landlord’s execution of any documents required to be filed with any governmental authority in connection with Tenant’s installations or changes create any responsibility or liability on the part of Landlord to take remedial measures to bring any Tenant’s installations or changes into compliance with applicable legal and/or insurance requirements (such responsibility or liability being allocated hereunder to Tenant). If any Tenant’s Changes are made or installed in violation of this Section 5.01(e), Landlord may, if such Tenant’s Changes are not removed or corrected by Tenant within fifteen (15) days (or such additional period of time as is reasonably required to remove or correct same) after notice to Tenant, at Tenant’s sole cost and expense, without incurring any liability to Tenant whatsoever, enter upon the Premises and remove such illegitimate Tenant’s Changes in violation of this Section 5.01(e) and repair any damage caused by the installation and/or removal of the same.

(iv)    In connection with the completion of Tenant’s Changes or in the performance of any other activities within the Building by or on behalf of Tenant: (a) neither Tenant nor its agents, contractors or subcontractors shall interfere with the operations of the Building or any work being done by Landlord or its agents, contractors or subcontractors in the Building (and Landlord will cooperate in endeavoring to mitigate such interference); (b) Tenant shall comply with any reasonable work schedule, applicable Building rules and regulations; (c) Tenant shall not do or permit anything to be done that would reasonably be expected to create any work stoppage, picketing or other labor disruption or dispute; and (d) the labor employed or contracted for by Tenant shall be compatible with the union labor employed or contracted for by Landlord in the Building, it being agreed that, if Tenant’s labor is incompatible or causes disharmony, Tenant shall, promptly after receipt of Landlord’s written demand (electronic mail being sufficient demand for this purpose) therefor, withdraw Tenant’s labor from the Premises. Landlord shall cooperate in endeavoring to mitigate such disharmony. If Tenant fails to take any such actions regarding labor matters, Landlord shall have the right, in addition to any other rights and remedies available to it under this Lease or pursuant to law or equity, to seek immediate injunctive relief. Tenant further agrees that it will, prior to the commencement of any work in the Premises, deliver to Landlord original certificates of insurance from Tenant’s contractors evidencing worker’s compensation, public liability, property damage and such other reasonable insurance coverages in such amounts as set forth in the Building’s rules and regulations for tenant alterations in connection with Tenant’s Changes. Tenant shall keep records of Tenant’s Changes costing in excess of Two Hundred Fifty Thousand and 00/100 ($250,000), and of the cost thereof for a period of two (2) years. Tenant shall, within sixty (60) days after written demand by Landlord, furnish to Landlord copies of such records. Upon completion of any Tenant Changes which require Landlord’s consent hereunder, Tenant shall deliver to Landlord dimensioned reproducible mylars and CADD disk of “as-built” plans or, in lieu thereof, final Tenant Plans with field notes for such Tenant Changes.

(f) Not do or permit to be done any act or thing in the Premises which will invalidate or be in conflict with fire insurance policies generally issued for office buildings in the Borough of Manhattan, City of New York, and not do anything or permit anything to be done, or keep anything or permit anything to be kept, in the Premises which would result in insurance companies of good standing refusing to insure the Building or any such property in amounts and against risks as reasonably determined by Landlord, or otherwise result in non-compliance with any applicable legal requirements. If solely by reason of failure of Tenant to comply with the provisions of this paragraph including, but not limited to, the specific use to which Tenant puts the Premises (as opposed to mere office use and all other uses permitted under Section 1.03 hereof), the fire insurance rate payable by Landlord shall at the beginning of this Lease or at any time thereafter be higher than it otherwise would be, then Tenant shall reimburse Landlord, as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord which shall have been charged solely because of such failure or use by Tenant, and shall make such reimbursement upon the first day of the month following such outlay by Landlord and demand upon Tenant together with reasonable back-up documentation. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make up” rate for the Building or Premises issued by the New York Fire Insurance Rating Organization, or other body making fire insurance rates for the Premises, shall be prima facie evidence of the facts therein stated and of the several items and charges in the fire insurance rate then applicable to the Premises.

(g) Subject to Section 5.02(b) hereof, permit Landlord, at reasonable times upon reasonable prior written notice (which, for purposes of this Section, may include notices sent via electronic mail), to show the Premises to any lessor under any ground or underlying lease, or any lessee or mortgagee, or any prospective purchaser, lessee, mortgagee, or assignee of any mortgage of the Building and/or the Land or of Landlord’s interest therein, and their representatives, and during the period of twelve (12) months immediately preceding the Expiration Date (as the same may be extended) with respect to any part of the Premises similarly show any part of the Premises to any person contemplating the leasing of all or a portion of the same.

(h) At the end of the term, quit and surrender to Landlord the Premises “broom clean” and in good order and condition, reasonable wear and tear and loss by Casualty (as hereinafter defined in Section 7.01) and Condemnation (as hereinafter defined in Section 8.01) excepted, and Tenant shall remove such of Tenant’s Changes and/or Tenant’s Property as Landlord elects to have Tenant and Tenant is required to remove all subject to and in accordance with Section 4.01 hereof. Tenant shall give Landlord sixty (60) days’ prior written notice of the day it intends to vacate the Premises (which may be either upon the Expiration Date or the Expiration Date as extended pursuant to Article 32 hereof), but the failure to do so, shall not result in any liability except as expressly provided below in this paragraph (h). Upon receipt of said notice Landlord and Tenant shall agree on a mutually convenient time, but in no event later than thirty (30) days prior to the Expiration Date, in order to perform a joint inspection of the Premises. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and any similar successor law of the same import then in force, in connection with any holdover proceedings which Landlord may institute to enforce the provisions of this paragraph (h) following the expiration or earlier termination of this Lease. If Tenant shall remain in possession of the Premises after the Expiration Date without the execution of a new lease (whether or not with the consent or acquiescence of Landlord), Tenant’s occupancy shall be deemed to be that of a tenancy-at-will, and in no event from month-to-month or from year-to-year, and it shall be subject to all of the other terms of this Lease applicable thereto, including those set forth in this paragraph (h). In the event that Tenant remains in possession of the Premises or any part thereof after the expiration of the tenancy-at-will created hereby then Tenant’s occupancy shall be deemed a tenancy-at sufferance and not a tenancy-at-will. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over after the Expiration Date or to give Tenant the right to hold over after the Expiration Date. During the period in which Tenant holds over, Tenant shall pay rent to Landlord at a monthly rental equal to the greater of: (i) 1.25 times the monthly Fixed Rent, plus all Article 26 additional rent last payable by Tenant hereunder for the first thirty (30) days of holdover, then, 1.5 times the monthly Fixed Rent, plus all Article 26 additional rent last payable by Tenant hereunder; or (ii) the price, on a monthly basis, for comparable space in the Building Landlord is then obtaining as evidenced by comparable recent leases (or, if Landlord shall have no such recent comparable leases, the monthly rental equal to the prevailing rate for comparable space in comparable buildings in the vicinity of the Building). Tenant’s obligations under this paragraph (h) shall survive the expiration of this Lease.

(i) At any time and from time to time upon not less than ten (10) business days’ prior notice by Landlord to Tenant, execute, acknowledge and deliver to Landlord or any of Landlord’s affiliates, or to any prospective or current superior lessor, mortgagee, lender or partner or a prospective purchaser or investor in the Building, a statement of Tenant in writing certifying to Landlord or to anyone else Landlord shall reasonably designate that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), specifying the dates to which the Fixed Rent, additional rent and other charges have been paid in advance, if any, and stating whether or not to the best actual knowledge of the Tenant Landlord is in default in the performance of any provision of this Lease beyond the expiration of any notice, grace or cure period and, if so, specifying each such default of which the Tenant has actual knowledge, and further stating such other factual items or information as Landlord or Landlord’s designee may reasonably request and as are known to Tenant; it being intended that any such statement so delivered may be relied upon by the person to whom the statement is given. If Tenant fails to execute and deliver the statement as and when required by this Section 5.01(i), then notwithstanding any other provision of this Lease, if such failure shall not be cured within five (5) business days after receipt of the second notice and demand by Landlord, such failure shall constitute a default under this Lease beyond any applicable cure period entitling Landlord to the same rights and remedies as if such default was with respect to nonpayment of Fixed Rent, provided that such failure to deliver such statement within five (5) business days after receipt of the second notice shall be stated in bold in such second notice. Landlord agrees to provide Tenant or to anyone else Tenant shall reasonably designate within ten (10) business days after Tenant so requests, a certificate as to whether (i) this Lease has been modified and, if so, a list of the documents modifying this Lease, (ii) this Lease is then in full force and effect, (iii) Tenant is then current in the payment of Fixed Rent and additional rent, and (iv) Landlord has given any notice of default under this Lease which remains uncured. This certificate shall state such other information regarding the Lease as Tenant or Tenant’s designee shall reasonably request, it being intended that any such statement so delivered may be relied upon by the person to whom the statement is given.

(j) Not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior written consent not to be unreasonably withheld, delayed or conditioned. If such safe, machinery, equipment, freight, bulky matter or fixtures require special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with the Administrative Code of the City of New York. Notwithstanding said consent of Landlord, Tenant shall defend and indemnify Landlord for, and hold Landlord harmless and free from, all loss, costs, liabilities and damages sustained by person or property arising out of the moving of such items into or out of the Building except to the extent caused by the acts, omissions, negligence, misconduct or breach of this Lease by Landlord or any Landlord Parties and subject to Sections 7.03 and 7.04, as well as for all reasonable expenses and reasonable attorneys’ fees incurred in connection therewith, and all costs incurred in repairing any damage to the Building or Appurtenances (including, without limitation, Landlord’s reasonable charge for any repairs performed by Landlord’s employees).

(k) To the extent not prohibited by applicable Requirements and to the extent not caused by the acts, omissions (where this Lease or applicable law imposes a duty to act), negligence, misconduct or breach of this Lease by Landlord or any Landlord Parties and subject to Sections 7.03 and 7.04, indemnify, defend and save harmless, Landlord, the Landlord Parties and the Underlying Indemnitees, and their respective officers, directors, contractors, agents and employees, from and against any and all liability (statutory or otherwise), claims, actions, suits, demands, damages, judgments, costs, interest and expenses of any kind or nature of anyone whomsoever (including, but not limited to, reasonable third-party counsel fees and disbursements incurred in the defense of any action or proceeding including in enforcing the foregoing indemnification) (collectively, “Loss”), to which they may be subject or which they may suffer by reason of any claim for, any injury to, or death of, any person or persons, theft or damage to property (including any loss of use thereof) or damage to the Building or Appurtenances or otherwise arising from or in connection with the use of or from any work, installation or thing whatsoever done (other than by any of the Landlord Parties) in or about the Premises and/or the Building (as to the Building, if caused by Tenant or by any Tenant Parties (as defined in Section 10.01)), during or subsequent to (in the case of a holdover), the Term, or arising from any condition of the Premises and/or the Building due to or resulting from any default by Tenant in the performance of Tenant’s obligations under this Lease or from any wrongful act, omission (where this Lease or applicable law imposes a duty to act) or negligence of Tenant or any of Tenant Parties. Where not prohibited by applicable Requirements, no workers’ compensation claim by any of Tenant’s employees will be subrogated against Landlord.

Whenever this Lease requires either Landlord or Tenant to indemnify the other, then the parties shall comply with the following procedures and requirements:

(i)
Notice to Indemnitor. The party being indemnified (the “Indemnitee”) shall promptly (and in any event within ten (10) days after becoming aware of such claim) notify the party with the obligation to indemnify (the “Indemnitor”) in writing of any Loss for which it is seeking indemnification hereunder.

(ii)
Selection of Counsel. Indemnitor shall select counsel reasonably acceptable to Indemnitee and to Indemnitor’s insurance carrier. Counsel chosen by Indemnitor’s insurance carrier shall be deemed satisfactory. Even though Indemnitor shall defend the action, Indemnitee may, at its option and its own expense, engage separate counsel to advise it regarding the claim and its defense. Indemnitor’s counsel shall consult with Indemnitee’s counsel; provided, however, that Indemnitor and its counsel shall fully control the defense of such Loss.

(iii)	Cooperation. Indemnitee shall reasonably cooperate (at no cost to Indemnitee) with Indemnitor’s defense.

(iv)
Settlement. Indemnitor may, with Indemnitee’s consent, not to be unreasonably withheld, conditioned or delayed, settle the claim. Indemnitee’s consent shall not be required for any settlement by which: (i) Indemnitor procures (by payment, settlement, or otherwise) a release of Indemnitee by which Indemnitee need not make any payment to the claimant; and (ii) neither Indemnitee nor Indemnitor on behalf of Indemnitee admits liability.

(v)	Survival. Each of Landlord’s and Tenant’s indemnification obligations contained in this Lease shall survive the expiration or earlier termination of this Lease for a period of one (1) year.

(l) Not do or permit to be done any act or thing which would cause any hazardous or dangerous condition, waste, material and/or substance (as the same may be defined in any local, state or federal rule, regulation or statute) to be used, stored, transported, released, handled, produced, created, disposed of, or installed in, on, from, or at the Premises and/or the Building, except for small amounts of standard office and cleaning and other supplies customarily used in the ordinary course of businesses being conducted at the Premises in accordance with this Lease; provided that all such materials and/or substances: (i) shall at all times be used, stored, transported, released, handled, produced, created, disposed of, and/or installed in compliance with all applicable legal and/or insurance requirements; (ii) shall not create any additional burden on Landlord to notify other tenants, the public or any governmental authority of the existence of such materials and/or substances; and (iii) shall not cause any increase in Landlord’s insurance rates by reason of any wrongful acts or omissions (where this Lease or applicable law imposes a duty to act) that are not permitted by the provisions of this Lease.

Section 5.02    Landlord covenants and agrees that Landlord will:

(a) use reasonable efforts not to interfere with the businesses being conducted at the Premises in accordance with this Lease during such times as Landlord exercises its rights under the various provisions of this Lease which permit Landlord to perform work, repairs, improvements, maintenance and/or alterations to the Building (including the Premises) but Landlord shall not be required to perform the same on an overtime or premium pay basis unless required to remedy an emergency situation or Tenant agrees in writing to reimburse Landlord for the incremental cost of such overtime or premium pay basis or unless such work adversely interferes with or unreasonably disturbs the use of the Premises for the conduct of business in the Premises;

(b) give Tenant reasonable prior written notice, which, for purposes of this section, may include notices sent via electronic mail of all entry into the Premises and afford Tenant the right to have a representative present (except in the case of an emergency when no such notice or representative shall be required except for such notice, if any, as is practical under the circumstances);

(c)    to the extent not prohibited by applicable Requirements and to the extent not caused by the acts, omissions (where this Lease or applicable law imposes a duty to act), negligence, misconduct or breach of this Lease by Tenant, its agents, employees or contractors or any Tenant Parties and subject to Sections 7.03 and 7.04, indemnify, defend and save harmless, Tenant and its partners, members, principals, contractors, agents, officers, directors and employees from and against any and all liability (statutory or otherwise), claims, actions, suits, demands, damages, judgments, costs, interest and expenses of any kind or nature of anyone whomsoever (including, but not limited to, reasonable third party counsel fees and disbursements incurred in the defense of any action or proceeding, including in enforcing the foregoing indemnification) to which they may be subject or which they may suffer by reason of any claim for, any injury to, or death of, any person or persons, injury or loss, theft or damage to property (including any loss of use thereof) arising from any work, installation or thing whatsoever done (other than by Tenant or its contractors or any Tenant Parties) in or about the Premises and/or the Building by any of the Landlord Parties or arising from any condition of the Premises and/or the Building due to or resulting from any default by Landlord in the performance of Landlord’s obligations under this Lease or from any wrongful act, omission (where this Lease or applicable law imposes a duty to act) or negligence of Landlord or any of the Landlord Parties;

(d)    cure any violation of any Requirements, including, without limitation, the New York City building code, caused by any condition existing within the Building and not caused by Tenant, in a commercially diligent fashion, if such violation prevents or impedes Tenant from obtaining a building permit, work permit, approval or sign-off or obtaining a temporary or permanent certificate of occupancy for all or a portion of the Premises or performing and completing Tenant’s Work or any other Tenant’s Changes. Tenant shall reimburse Landlord for the actual and reasonable out-of-pocket cost without mark-up or surcharge of curing any violation caused by any condition created by Tenant;

(e)    to execute within five (5) business days after written request, DOB forms, pre-determination application, permits and related documentation (collectively, “DOB Applications”) required in order for Tenant’s Work or any other Tenant’s Changes to be appropriately filed. If requested by Tenant, Landlord agrees to sign the DOB Applications prior to submission of Tenant Plans provided that Tenant Plans shall be subject to Landlord’s reasonable review as provided in Article 5 hereof. Notwithstanding the foregoing: (i) Landlord’s execution of any DOB Applications shall not be construed as approval of Tenant’s plans or specifications for any work involved; (ii) for any Tenant’s Changes which require Landlord’s prior consent under Section 5.01(e) hereof, no work may be commenced by Tenant until such final plan approval is received from Landlord in accordance with the terms and conditions of this Lease; and (iii) Tenant, at its sole expense, shall be responsible to make any corrections required by the DOB in the DOB application executed by Landlord.

ARTICLE 6

Changes or Alterations by Landlord

Section 6.01    Landlord reserves the right to make such changes, alterations, additions, improvements, repairs or replacements in or to the Building (including the Premises, provided the usable square footage of the Premises shall not be reduced by more than a de minimus amount) and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, escalators, stairways and other parts thereof and to erect, maintain and use pipes, ducts and conduits in and through the Premises (provided same are, to the extent possible, concealed behind then existing walls and ceilings of the Premises and, if not concealed areas, then adjacent to then existing walls and ceilings and appropriately boxed and concealed using the same materials and workmanship then existing in such portion of the Premises so that it becomes part of the existing décor of the Premises in such area of the Premises), all as Landlord may deem necessary or desirable; provided, however, Landlord agrees that the end result of any of the foregoing shall not adversely interfere with the use of the Premises and necessary facilities or access thereto. Nothing contained in this Article 6 shall relieve Tenant of any duty, obligation or liability of Tenant set forth in this Lease with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any governmental or other authority.

Section 6.02    Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time. To the extent within Landlord’s control, Landlord shall provide Tenant with at least sixty (60) days prior notice of any such change in the name and/or street address of the Building. Neither this Lease nor any use by Tenant shall give Tenant any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any subway or any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant be regulated or discontinued at any time by Landlord. If at any time any windows of the Premises are: (i) temporarily obstructed incident to or by reason of repairs, replacements, maintenance and/or cleaning in, on, to or about the Building or any parts thereof; or (ii) permanently or temporarily closed or obstructed as a result of any reason beyond Landlord’s control including applicable Requirements, then Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor or abatement of rent nor shall the same release Tenant from its obligations hereunder or constitute an eviction.

Section 6.03    Except as otherwise provided herein, including but not limited to Articles 7 and 8 and Section 17.05 of this Lease, there shall be no allowance to Tenant for a diminution of rental value, the same shall not constitute an eviction of Tenant in whole or in part and Landlord shall incur no liability whatsoever by reason of inconvenience, annoyance, or injury to business arising from Landlord, Tenant or others making any changes, alterations, additions, improvements, repairs or replacements in or to any portion of the Building or the Premises or in the Appurtenances thereof or in the taking of material in the Premises in connection therewith and no liability shall be incurred by Landlord for failure of Landlord or others to make any changes, alterations, additions, improvements, repairs or replacements in or to any portion of the Building or the Premises, or in the Appurtenances except to the extent Landlord is obligated to make repairs or replacements or to maintain the Building as provided hereunder. Nothing contained herein shall be construed as a waiver by Tenant of any of its rights (subject to the provisions of this Lease) to enforce Landlord’s obligations under this Lease.

ARTICLE 7

Damage by Fire, Etc.

Section 7.01    Subject to Sections 7.02 and 7.06, if any part of the Premises shall be damaged by fire or other casualty (the “Casualty”), Tenant shall give prompt written notice thereof to Landlord and Landlord shall proceed with reasonable diligence to repair such damage in a good and workmanlike manner substantially to the same condition as existed before the Casualty, and if any part of the Premises shall be rendered untenantable by reason the Casualty, the annual Fixed Rent and Article 26 additional rent payable hereunder and other additional rent for any service or item not then being supplied to Tenant shall be abated to the extent that such Fixed Rent and Article 26 additional rent and other additional rent for any service or item not then being supplied to Tenant relates to such part of the Premises for the period from the date of such damage to the date when such part of the Premises shall have been made tenantable or to such earlier date upon which the full Term with respect to such part of the Premises shall expire or terminate. If Landlord or any holder of any superior mortgage (as herein defined) or any lessor under any superior lease (as herein defined) shall be unable to collect insurance proceeds (including rent insurance) applicable to such damage solely because of the willful misconduct of Tenant subsequent to the Casualty, then Tenant shall be liable for any actual damages directly resulting from such willful misconduct (and not any consequential or indirect damages); provided however, in no event, shall the sum of the damages resulting therefrom exceed the amount of uncollected insurance proceeds. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, provided however, Landlord shall comply with Section 5.02(a) in performing such repair work. Tenant acknowledges and agrees that Landlord shall not: (i) carry insurance of any kind on any Appurtenances made by Tenant after the date of this Lease, Tenant’s Property, or Tenant’s Changes; or (ii) be obligated to repair any damage thereto or replace any of same, which obligation shall be the sole responsibility of Tenant.

Section 7.02    If (a) substantial alteration or reconstruction of the Building shall, in the good faith reasonable opinion of Landlord’s architect, be required as a result of damage by Casualty (whether or not the Premises shall have been damaged by such Casualty), or (b) all or any material portion of the Premises shall be damaged by Casualty during the last two (2) years of the Term, then Landlord shall have the right to terminate this Lease. Notwithstanding the foregoing, Tenant shall have the right to nullify any Landlord termination under clause (b) of the preceding sentence by exercising an option to extend the Term (if available) within sixty (60) business days after Tenant’s receipt of Landlord’s notice of termination. If all or any material portion of the Premises shall be damaged by Casualty during the last twenty-four (24) months of the Term, then Tenant shall have the right to terminate this Lease. If either party shall have the right to terminate this Lease pursuant to this Section 7.02, it shall give to the other party within sixty (60) days after the date of such damage written notice of such termination and specifying a date, not less than one hundred and twenty (120) days after the giving of such notice (or not less than one hundred eighty (180) days after the giving of such notice in the case of a termination pursuant to clause (a) of the first sentence of this Section 7.02 where the Premises have not been damaged by such Casualty), for such termination. In the case set forth in clause (a) of the first sentence of this Section 7.02 in which Landlord shall have the right to terminate this Lease, Landlord shall act in a manner that does not discriminate against Tenant, including, without limitation terminating the leases of all similarly situated tenants in the Building to the extent Landlord is permitted to do so by the leases of such tenants.

Section 7.03    Landlord and Tenant shall each secure an appropriate clause in, or an endorsement upon, each “all risk” or “special risk” property damage policy obtained by it with respect to the Building in the case of Landlord and with respect to the Premises and/or Tenant’s Property in the case of Tenant pursuant to which the respective insurance companies shall waive subrogation or permit the insured, prior to any loss, to waive any claim it might have against the other (including, in the case of Landlord, for the benefit of Tenant’s subtenants at all levels as herein permitted), including but not limited to the waivers contained in Section 7.04 hereof. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party.

Section 7.04    Notwithstanding any other provision of this Lease to the contrary (other than the second sentence of Section 7.01) with respect to any property whether insured or not, each party hereby releases the other and its partners, members, principals, agents, employees, officers, directors and shareholders with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property by fire or other casualty (including rental value or business interruption, as the case may be). Nothing in this Section 7.04 shall relieve Tenant or Landlord of its obligations to make repairs to the Premises in accordance with the terms of this Lease.

Section 7.05    This Lease shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by Casualty, and Section 227 of the Real Property Law of the State of New York providing for such a contingency in the absence of express agreement, and any other law of like import now or hereafter in force, shall have no application in such case.

Section 7.06    Notwithstanding anything contained herein to the contrary, in the event that any portion of the Premises shall be substantially damaged by Casualty and restoration is not substantially completed by Landlord within nine (9) months after the occurrence of said casualty, subject to reasonable extensions not to exceed three (3) additional months for circumstances beyond Landlord’s reasonable control pursuant to Section 21.01 hereof(the “Restoration Period”), then Tenant shall be entitled to terminate this Lease provided Landlord receives a termination notice (which shall be deemed irrevocable) from Tenant within sixty (60) business days after the expiration of the Restoration Period (TIME BEING OF THE ESSENCE). In the event that Landlord does not receive said notice within said sixty (60) business day period, then Tenant’s right to terminate pursuant to this Section 7.06 shall be void and of no further force or effect. Notwithstanding anything contained herein to the contrary, in the event that Landlord’s architect or engineer reasonably and in good faith estimates (a copy of which estimate (the “Restoration Period Estimate”) will be given to Tenant within sixty (60) days following the casualty) (or, if applicable, the determination of a Third Party Architect or Engineer as provided below) that it will take longer than nine (9) months (excluding circumstances beyond Landlord’s reasonable control) from the date of the Casualty to substantially complete such restoration, then Tenant, shall be entitled to terminate this Lease by giving notice to Landlord of its election to do so within sixty (60) business days after receipt of such architect’s or Third Party Architect or Engineer’s estimate (TIME BEING OF THE ESSENCE), which notice shall specify a date for the termination of this Lease, not more than one hundred fifty (150) days after the giving of such notice. The estimate of Landlord’s architect or engineer shall be agreed to by Tenant’s architect or engineer and failing such agreement, the estimate of a third architect or engineer selected by Landlord’s architect or engineer and Tenant’s architect or engineer shall govern. If Landlord’s architect or engineer and Tenant’s architect or engineer shall fail to select a third architect or engineer, the selection of the third architect or engineer shall be determined by submitting the question for decision to the Chairman of the Board of Directors of the Management Division of the Real Estate Board of New York, Inc., or to such impartial person as he/she may designate, whose determination shall be final and conclusive upon the parties hereto.

ARTICLE 8

Condemnation

Section 8.01    (a)    In the event that the whole of the Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use by a competent condemning authority (any such lawful condemnation or taking, a “Taking”), this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title.

(b)    In the event of a Taking of more than ten percent (10%) of the rentable area of the Premises, Tenant shall have the right (but not the obligation) to terminate this Lease within one hundred twenty (120) days following the date on which Tenant shall have received notice of vesting of title of the portion of the Premises taken. If Tenant shall provide Landlord with such notice of termination, this Lease and the term and estate hereby granted shall expire as of the date specified therefor in such notice (but not less than thirty (30) days after the giving of such notice).

(c)    In the event of a Taking of less than ten percent (10%) of the rentable area of the Premises then, (i) this Lease shall not terminate, (ii) effective as of the date of vesting of title, the Fixed Rent and Article 26 additional rent hereunder shall be reduced in an amount thereof apportioned according to the area of the Premises so condemned or taken and (iii)Landlord will, with reasonable diligence and at its expense, restore the remainder of the Premises as closely as practicable to the same condition as the Premises existed in prior to such Taking; provided, however, that Landlord shall not be obligated to repair any damage to Tenant’s Property or replace the same.

(d)    In the event of a Taking of the whole Building then this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. In the event of a Taking of such portions of the Building that are critical or necessary for the proper functioning, use and occupancy of the Building, then Landlord (whether or not the Premises be affected) may, at Landlord’s option, terminate this Lease by notifying Tenant in writing of such termination within one hundred twenty (120) days following the date on which Landlord shall have received notice of vesting of title; provided, however that Landlord shall also terminate the leases of all other tenants in the Building.

Section 8.02    In the event of a termination of this Lease pursuant to Section 8.01 of this Article 8, this Lease and the term and estate hereby granted shall expire as of the date of such termination with the same effect as if that were the date hereinbefore set for the expiration of the full Term, and the Fixed Rent and Article 26 additional rent payable hereunder shall be apportioned as of such date.

Section 8.03    Except as otherwise set forth in Section 8.04 below, in the event of any Taking hereinbefore mentioned of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. The foregoing shall not prohibit Tenant’s independent claim for the value of Tenant’s trade fixtures and moving expenses and any other claim permitted under law so long as any award made to Tenant based upon such claim does not reduce the award otherwise payable to Landlord.

Section 8.04    In the event of a Temporary Taking (as hereinafter defined) of all or any portion of the Premises, this Lease shall not terminate and Tenant shall continue to perform or observe all of Tenant’s obligations hereunder as though such Temporary Taking had not occurred, except to the extent that Tenant may be prevented from so doing because such Temporary Taking interferes with or prevents the lawful use and occupancy of the Premises or the portion thereof affected by the Temporary Taking. In the event of such Temporary Taking, Tenant shall be entitled to receive the award with respect to the Premises or portion thereof covered by such Temporary Taking (whether paid as damages, rent or otherwise), unless the period of occupancy extends beyond the termination of this Lease, in which case Landlord shall be entitled to such part of such award as shall be properly allocable to the cost of restoration of the Premises and the balance of said award shall be apportioned between Landlord and Tenant as of the scheduled Expiration Date. Notwithstanding the foregoing, the Fixed Rent and

Article 26 additional rent hereunder shall abate during the period of a Temporary Taking in proportion to the amount of the Fixed Rent and Article 26 additional rent not covered by the amount of the award. For purposes of this Article 8 and notwithstanding anything contained in this Section 8.04 to the contrary, a “Temporary Taking” shall mean a Taking for a period of no more than eighteen (18) months. Any taking that is initially described as a Temporary Taking but which exceeds eighteen (18) months shall be deemed a permanent Taking governed by the terms and conditions of Sections 8.01-8.03, as applicable.

ARTICLE 9

Compliance with Laws

Section 9.01        Subject to Section 9.04 hereof, Tenant, at Tenant’s expense, shall comply with all Requirements at any time duly issued or in force, applicable to the Premises or any part thereof or to the use or alteration thereof, except that Tenant shall not hereby be under any obligation to comply with applicable Requirements unless such compliance is required by reason of a condition which has been created by, or at the instance of Tenant, or is attributable to the specific manner of use (as opposed to mere office use) to which Tenant puts the Premises, or Tenant’s alteration thereof, or is required by reason of a breach of any of Tenant’s covenants and agreements hereunder.

Section 9.02        Landlord, at its sole cost and expense (but subject to recoupment as and to the extent provided in Article 26 hereof), shall comply with all Requirements applicable to the Building other than those Requirements with which Tenant or other tenants or occupants of the Building shall be required to comply, but only to the extent non-compliance would adversely affect Tenant’s use of the Premises (including reasonable access thereto) or Tenant’s use of the Building, subject to Landlord’s right to contest the applicability or legality thereof. Landlord hereby represents that, to its knowledge, as of the date hereof the Building is in compliance with all Requirements as to which non‑compliance would adversely affect Tenant’s right to access, occupy and use the Premises for the uses expressly permitted hereunder. If any violation of any Requirement which Landlord is obligated to comply with pursuant to the terms hereof shall materially delay or prevent the performance of Tenant Changes, including, without limitation, obtaining any permits in connection therewith, Tenant shall notify Landlord of same, which notice shall include a detailed description of the delay or prevention caused by such non-compliance and a detailed description of the aspect of such Tenant Change subject to such delay or prevention. Landlord shall promptly commence and diligently prosecute to completion the cure and removal of such violation.

Section 9.03        For purposes of this Lease, the term “Requirements” shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, of all governmental authorities now existing or hereafter created, and of any and all of their departments and bureaus, affecting the Land, Building and Premises or any portion thereof, as applicable, or any street, avenue or sidewalk comprising a part of or in front of the Building or the Land or any vault in or under the Land or the Building, or requiring removal of any encroachment, or affecting the maintenance, use or occupation of the Land, Building and Premises or any portion thereof.

Section 9.04        (A) Provided that Tenant is not then in monetary or material non-monetary default beyond the expiration of any applicable notice, grace and cure periods, Tenant, at its sole cost and expense, may contest (herein, the “Contest”), by appropriate legal proceedings conducted in good faith and with due diligence, any Requirements, which relate to Tenant’s use and/or occupancy of the Premises or any part thereof, provided that (a) neither the Premises, nor the Building, nor the Building’s Certificate of Occupancy, nor any rent therefrom, nor any parts thereof or interest therein, would be in any immediate danger of being sold, forfeited, attached, impaired or lost due to such Contest and/or Landlord would not be in default under any financing encumbering the Land or Building or any ground lease, (b) Landlord would not be subject to any criminal liability for failure to comply therewith pending the outcome of such proceedings and such proceedings would not, in Landlord’s reasonable judgement, pose any danger to persons or property, (c) in the case of a monetary imposition or other civil liability, Tenant shall post a bond or furnish such other security as reasonably may be required by Landlord, (d) if such Contest be finally resolved against Tenant, Tenant shall promptly pay the amount required to be paid together with all interest and penalties accrued thereon, or comply with the applicable Requirements, (e) Landlord shall (at no cost to Landlord) reasonably cooperate with Tenant in such Contest to the extent such cooperation does not, in Landlord’s reasonable opinion, have any adverse impact on Landlord or the Building and Tenant shall keep Landlord informed as to the process of such Contest, and (f) nothing contained in this Section 9.04 shall: (i) give Tenant any rights to contest or appeal any assessment of Real Estate Taxes; or (ii) be detrimental, in Landlord’s reasonable judgment, to the Building, Land, Landlord or any of its occupants, or (iii) increase any obligation of Landlord under this Lease, adversely affect any right of Landlord under this Lease or relieve Tenant of, or diminish any of Tenant’s obligations under this Lease. Tenant shall not undertake any such Contest without first providing Landlord no less than thirty (30) days’ prior written notice of its intention to institute a Contest.

(B) Tenant shall defend, indemnify and hold harmless Landlord, the Landlord Parties and the underlying Indemnitees from and against any and all claims arising out of the Contest, together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney’s fees.

ARTICLE 10

Accidents to Plumbing and Other Systems

Section 10.01        Upon obtaining actual knowledge thereof, Tenant shall give to Landlord prompt written notice of any damage to, or defective condition in, any part or appurtenance of the Building’s plumbing, electrical, heating, air conditioning (excluding any supplemental air conditioning units and equipment and servicing the Premises which shall be Tenant’s responsibility to repair, maintain and replace) or other systems serving, located in, or passing through the Premises (collectively, the “Systems”), provided however, failure by Tenant to give such notice shall not be deemed a default under this Lease. Following such notice (or if Landlord otherwise has or receives knowledge thereof), any such damage to or defective condition of the Systems shall be remedied by Landlord with reasonable diligence, but if such damage or defective condition was caused by, or resulted solely from the improper use by, Tenant or by the employees, agents, licensees or invitees of Tenant (the “Tenant Parties”), Landlord’s reasonable charge for the remedy thereof shall be paid by Tenant. Tenant shall not be entitled to claim any eviction by reason of any such damage or defective condition or any damages (other than any abatement expressly provided for herein, including any abatement provided for in Section 17.05 hereof) arising from any such damage or defective condition unless the same shall have been caused by the act, omission (where there is a duty to act imposed by this Lease or applicable law), negligence, misconduct or breach of this Lease by Landlord in the operation or maintenance of the Premises or Building and the same shall not have been remedied by Landlord with reasonable diligence (and in any event within two (2) business days or such longer period as is reasonably required provided Tenant shall be entitled to its abatements provided for in Section 17.05 hereof) after written notice thereof from Tenant to Landlord.

Section 10.02        Landlord shall, at its sole cost and expense (except as otherwise provided in Section 5.01(a) hereof), keep and maintain in good repair and working order and make all repairs to and perform necessary maintenance upon the Building, the Systems and all parts thereof, including structural elements, life-safety, plumbing, electrical and HVAC systems within the Building which generally service the Building and are required in the normal maintenance and operation of the Building and shall provide such services and operate, maintain and repair the Building (excluding the Premises and other tenant space in the Building) so that the same shall be kept, operated and maintained in a manner and condition consistent with comparable first-class office buildings located in midtown Manhattan similar to the Building (“Comparable Buildings”).

ARTICLE 11

Notices and Service of Process

Section 11.01        (a) Except as otherwise expressly set forth herein, any notice, consent, approval, demand or statement hereunder by either party to the other party shall be in writing (whether or not so specified in any particular provision of this Lease) and shall be deemed to have been duly given only if sent by: (i) certified mail, return receipt requested, or (ii) by hand delivery (requiring signed receipt), or (iii) by nationally recognized overnight courier with next business day delivery (requiring signed receipt), or (iv) by electronic mail, but only in those limited instances where provision for notice by electronic mail is expressly provided for in other sections of this Lease (e.g. for access to the Premises or for overtime services), in either event addressed to such other party as follows:

If to Landlord:

c/o Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, NY 10019; Attn: Senior Vice President – Counsel, Leasing & Property Management

with copies to:

c/o Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, NY 10019; Attn: Senior Vice President-Property Management

And:

c/o Paramount Group, Inc. 1633 Broadway, Suite 1801, Building Office, New York, NY 10019 Attn: Property Manager.

If to Tenant:

229 West 43rd Street, 5th Floor, New York, NY 10036, Attn: Vice President of Technical Operations, until Tenant occupies the Premises for the conduct of its business and thereafter, at the Premises, Attn: Vice President of Technical Operations

and

229 West 43rd Street, 5th Floor, New York, NY 10036, Attn: Legal Department until Tenant occupies the Premises for the conduct of its business and thereafter, at the Premises, Attn: Legal Department with copies of default notices only to:

Westerman Ball Ederer Miller Zucker & Sharfstein, LLP, 1201 RXR Plaza, Uniondale, NY 11556, Attn: Robert S. Marshall, Jr., Esq.

Either party may at any time change the address for such notices, consents, approvals, demands or statements by mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed address. If the term “Tenant”, as used in this Lease, refers to more than one person, any notice, consent, approval, demand or statement given as aforesaid to any one of such persons shall be deemed to have been duly given to Tenant. Any notice, consent, approval, demand or statement given pursuant to the above shall be deemed received on the day of delivery (with signed receipt) or rejection, as the case may be.

(b) Landlord and Tenant acknowledge and agree that with the exception of disputes arising under Sections 7.06, 26.10, 32.01 and 33.04, all disputes arising, directly or indirectly, out of or relating to this Lease should be dealt with by application of the laws of the State of New York and adjudicated in the state courts of the State of New York sitting in New York County or the Federal courts sitting in the State of New York in New York County; and Landlord and Tenant each hereby expressly and irrevocably submit to the jurisdiction of such courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Lease. So far as is permitted under the applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners permitted by law, shall be necessary in order to confer jurisdiction upon such party in any such court. Provided that service of process is effected upon Landlord or Tenant, as the case may be, in one of the manners permitted by law, such party irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, by way of motion, as a defense or otherwise: (i) any objection which it may have, or may hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court as is mentioned in this Section 11.01(b); (ii) any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum; or (iii) any claim that it is not personally subject to the jurisdiction of the above-named courts.

(c)    Notwithstanding anything contained in this Lease to the contrary, bills for additional rent shall be deemed to have been duly given if sent to Tenant only (and no other party need receive it in order for the same to be deemed duly given) by first class mail (and which need not be registered, certified or return receipt requested) or by messenger or recognized overnight courier without, in any case, the requirement of a signed receipt.

Section 11.02        Any notice provided by Landlord to Tenant prior to Landlord’s receipt of notice of an assignment of this Lease shall be binding on such assignee regardless of whether such assignee received a copy of such notice. Any outcome of any action that Landlord may institute against Tenant prior to Landlord’s receipt of notice of an assignment of this Lease shall be binding upon any such assignee regardless of whether such assignee was a party to such action. This Section 11.02 shall not be construed as negating the requirement of obtaining Landlord’s prior written consent under Article 25 in those instances where the same is required.
ARTICLE 12
Conditions of Limitation

Section 12.01        This Lease and the term and estate hereby granted are subject to the limitation that:

(a) in case Tenant shall make an assignment of its property for the benefit of creditors or shall file a voluntary petition under any bankruptcy or insolvency law, or an involuntary petition under any bankruptcy or insolvency law shall be filed against Tenant and such involuntary petition is not dismissed within ninety (90) days after the filing thereof,

(b) in case a petition is filed by or against Tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law of like import, unless such petition under said reorganization provisions be one filed against Tenant which is dismissed within ninety (90) days after its filing,

(c) in case a receiver, trustee or liquidator shall be appointed for Tenant or of or for all or substantially all of the property of Tenant, and such receiver, trustee or liquidator shall not have been discharged within ninety (90) days from the date of his appointment,

(d) in case Tenant shall default in the payment of any Fixed Rent or any recurring (on a monthly basis at the time of such default) additional rent payable hereunder by Tenant to Landlord on any date upon which the same becomes due, and such default shall continue for five (5) business days’ after Landlord shall have given to Tenant a written notice specifying such default; or in case Tenant shall default in the payment of any non-recurring additional rent payable by Tenant to Landlord hereunder on any date upon which the same becomes due, and such default shall continue for ten (10) business days’ after Landlord shall have given to Tenant a written notice specifying such default,

(e)    in case Tenant shall default in the due keeping, observing or performance of any covenant, agreement, term, provision or condition of Section 3.01 hereof on the part of Tenant to be kept, observed or performed and if such default shall continue and shall not be remedied by Tenant within five (5) business days after Landlord shall have given to Tenant a written notice specifying the same, or

(f)     in case Tenant shall default in the due keeping, observing or performance of any of Tenant’s obligations hereunder (other than a default of the character referred to in clauses (d) or (e) of this Section 12.01), and if such default shall continue and shall not be remedied by Tenant within twenty (20) days after Landlord shall have given to Tenant a written notice specifying the same, or, in the case of such a default which for causes beyond Tenant’s control (which shall not include insufficiency of funds) cannot with due diligence be cured within said period of twenty (20) days, if Tenant: (i) shall not within such twenty (20) day period after the giving of such notice, advise Landlord in writing of Tenant’s intention to take all steps necessary to remedy such default with due diligence; (ii) shall not, within such twenty (20) day period duly institute and thereafter diligently prosecute to completion all steps necessary to remedy the same; and (iii) shall not remedy the same within such additional reasonable time after the expiration of such twenty (20) day period,

(g) in case any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the term hereof has, by operation of law or otherwise, devolved upon or passed to any firm, association, corporation, person or entity other than Tenant except as expressly permitted under Article 25 hereof, then, in any of said cases, Landlord may give to Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of the giving of such notice, and, in the event such notice is given, the expiration of said five (5) day period shall become the Expiration Date, but Tenant shall remain liable for damages as provided in this Lease. Except as otherwise provided herein, the specified conditions of limitation in this Article 12 are not intended to be exclusive of Landlord’s remedies at law or in equity and Landlord may invoke any additional remedies and/or rights which it may have at law or in equity.

Section 12.02        Intentionally deleted.

ARTICLE 13

Re-entry by Landlord

Section 13.01        If this Lease shall terminate as provided in Article 12 hereof provided, Landlord or Landlord’s agents may immediately or at any time thereafter re-enter the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force to the extent permitted by applicable Requirements, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein. The words “re-enter”, “re-entry” and “re-entering” as used in this Lease are not restricted to their technical legal meanings.

Section 13.02        In the event of any termination of this Lease under the provisions of Article 12 hereof or in the event that Landlord shall re-enter the Premises under the provisions of this Article 13 or in the event of the termination of this Lease (or of re-entry) by or under any summary dispossess or other proceeding or action or other measure undertaken by Landlord for the enforcement of its aforesaid right of re-entry or any provision of law (any such termination of this Lease being herein called a “Default Termination”), Tenant shall thereupon pay to Landlord the Fixed Rent, additional rent and any other charge payable hereunder by Tenant to Landlord up to the time of such Default Termination or of such recovery of possession of the Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 14 hereof. Also, in the event of a Default Termination Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such moneys shall be credited by Landlord against any Fixed Rent, additional rent or any other charge due from Tenant at the time of such Default Termination or, at Landlord’s option, against any damages payable by Tenant under Article 14 hereof, provided that Landlord shall promptly return any excess to Tenant.

Section 13.03    In the event of a breach or threatened breach on the part of either Landlord or Tenant of its respective obligations hereunder, Landlord and Tenant shall each have the right to seek injunction against the breaching party. Except as otherwise provided herein, the specified remedies to which Landlord or Tenant may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord or Tenant, as the case may be, may lawfully be entitled at any time and, except as otherwise provided herein, Landlord or Tenant, as the case may be, may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

ARTICLE 14

Damages

Section 14.01        In the event of a Default Termination of this Lease, Tenant will pay to Landlord as damages, sums equal to the aggregate of the Fixed Rent and the additional rent under Article 26 (if any) which would have been due and payable by Tenant during the remainder of the term had this Lease not terminated by such Default Termination, in which case such liquidated damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Default Termination of this Lease and continuing until the scheduled Expiration Date but for such Default Termination; provided, however, that if Landlord shall relet all or any part of the Premises for all or any part of said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting until the scheduled Expiration Date, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and, to the extent applicable, of securing possession thereof, as well as the reasonable expenses of reletting, including altering and preparing the Premises for new tenants, reasonable and customary brokers’ commissions and all other reasonable expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further that: (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder; (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this clause (b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord; and (iii) if the Premises or any part thereof should be relet in combination with other space, then appropriate apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting. Landlord shall have no obligation whatsoever to mitigate its damages upon Tenant’s default under this Lease and Landlord shall not be liable in any way whatsoever for the failure to relet all or any portion of the Premises.

Notwithstanding anything to the contrary contained in this Lease, Landlord shall not have any right to accelerate the Fixed Rent, additional rent and other amounts payable hereunder.

Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election commencing at any time following a Default Termination, and nothing contained herein shall be deemed to require Landlord to postpone suit until the scheduled Expiration Date.

Section 14.02        Except as may be limited by the terms of this Lease, neither Landlord nor Tenant shall be precluded from recovery against the other party for sums or damages to which such party may lawfully be entitled by reason of any uncured default hereunder on the part of the breaching party. Except in such instances where a court of competent jurisdiction has determined that Landlord has acted in an arbitrary and capricious manner or in bad faith, Tenant shall make no claim for money damages wherever in this Lease it is provided that Landlord shall not unreasonably withhold or delay any consent or approval, in the event that Landlord shall unreasonably withhold or delay such consent or approval, nor shall Tenant claim any such money damages by way of setoff, counterclaim or defense.

Section 14.03        Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord, any Landlord Parties, any Underlying Indemnitee or Tenant or any Tenant Party be liable for consequential, incidental or punitive damages in connection with any claimed or actual breach of this Lease or under any provision of this Lease, including any indemnification.

ARTICLE 15

Waivers by Tenant

Section 15.01        Tenant, for Tenant, and on behalf of any persons or entities claiming through or under Tenant, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease for the full term hereby demised after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided or pursuant to applicable Requirements. If Landlord commences any summary proceeding, Tenant agrees that Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (except compulsory counterclaims).

ARTICLE 16

Waiver of Trial by Jury

Section 16.01        It is mutually agreed by and between Landlord and Tenant that, except in the case of any action, proceeding or counterclaim brought by either of the parties against the other for personal injury or property damage, the respective parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of landlord and tenant with respect to the Premises, Tenant’s use or occupancy of the Premises, and any emergency or any other statutory remedy relating to this Lease or the Premises.

ARTICLE 17

Elevators, Cleaning, Heating, Air Conditioning, Services, Etc.

Section 17.01        The passenger elevators that service the Premises shall be subject to call during Business Hours, subject to interruptions for energy conservation requirements, repairs or maintenance as permitted by this Lease, for temporary dedications for use by Landlord (no more than one (1) elevator at a time for these temporary dedications) and for compliance with any applicable Requirements. “Business Hours”, as used in this Lease, means the hours of 8:00 A.M. to 6:00 P.M. of days other than Saturdays, Sundays and holidays observed by the State or Federal Government as legal holidays and such days as may now or hereafter be celebrated as holidays under the contract from time to time in effect between Locals 32B and 32J of the Buildings’ Service Employees Union AFL-CIO (and successor thereto) and the Real Estate Advisory Board, Inc. (and any successor thereto). Subject to the other applicable provisions of this Lease, at least one of the passenger elevators that service the Premises shall be available during non-Business Hours twenty-four (24) hours per day, three hundred and sixty-five (365) days per annum.

Section 17.02        Landlord will cause the Premises to be cleaned in accordance with the specifications attached hereto as Exhibit D (provided Landlord shall not be required to clean portions of the Premises to the extent Tenant interferes with Landlord’s ability to clean such portions in accordance with the customs of Comparable Buildings), except any private/executive bathrooms (but Landlord, at Landlord’s expense, shall clean core restrooms, including floors, walls, counters, sinks and toilets) and/or any portions of the Premises which may be used for the preparation, dispensing or consumption of food or beverages or for storage, shipping room, or similar purposes (including pantries, conference rooms, training rooms, and mail rooms) or for the operation of a computer, data processing or similar operation, all of which portions Tenant shall cause to be kept clean at Tenant’s own expense. If Tenant notifies Landlord of any deficiencies in the quality of the Exhibit D cleaning services provided by the cleaning contractor designated by Landlord from time to time as the Building’s cleaning contractor (the “Building Cleaning Contractor”), Landlord shall use good faith efforts to address in a prompt manner such objections with the Building Cleaning Contractor, provided however, nothing contained herein shall be construed to require Landlord to remove or replace the Building Cleaning Contractor. As of the date of this Lease, Landlord’s current Building Cleaning Contractor is American Building Maintenance (ABM). To the extent that Tenant shall have cleaning requirements beyond those set forth in Exhibit D (“Overstandard Cleaning Requirements”), subject to the provisions of this Section 17.02, Tenant shall use, at Tenant’s option, the Building Cleaning Contractor or Tenant’s employees to perform such Overstandard Cleaning Requirement; provided, however that Tenant’s use of its employees shall not result in labor disharmony (Landlord agreeing to cooperate, without cost to Landlord, with Tenant to try to mitigate same) or create any material risk of damage to the Building or Building Systems)and provided further that any Building Cleaning Contractor affiliated with Landlord shall perform the cleaning requirements required to be performed by it in a first class manner and shall charge rates that are commercially competitive with third party contractors for such services. Except as otherwise specifically provided for in this Lease, to the extent Landlord is not required to provide a particular Building service to Tenant, Tenant may utilize its employees (provided Tenant’s use of its employees shall not result in labor disharmony and Landlord agreeing to cooperate, without cost to Landlord, with Tenant to mitigate the same) or engage third parties to perform such services, subject in all instances to Landlord’s reasonable approval of Tenant’s engagement of such third party service provider and to all applicable provisions of this Lease.

Section 17.03        Landlord shall, through the heating, ventilation and air conditioning system (“HVAC”), furnish to, and distribute in, the Premises heating and/or air conditioning during Business Hours as is necessary to meet the specifications in Exhibit C attached hereto; provided, however, that Landlord shall not be liable for uncomfortable conditions in the Premises if the cause of the uncomfortable conditions is due to the fact that Tenant’s cooling/heating needs are over and above the capacity/specifications of the Building’s HVAC system set forth in Exhibit C. Tenant agrees to lower and close the blinds when reasonably necessary because of the sun’s position whenever said HVAC system is in operation and Tenant agrees at all times to cooperate reasonably with Landlord and to abide by all the requirements set forth in the Rules and Regulations for the proper functioning and protection of said HVAC system. Landlord shall at all times have free and unrestricted access to any and all HVAC facilities in the Premises in accordance with the provisions of this Lease.

Section 17.04        Landlord will, when and to the extent requested by Tenant, furnish freight elevator, HVAC beyond Business Hours, or additional cleaning services (collectively “Additional Services”) upon such rates (the “Additional Service Rates”), terms and conditions as shall be determined by Landlord for the Building generally in its sole, but reasonable discretion (but in all events at rates competitive with those charged in Comparable Buildings from time to time) and promulgated to Tenant from time to time; provided, that Tenant gives Landlord notice of its request for Additional Services prior to 2:00 p.m. on the same day such Additional Services are required with respect to service on business days and prior to 2:00 p.m. on the immediately preceding business day with respect to Additional Services on non-business days. If Additional Services are requested after such times, Landlord shall use reasonable efforts to accommodate such requests. Tenant shall pay to Landlord as additional rent within thirty (30) days after receipt from Landlord of an invoice setting forth Landlord’s charges based on the Additional Service Rates for such Additional Services. Overstandard Cleaning Requirements shall include, without limitation, (a) any cleaning of the Building or any part thereof required because of the negligence of Tenant or the cleaning of any unusual stains from floors or walls caused by any food or beverages, (b) any cleaning done at the request of Tenant of any portions of the Premises which may be used for private/executive bathrooms and/or the preparation, dispensing or consumption of food or beverages or for storage, shipping room, or similar purposes (excluding conference rooms, training rooms, pantries, and mail rooms) or for the operation of computer, data processing or similar equipment, and (c) the removal of any of Tenant’s refuse and rubbish from the Building, except refuse and rubbish arising from using the Premises for the uses permitted hereunder and ordinary cleaning by Landlord as specified in Section 17.02 hereof. Tenant understands that all: (i) deliveries and removals of construction tools, materials, equipment etc. in connection with Tenant’s Changes or surrender of the

Premises; and/or (ii) deliveries and removals of furniture and personal property in connection with Tenant’s move-in to and vacating of the Premises, shall be done during non-Business Hours. Subject to Building rules and regulations and mutually agreeable scheduling: (i) Tenant shall have use of the loading dock and freight elevator on a non-exclusive basis during Business Hours and on a reserved exclusive basis after Business Hours; and (ii) Tenant shall be entitled to receive one hundred and fifty (150) hours of free overtime freight elevator service during Tenant’s move into the Premises on an exclusive basis. Tenant agrees at all times to exclusively utilize the rubbish contractor which Landlord from time to time designates as the Building’s rubbish contractor, provided such contractor’s cost are commercially competitive.

Section 17.05        Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to stop or interrupt any HVAC, elevator, escalator, lighting, gas, steam, plumbing, power, electricity, water, condenser water, cleaning or other service and to stop or interrupt the use of any Building facilities at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, maintenance or replacements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of causes beyond the reasonable control of Landlord. No such stoppage or interruption shall entitle Tenant to any diminution or abatement of rent or other compensation nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage or interruption; provided, however if all or more than ten percent (10%) of any floor of the Premises (and Tenant does not occupy such affected portion for the normal conduct of business) shall be rendered untenantable or inaccessible for a period in excess of five (5) consecutive days for any reason, including any circumstance beyond Landlord’s reasonable control, then Tenant shall, as its sole and exclusive remedy, be entitled to an abatement of the Fixed Rent and Article 26 additional rent payable hereunder (on a prorata square foot basis) commencing on the sixth(6th)day (or any such earlier date to the extent Landlord receives rent loss insurance proceeds therefor), and continuing until the day upon which the affected portion of the Premises becomes tenantable/accessible. Tenant shall not be entitled to the abatement provided in this Section 17.05 at any time (and for the length of time) that Tenant is in monetary default beyond any applicable notice, grace and cure periods of any of the terms or conditions of this Lease and/or if Tenant’s breach of this Lease, negligence or willful misconduct caused the circumstances which gave rise to the inaccessibility or untenantability. The aforesaid condition that the interruption shall not be the result of any negligence or willful misconduct of Tenant or any breach of this Lease (other than a monetary default beyond any applicable notice, grace and cure periods) shall be waived to the extent Landlord receives rent loss insurance proceeds covering the amount of the rent abatement to which Tenant would be entitled under this Section 17.05. Landlord agrees to make reasonable efforts to limit the duration of any such stoppage or interruption but shall not be required to perform the same on an overtime or premium pay basis beyond what would be customary for Comparable Buildings, unless Tenant agrees in writing to reimburse Landlord for the cost of such overtime or premium pay basis or unless such stoppage or interruption materially interferes with the use of the Premises for the conduct of its business. Landlord shall provide Tenant with at least ten (10) days prior written notice of any known or anticipated stoppage or interruption of service and in the event that Tenant shall reasonably determine that such proposed stoppage of service shall materially interfere with the conduct of its business, then Tenant shall so inform Landlord within five (5) days after the giving of Landlord’s notice and Landlord shall use commercially reasonable efforts to reschedule the anticipated stoppage or interruption of service for a time reasonably satisfactory to Tenant.

Section 17.06        Tenant acknowledges that the operation of elevators and HVAC equipment will cause some vibration, noise, heat or cold which may be transmitted to other parts of the Building and Premises. Landlord shall be under no obligation to endeavor to reduce such vibration, noise, heat or cold beyond what is customary in current good building practice for buildings of the same first-class nature as the Building in the midtown area of the Borough of Manhattan.

Section 17.07        Use of the term “Building Standard” or similar terminology in this Lease or in the exhibits attached hereto, shall mean Landlord’s standard criteria, requirements or specifications (qualitatively based or quantitatively based) used in connection with maintenance, work or improvements in the Building, which standards shall be consistent with the Comparable Building standard set forth in Section 10.02 hereof.

Section 17.08     (a)    Subject to the other terms and conditions of this Lease and such reasonable security regulations as Landlord may promulgate from time to time, Landlord agrees that Tenant shall have twenty-four (24) hours per day, three hundred and sixty-five (365) days per annum access to the Premises utilizing the elevators that service the Premises in accordance with Section 17.01 above.

(b)    Tenant shall have the right, at its sole expense, to install a security system within the Premises using a contractor designated by Landlord (provided such contractor’s rates are competitive). Tenant’s use of such security system shall not interfere by more than a de minimis extent with Landlord’s obligation to provide services to the Premises or other tenants in the Building or perform any work under this Lease or have access to the Premises. Tenant shall reimburse Landlord, within thirty (30) days after demand, together with reasonable back-up documentation, for Landlord’s actual out-of-pocket costs incurred by Landlord in connection with the integration of Tenant’s security system into the Building’s security system. Landlord shall in no way be liable to Tenant for any loss, damage or expense which Tenant may sustain or incur by reason of any failure, inadequacy or defect in Tenant’s connection into Landlord’s security system.

Section 17.09        Tenant shall have the right to install supplemental HVAC units and equipment in the Premises as part of Tenant’s Changes (including, without limitation, Tenant’s Work) and Tenant shall have the right to operate such supplemental HVAC units utilizing thermostat controls installed in the Premises. Landlord shall make available (subject to interruptions pursuant to Section 17.05 hereof) on a twenty-four (24) hours per day, seven (7) days per week basis up to fifty-six (56) tons per annum of condenser water, the actual number of tons for the Premises shall be requested by Tenant within six (6) months after the Term Commencement Date, which tonnage may be allocated among the floors of the Premises at Tenant’s discretion. Notwithstanding anything to the contrary contained herein, Tenant shall have the option (which option may be exercised in part from time to time) of: (A) reducing the tonnage of condenser water furnished to the Premises upon reasonable written notice to Landlord, which notice shall specify the amount of condenser water that Tenant desires to return to Landlord and any work required in connection therewith shall be at Tenant’s sole expense; (B) requiring Landlord to furnish additional condenser water (the “Additional Tonnage”) to the Premises upon reasonable written notice to Landlord, which notice shall set forth the specific Additional Tonnage desired by Tenant, provided however: (i) Tenant demonstrates the need for the Additional Tonnage to Landlord’s reasonable satisfaction; (ii) Tenant shall, at its sole expense, be responsible for all costs associated with such Additional Tonnage (and any costs payable to Landlord in connection therewith must be reasonable and actual out-of-pocket costs); and (iii) the Building shall have additional condenser water available as determined by Landlord in its sole, but reasonable discretion. Tenant shall pay to Landlord, together with payments of Fixed Rent and in equal monthly installments as additional rent, the amount of $650.00 per ton per annum for such condenser water as and commencing when requested initially or as decreased or increased as set forth above (irrespective of actual usage). Tenant shall not be obligated to pay Landlord’s tap-in charge for any condenser water which Tenant reserves. Tenant, as part of Tenant’s Changes (including, without limitation, Tenant’s Work), shall, at its sole expense, make all installations (including, without limitation, a pumping station) and connections required to obtain such condenser water.

ARTICLE 18

Lease Contains All Agreements--No Waivers

Section 18.01        This Lease contains all the covenants, agreements, terms, provisions and conditions relating to the leasing of the Premises hereunder, and Tenant acknowledges that neither Landlord nor Landlord’s agents have made, and Tenant in executing and delivering this Lease is not relying upon, any warranties, representations, promises or statements, except to the extent that the same may expressly be set forth in this Lease.

Section 18.02        The failure of either party to insist in any instance upon the strict performance of any provision of this Lease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such provision or election, but the same shall continue and remain in full force and effect, provided however, the foregoing shall not be construed as extending the time in which either party is obligated to exercise any rights under this Lease, which by the terms hereof must be exercised within a specified period. No waiver or modification by either party of any provision of this Lease or other right or benefit shall be deemed to have been made unless expressed in writing and signed by the party against whom enforcement is sought. No surrender of the Premises or of any part thereof or of any remainder of the Term shall be valid unless accepted by Landlord in writing. Any breach by Tenant of any provision of this Lease shall not be deemed waived by (a) the receipt and retention by Landlord of Fixed Rent or additional rent from anyone other than Tenant or (b) the acceptance of such other person as a tenant or (c) a release of Tenant from the further performance by Tenant of the provisions of this Lease or (d) the receipt and retention by Landlord of Fixed Rent or additional rent with knowledge of the breach of any provision of this Lease. No payment by Tenant or receipt or retention by Landlord of a lesser amount than any Fixed Rent or additional rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as such rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided. No payment by Landlord or receipt or retention by Tenant of a lesser amount than any amount payable by Landlord to Tenant shall be deemed to be other than on account of the total amount due, nor shall any endorsement or statement of any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Tenant may accept such check or payment without prejudice to Tenant’s right to recover the balance of such amount owed or pursue any other remedy in this Lease provided. No executory agreement hereafter made between Landlord and Tenant shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such executory agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge or termination or effectuation of the abandonment is sought.

ARTICLE 19

Parties Bound

Section 19.01        The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the respective successors, assigns and legal representative of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 25 hereof shall operate to vest any rights in any successor, assignee or legal representative of Tenant and that the provisions of this Article 19 shall not be construed as modifying the conditions of limitation contained in Article 12 hereof. It is understood and agreed, however, that the covenants and obligations on the part of Landlord under this Lease shall not be binding upon Landlord herein named with respect to obligations arising during any period subsequent to the transfer of its interest in the Building, that in the event of such a transfer said covenants and obligations shall thereafter be binding upon each transferee of such interest of Landlord herein named, but only with respect to the period ending with a subsequent transfer of such interest, and that a lease of the entire interest of the Building (and the Land if there is a merger of the ownership interests of the Land and Building, i.e., the Ground Lessor and Ground Lessee positions) shall be deemed a transfer within the meaning of this Article 19.

Section 19.02        Landlord acknowledges and agrees that no officer, director, employee, partner or shareholder of Tenant or any Successor Entity (as hereinafter defined in Section 25.02(b)) thereto shall have any personal liability for the performance of this Lease or any obligation, covenant or agreement contained in this Lease.

ARTICLE 20

Curing Tenant’s Defaults--Additional Rent; Curing Landlord’s Defaults

Section 20.01        If Tenant shall default in the keeping, observance or performance of any provision or obligation of this Lease beyond the expiration of any applicable notice, grace and cure period (an “Event of Default”), Landlord, without thereby waiving such Event of Default, may perform the same for the account (and Tenant shall pay Landlord’s reasonable charge therefor) of Tenant, without notice in a case of emergency (other than such notice, if any, as shall be practical under the circumstances). Bills for any reasonable expense incurred or charged by Landlord in connection with any such performance by Landlord for the account of Tenant and as result of Tenant’s Event of Default, and bills for all reasonable costs, charges, expenses and disbursements of every kind and nature whatsoever, including, but not limited to, reasonable counsel fees and disbursements, involved in collecting or endeavoring to collect the Fixed Rent or additional rent or other charge or any part thereof or enforcing or endeavoring to enforce any rights against Tenant, under or in connection with this Lease, or pursuant to law, it being agreed Landlord may recover its counsel fees only in connection with the instituting and prosecuting of any action or proceeding (including any summary dispossess proceeding) if Landlord prevails in the outcome of such action or proceeding, as well as bills for any property, material, labor or services provided, furnished or rendered, or caused to be provided, furnished, or rendered, by Landlord to Tenant including (without being limited to) electric lamps and other equipment, construction work done for the account of Tenant, water, towel and other services, as well as for any charges for any additional elevator, heating, air conditioning or cleaning services incurred under Article 17 hereof and any charges for other similar or dissimilar services incurred under this Lease, may be sent by Landlord to Tenant monthly, or immediately, at Landlord’s option, and shall be due and payable within thirty (30) days after demand as additional rent under this Lease, together with reasonable back-up documentation. If any Fixed Rent, additional rent or any other costs, charges, expenses or disbursements payable under this Lease by Tenant to Landlord are not paid within five (5) business days after the same is due, the same shall bear interest at the lesser of: (i) the prime rate as published in The Wall Street Journal (or its successor) plus four percent (4%) per annum; or (ii) the highest rate of interest permitted by New York State law (the “Default Rate”) from the due date thereof until paid and the amount of such interest shall be additional rent.

Section 20.02        In the event that Tenant is in arrears in payment of Fixed Rent or additional rent or any other charge after provision of notice thereof and the expiration of any applicable cure period, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited. Landlord reserves the right, without liability to Tenant without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any overtime/overstandard property, material, labor or other service, wherever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only so long as) Tenant is in arrears beyond the expiration of any applicable notice and cure period in paying Fixed Rent or additional rent (previously billed to Tenant) due under this Lease. In addition, Landlord may (without releasing Tenant from any liability under this Lease) suspend furnishing to Tenant freight elevator service at the time Tenant desires or is obligated to vacate or remove any property from the Premises in the event that Tenant is in arrears in paying any Fixed Rent or additional rent (previously billed to Tenant) beyond the expiration of any applicable notice and cure period, due under this Lease unless Tenant pre-pays Landlord for such freight elevator service.

Section 20.03    Subject to the rights (including notice rights) of any mortgagee and/or ground lessor and to Section 21.01 hereof, if: (i) Landlord shall default in the performance of its obligations under Section 17.02 to clean the Premises; or (ii) Landlord shall default in the performance of its obligations under Section 10.01 and 10.02 with respect to parts of the Building and/or Building systems located wholly within and adversely affecting the Premises, and, in either such case, Landlord fails to respond for fifteen (15) consecutive business days after Landlord receives notice thereof from Tenant, then Tenant may send a second notice to Landlord (in strict accordance with Section 11.01(a) hereof) stating in bold that Landlord’s failure to cure or commence the cure of such default (and diligently prosecute the cure of same) within ten (10) business days after Landlord’s receipt of the second notice from Tenant, Tenant may, subject to provisions below and only until and for so long as Landlord shall fail to cure or commence the cure as specified in Tenant’s notice, perform the same for the account of Landlord and Landlord shall pay Tenant’s reasonable actual out-of-pocket costs without profit or mark-up therefor. Tenant may not exercise its right under this Section 20.03 if Landlord has notified Tenant of Landlord’s dispute with any matter pertaining to the default in question.

ARTICLE 21

Inability to Perform

Section 21.01        Subject to Section 17.05 hereof and except as otherwise expressly provided for in this Lease, this Lease and the obligations of Tenant to pay rent hereunder and perform all the other covenants, agreements, terms, provisions and conditions hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is delayed in supplying any service expressly or implicitly to be supplied or is unable to make or is delayed in making any repairs, replacements, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of accidents, emergencies, acts of God, acts of war, acts of third parties (not controlled by Landlord or who are not acting on behalf of Landlord), strikes or labor troubles or other cause beyond Landlord’s reasonable control, including, but not limited to, governmental preemption in connection with a national emergency or by reason of the conditions of supply and demand which have been or are affected by war, hostilities or other emergency. Except as otherwise expressly provided for in this Lease, if this Lease specifies a time period for the performance of an obligation by Landlord, that time period shall be extended by the period of delay caused by any of the aforementioned causes beyond Landlord’s reasonable control. Neither Landlord’s financial condition nor the unavailability to Landlord of sufficient funds shall be deemed to be a cause beyond Landlord’s reasonable control.

Section 21.02        Except as otherwise expressly provided for in this Lease, if Tenant shall be delayed or hindered in or prevented from the performance required hereunder (other than the payment of Fixed Rent, additional rent or other charges hereunder) by reason of strikes, lockouts, labor troubles, failure of power, riots, insurrection, war, civil commotion, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, inability to obtain any material or service, Acts of God, or other reason of like nature not the fault of the Tenant, then Tenant shall be excused for the period of time equivalent to the delay caused thereby.

ARTICLE 22

Adjacent Excavation--Shoring

Section 22.01        If an excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, upon not less than twenty (20) days prior notice, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem reasonably necessary or desirable to preserve the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of rent. Landlord shall use commercially reasonable efforts to obtain an indemnification agreement in favor of Tenant from the person causing or authorized to cause such excavation.

ARTICLE 23

Article Headings

Section 23.01        The Article headings of this Lease are for convenience only and are not to be considered in construing the same.

ARTICLE 24

Electricity and Water

Section 24.01    For the purposes of this Article, the term “Electric Rate” shall mean one hundred and three percent (103%) of Landlord’s average cost per kilowatt hours for electricity for the Building (“Landlord’s Actual Cost”). The Landlord’s Actual Cost shall be computed by taking the Landlord’s total electrical bill including both consumption and demand charges, fuel adjustment charges (as determined for each month of the relevant period and not averaged), rate adjustment charges, sales tax, and/or any other factors or charges, actually used by the utility servicing the Building in computing the charges for Tenant’s usage (and inclusive of all discounts provided to the Building), divided by the total number of kilowatt hours. Tenant shall pay an amount equal to the product of (i) total number of kilowatt hours consumed by Tenant (excluding electricity consumed by any base Building systems (including, but not limited to, HVAC), multiplied by (ii) Landlord’s Actual Cost. Subject to the provisions of this Article 24, Landlord shall furnish electric energy to the Premises on a submetering basis for the purposes permitted under this Lease and Tenant shall purchase the same from Landlord at the Electric Rate as applied to the electric energy consumed in the Premises, which electric energy shall be measured by a submeter or submeters (which submeters and all supplemental equipment and all other necessary work necessary for the installation of the submeters shall, at Landlord’s cost, be installed prior to the applicable Term Commencement Date to the extent not already so installed and shall measure only Tenant’s electrical consumption) maintained by Landlord at Tenant’s expense. No base Building systems (including, but not limited to, HVAC) shall be included on Tenant’s submeter. Tenant shall have the right, from time to time, at Tenant’s sole expense, to check the accuracy of the aforesaid submeter or submeters by the use of check meters. Landlord shall not charge Tenant any fee for connection to the Building’s fire alarm system or central station monitoring.

Section 24.02    Landlord hereby represents and covenants that six (6) watts per usable square foot of electrical connected load exclusive of base Building systems, including but not limited to HVAC (the “Standard Electrical Load”) is and shall be available to the Premises subject to the Section 17.05 and Section 24.06 hereof. Landlord shall deliver the Standard Electrical Load to the Premises through the existing electric risers in the Building and Tenant shall have the right to distribute the Standard Electrical Load across the Premises as it so elects in its sole discretion provided that such power shall be limited to Tenant’s power requirements in the Premises. Tenant shall furnish, install and replace, as required, all lighting tubes, lamps, bulbs and ballasts and all such equipment so installed shall be customary in first class office buildings and shall be dignified and of a first class nature and shall become Landlord’s property upon the expiration or earlier termination of this Lease.

Section 24.03    Tenant’s use of electric energy in the Premises and/or the Building’s telephone network shall not at any time exceed the Standard Electrical Load. The foregoing sentence notwithstanding, Landlord shall use reasonable efforts to make available to Tenant electrical capacity in excess of the Standard Electrical Load (the “Additional Electrical Load”)provided that: (i) Tenant demonstrates the need for the Additional Electrical Load to Landlord’s reasonable satisfaction by a load letter from Tenant’s electrical consultant; (ii) Tenant shall be solely responsible for all actual, reasonable out-of-pocket costs incurred by Landlord to provide the Additional Electrical Load to the Premises, provided there shall be no tap-in fee payable by Tenant for accessing such Additional Electrical Load; and (iii) the Building shall have such additional power available as determined by Landlord in its sole but reasonable discretion.
Section 24.04    Landlord reserves the right on a non-discriminatory basis (provided it does so for all other tenants in the Building or is otherwise required to do so by law or the utility serving the Building) to discontinue furnishing electric energy to Tenant in the Premises at any time upon not less than ninety (90) days' notice to Tenant, or such longer time as Tenant may require to obtain direct service provided Tenant is diligently pursuing same. If Landlord exercises such right, this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of such termination Landlord shall not be obligated to furnish electric energy to Tenant and Tenant shall not be obligated to pay Landlord for any electric energy furnished to the Premises. If Landlord so discontinues furnishing electric energy to Tenant, Tenant shall have the right to arrange, and Landlord shall cooperate with Tenant in arranging, to obtain electric energy directly from the utility company furnishing electric energy to the Building and no such service termination shall take effect until Tenant has obtained replacement service. Such electric energy may be furnished to Tenant by means of the then existing building system feeders, risers and wiring. All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electric energy directly from such utility company shall be furnished and installed by Landlord, at Landlord’s expense (except as otherwise set forth in this Article 24).

Section 24.05        Landlord shall provide sufficient water to the Premises for (i) normal office use, including cleaning the Premises; (ii) Landlord’s air conditioning equipment during Business Hours and any additional hours requested by Tenant pursuant to Section 17.04 hereof; and (iii) drinking, pantry, lavatory or toilet facilities in the core area of the Premises. Tenant shall pay for same as part of Operating Expenses. In no event shall Landlord be obligated to provide hot water to the Premises, only warm water to the core bathrooms. Tenant shall have the right to install hot water heaters and equipment (which shall be powered by Tenant’s electricity in accordance with Section 24.01 above) in the Premises (e.g., in the pantry areas and shower areas of the Premises) as part of Tenant’s Changes (including, without limitation, Tenant’s Work).

Section 24.06    Subject to Section 17.05 and except as otherwise specifically provided herein to the contrary, Landlord shall in no way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur by reason of any failure, inadequacy or defect in the character, quantity or supply of electricity, water or telephone network access and/or service furnished to the Premises, except to the extent caused by the negligence, wrongful acts or omissions (where this Lease or Requirements impose a duty to act) of Landlord or willful misconduct of any Landlord Parties.

Section 24.07    Effective as of the applicable Term Commencement Date, Tenant shall pay to Landlord, as additional rent, the amounts from time to time billed by Landlord pursuant to the provisions of this Article 24, each such bill to be accompanied by reasonable supporting documentation and to be paid within thirty (30) days after the same has been rendered. If any tax is imposed upon Landlord’s receipts from the sale or resale of electric energy to Tenant under federal, state, municipal or other law, such tax may, to the extent permitted by law, be passed on by Landlord to Tenant and be included as additional rent, in the bills payable by Tenant hereunder.

Section 24.08    Subject to the Building’s rules and regulations of Landlord for tenant alterations, Tenant may, at Tenant’s option, install, as a Tenant’s Change subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and at Tenant’s sole expense, a conduit connecting the Premises to the emergency generator located on the 34th floor of the Building. Landlord shall provide up to one hundred (100) kilowatts of the generator capacity to Tenant at a rate of $450.00 per kilowatt per annum. The actual number of kilowatts of generator capacity shall be identified in a written notice given by Tenant to Landlord within nine (9) months after the Term Commencement Date. Tenant shall pay Landlord for such generator capacity, as additional rent in equal monthly installments, together with Tenant’s payment of Fixed Rent commencing when requested by Tenant. Landlord shall in no way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur by reason of any failure, inadequacy or defect in the emergency generator located on the 34th floor of the Building except to the extent caused by the gross negligence or intentional misconduct of Landlord or any of the Landlord Parties.
Section 24.09    Tenant acknowledges that Landlord may now, or in the future, have the right to select the entity or entities which will provide electrical power to the Building (including, the Premises). Landlord shall have the right, in its sole discretion, to select any entity or entities which it desires to have as the electrical service provider to the Building (including, the Premises) and Tenant shall not have the right to select the same or participate in the selection of the same except and unless applicable law requires that Tenant have any such right(s) (and then only to the extent applicable law requires).

ARTICLE 25

Assignment, Mortgaging, Subletting, Etc.

Section 25.01        Tenant shall not, whether directly, indirectly, voluntarily, involuntarily, or by operation of law or otherwise (a) assign or otherwise transfer this Lease or the term and estate hereby granted or any interest herein or offer or advertise to do so, (b) sublet the Premises or any part thereof, or offer or advertise to do so, or allow the same to be used, occupied or utilized by anyone other than Tenant, or (c) mortgage, pledge, encumber, grant a security interest in or otherwise hypothecate this Lease or the Premises or any interest therein or any part thereof in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed in accordance with Section 25.10 hereof. Landlord shall not unreasonably withhold, condition or delay its consent to any advertisement to sublet all or any portion of the Premises or assign this Lease if such advertisement does not contain the financial terms of such assignment, but in all events, Tenant shall have the right to list the assignment or subletting with a broker.

Section 25.02        (a)    Except as otherwise provided herein, if Tenant is a corporation, partnership or other entity, the provisions of subdivision (a) of Section 25.01 shall apply to: (i) a transfer of a majority percentage interest of the stock or beneficial ownership interest, as the case may be, of Tenant (however accomplished, whether in a single transaction or in a series of related or unrelated transactions); (ii) a transfer by operation of law or otherwise, of Tenant’s interest in this Lease; and/or (iii) any increase in the amount of issued and/or outstanding shares of capital stock of any corporate Tenant (or partnership interests of any partnership Tenant or membership interests of any limited liability partnership) and/or the creation of one or more additional classes of capital stock of any corporate Tenant (or partnership interests of any partnership Tenant or membership interest of any limited liability partnership) (however accomplished, whether in a single transaction or in a series of related or unrelated transactions), with the result that the Tenant shall no longer be controlled by the beneficial and record owners of the capital stock of such corporate Tenant (or partnership interests in the case of a partnership or membership interests in the case of a limited liability partnership) as of the date immediately prior to such event.

(b)    Notwithstanding anything contained herein to the contrary, the (A) reorganization of Tenant from one form of entity to another or any change in Tenant dictated by regulatory or legislative act, (B) change in situs or place of organization, (C) merger or consolidation of Tenant with and/or into another entity, (D) sale, transfer and/or assignment of all or substantially all of Tenant’s assets, stock or other equity interests to another entity or (E) transactions described in Section 25.02(a)(i)-(iii) above (the entity resulting from the transactions described in clauses (A)-(E) above, a, “Successor Entity”) shall not constitute an assignment of this Lease or be subject to the restrictions in Section 25.01, (and, for avoidance of doubt, shall not be subject to Sections 25.06 or 25.13 below), provided that: (1) the principal purpose of any of the foregoing transactions is not to circumvent the restrictions on assignment set forth in this Article 25; and (2) the Successor Entity has a net worth computed in accordance with generally accepted accounting principles (“GAAP”) (or if Tenant and/or Successor Entity do not ordinarily prepare their respective financial statements in accordance with generally accepted accounting principles, then on the basis of another recognized basis of accounting consistently applied and regularly used by such party which shall include, without limitation, the income tax basis) equal to or greater than Tenant’s net worth immediately prior to such transaction; and (3) Successor Entity has executed an Assumption Agreement (as hereinafter defined in Section 25.04 below); pursuant to Section 25.04 hereof; and (4) Tenant provides Landlord with reasonably satisfactory evidence of the same at least ten (10) days prior to such transaction (and if prior disclosure is not legally permissible (whether by confidentiality agreement or otherwise) or practical to do so, then promptly following the time when disclosure is legally permissible or practical to do so). Notwithstanding the above, Section 25.01 shall not apply to: (y) transfers of stock in a corporation or other type of entity whose shares or units are traded in the “over-the-counter” market or any recognized securities exchange; or (z) any sale or issuance of Tenant’s stock or units of interest in connection with a public offering.

(c)    Notwithstanding anything contained in this Article 25 to the contrary, Tenant may assign this Lease and/or sublease the Premises or any portion thereof to any entity which controls Tenant, Tenant controls and/or is under common control with Tenant (each such entity, an “Affiliate”), without having to obtain Landlord’s prior written consent, which assignment or sublease shall not be subject to Section 25.06 or 25.13 below, provided that: (a) Tenant is not in monetary or material non-monetary default of any of the terms or conditions of this Lease beyond the expiration of any applicable notice and cure period at the time of the making of such assignment or sublease or the time such assignment or sublease is to take effect or commence, as the case may be, (b) Tenant provides Landlord with at least five (5) business days’ prior written notice thereof along with a fully executed copy of the assignment or sublease, (c) Tenant provides Landlord, from time to time (initially as well as any time thereafter but in no event more than once per annum), within ten (10) business days’ after Landlord requests the same in writing, such evidence and/or affidavits as Landlord may reasonably require in order to confirm the satisfaction of the above-described control test, (d) Tenant and the assignee or subtenant, as the case may be, executes such reasonable documentation as Landlord requests in connection with such assignment or sublease, and (e) said assignee or subtenant continues at all times thereafter to satisfy the above-described control test.

Section 25.03        If this Lease shall be assigned in violation of the provisions of this Lease, Landlord may, after default by Tenant, and notice and the expiration of Tenant’s time to cure such default, collect rent from the assignee. If the Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and notice and the expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord shall apply the net amount collected to the Fixed Rent and additional rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 25.01, or the acceptance of the assignee, subtenant or occupant as tenant, or as a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered to relieve Tenant from obtaining the express written consent of Landlord to any other or further assignment, mortgaging, subletting or use or occupancy by others not expressly permitted by this Article. References in this Lease to use or occupancy by others, that is anyone other than Tenant, shall not be construed as limited to subtenants and those claiming under or through subtenants but as including also licensees and others claiming under or through Tenant, immediately or remotely.

Section 25.04        Any assignment or transfer of Tenant’s entire interest in this Lease, whether made with or without Landlord’s consent pursuant to Section 25.01 or Section 25.02, shall be made only if, and shall not be effective until, the assignee or transferee shall execute, acknowledge and deliver to Landlord an agreement whereby the assignee or transferee shall assume from and after the date of such assignment or transfer the obligations of this Lease on the part of Tenant to be performed or observed from and after the effective date of such assignment or transfer and whereby the assignee or transferee shall agree that the provisions in Section 25.01 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers (an “Assumption Agreement”). Tenant covenants that, notwithstanding any assignment or transfer (including by way of asset transfer), whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Fixed Rent and/or additional rent by Landlord from an assignee, transferee, or any other party, Tenant shall remain fully liable for the payment of the Fixed Rent and additional rents and for the other obligations of this Lease on the part of Tenant to be performed or observed as set forth in this Lease.

Section 25.05        The joint and several liability of Tenant and any immediate or remote successor-in-interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease, provided that none of the foregoing shall increase the obligations or liabilities of any predecessor-in-interest as Tenant hereunder.

Section 25.06        Notwithstanding anything contained to the contrary in Sections 25.01 or 25.02 of this Article, if Tenant shall at any time or times during the Term desire (notwithstanding that Tenant may not in fact have entered into any discussions with any assignee or subtenant) to assign this Lease, sublease the entire Premises for any period of time, or sublease any full floor within the Premises for all or substantially all of the Term (other than an assignment or sublease permitted to be made without Landlord’s consent hereunder), Tenant shall give notice thereof to Landlord, which notice shall include all of the material terms (including, without limitation, the proposed effective date of the assignment or the proposed commencement date of the subletting) of the proposed assignment or subletting. Such notice (the “Recapture Offer Notice”) shall be deemed an offer from Tenant (the “Recapture Offer”) to Landlord whereby Landlord may, at its option: (i) terminate this Lease (if the proposed transaction is an assignment or a sublease of all the Premises); or (ii) terminate this Lease with respect to the space covered by the proposed sublease if the proposed transaction is a sublease of any full floor within the Premises for all or substantially all of the Term (meaning for a sublease whose term expires within the last year of the Term). Said option may be exercised by Landlord by notice to Tenant at any time within fifteen (15) business days after receipt by Landlord of the Recapture Offer Notice (such 15 business day period, the “Recapture Determination Period”); and Tenant shall not assign this Lease or sublet such space to any person during the Recapture Determination Period. If Landlord shall not so terminate this Lease in accordance with the foregoing provisions of this Section 25.06 within the Recapture Determination Period, the Recapture Offer shall be deemed rejected by Landlord and therefore null and void and of no further force or effect upon the expiration of the Recapture Determination Period.

Section 25.07        If Landlord exercises its option to terminate this Lease pursuant to Section 25.06 hereof in the case where Tenant desires either to assign this Lease or sublet all the Premises, then, the Expiration Date shall be the date that such assignment or sublet was to be effective or commence, as the case may be.

Section 25.08        If Landlord exercises its option to terminate this Lease in part pursuant to Section 25.06 hereof, in any case where Tenant desires to sublet part of the Premises, then, (a) the Expiration Date with respect to such part of the Premises shall be the date that the proposed sublease was to commence; (b) from and after such Expiration Date the Fixed Rent and additional rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises; and (c) Tenant shall pay to Landlord, within thirty (30) days after demand together with reasonable back-up documentation, Landlord’s reasonable cost for physically separating such part of the Premises from the balance of the Premises.

Section 25.09        Intentionally deleted.

Section 25.10        In the event Landlord does not exercise its options (if applicable) pursuant to Section 25.06 to terminate this Lease in whole or in part and provided that Tenant is not in default of any of Tenant’s monetary or material, non-monetary obligations under this Lease beyond the expiration of any applicable notice and cure period, Landlord’s consent (which must be in writing and not in derogation of any of Tenant’s rights under this Lease and may contain such reasonable modifications that may be required due to any particular circumstances, as the case may be) to the proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed and shall be granted or withheld (if withheld, Landlord shall provide its reasons for same) within ten (10) business days after Tenant’s request for Landlord’s consent (the “Consent Determination Period”) (which period shall run concurrently with the Recapture Determination Period, if applicable) and after Landlord has received from

Tenant: (i) a conformed or photostatic copy of the proposed assignment or sublease, or a term sheet thereof, the effective or commencement date of which shall be at least thirty (30) days after the giving of such notice; (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or sub-tenant, the nature of its business and its proposed use of the Premises, and (iii) current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial report, provided and upon condition that all of the following are satisfied:

(a) Tenant shall have complied with the provisions of Section 25.06 and Landlord shall not have exercised any of its termination options under said Section 25.06 within the time permitted therefor;

(b) In Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in a business and possesses a general reputation and its proposed use of the Premises (or a portion thereof) is, appropriate for and in keeping with the then standards of the Building; and the proposed use is limited to the use expressly permitted under Section 1.03;

(c) The financial condition of the proposed assignee or subtenant is commensurate with the financial obligations involved in the proposed assignment or sublease and Landlord has been furnished with reasonable proof of the foregoing;

(d) Neither: (i) the proposed assignee or subtenant; nor (ii) any person which, directly or indirectly, controls; is controlled by, or is under common control with, the proposed assignee or subtenant, is then an occupant of any part of the Building, provided however this condition shall not apply if Landlord does not then have available for leasing in the Building space which is comparable (in terms of square footage, quality, price, location and proposed term) to the space which is the subject of the proposed transaction;

(e) The proposed assignee or subtenant is not a person with whom Landlord is then (or has been within the previous four (4) months) actively negotiating (as evidenced by the exchange of written proposals) to lease space in the Building, provided however this condition shall not apply if Landlord does not then have available for leasing in the Building space which is comparable (in terms of square footage, quality, price, location and proposed term) to the space which is the subject of the proposed transaction;

(f) The form of the proposed assignment or sublease shall comply with the applicable provisions of this Article; and Tenant and the proposed assignee or subtenant shall execute a Consent to Assignment or Subletting not in derogation of any of Tenant’s rights under this Lease and as reasonably agreed to among the parties;

(g) There shall not be more than four (4) occupants per floor of the Premises;

(h) Intentionally deleted;

(i)     Tenant shall pay to Landlord, upon Tenant’s execution of the consent to assignment or subletting and Tenant’s receipt of an invoice with reasonable supporting documentation, Landlord’s actual, reasonable out-of-pocket legal fees in connection with said assignment or sublease;

(j) Tenant shall not have advertised or publicized in any way the availability of the Premises or any part thereof except Tenant may advertise the availability of such space provided such advertisement does not set forth any financial terms for the assignment or sublease of such space and Tenant may list the same with a broker; and

(k)    The proposed assignee or subtenant shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of, the State of New York.

Notwithstanding the foregoing to the contrary, in the event that Tenant’s Recapture Offer Notice is applicable and shall contain all or substantially all of the information required to be provided pursuant to this Section 25.10 by Tenant for purposes of obtaining Landlord’s consent to a proposed assignment or subletting, then Landlord and Tenant agree that the 10-business day Consent Determination Period shall be deemed merged into the 10-business day Recapture Determination Period such that on or before the expiration of the Recapture Determination Period, Landlord shall have either (i) exercised its right to terminate this Lease pursuant to Section 25.06 or (ii) granted or denied its consent to the proposed assignment or subletting pursuant to this Section 25.10. Further, in the event that Tenant’s request for Landlord’s consent and/or Recapture Offer Notice, if applicable, shall contain all or substantially all of the information required to be provided by Tenant pursuant to this Section 25.10 for purposes of obtaining Landlord’s consent to a proposed assignment or subletting and Landlord fails to give notice to Tenant approving or disapproving the proposed assignment or submitting (or exercising Landlord’s right of recapture, if applicable) prior to the expiration of the Consent Determination Period, then Tenant may send written notice (in strict accordance with the requirements of Section 11.01(a) hereof) of such failure to Landlord, which notice shall specify that Landlord’s continued failure to so respond within five (5) business days after Landlord’s receipt of such notice shall constitute consent to the proposed assignment or subletting and, if Landlord fails to so respond within such five (5) business days after Landlord’s receipt of such notice, Landlord shall be deemed to have consented to the proposed assignment or subletting.

Each subletting pursuant to this Article shall be subject to all the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any subletting to any subtenant and/or acceptance of rent or additional rent by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the Fixed Rent and additional rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions (where this Lease or applicable law imposes a duty to act) of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any person claiming through or under Tenant shall or will be made except upon compliance with and subject to the provisions of this Article. Except in such instances where a court of competent jurisdiction has determined that Landlord has acted in an arbitrary and capricious manner or in bad faith, if Landlord shall decline to give its consent to any proposed assignment or sublease or if Landlord shall exercise any of its options under Section 25.06, Tenant shall indemnify, defend and hold harmless

Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees and disbursements) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

Section 25.11        In the event that Section 25.06 hereof is applicable and (a) Landlord fails to exercise any of its options under Section 25.06 and consents to a proposed assignment or sublease, and (b) Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within one hundred and eighty (180) days after the giving of such consent, then, Tenant shall again comply with all the provisions and conditions of Section 25.06 (if applicable) before assigning this Lease or subletting all or part of the Premises.

Section 25.12        With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed:

(a) The subletting shall be for a term ending prior to the Expiration Date.

(b) No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord.

(c) Each sublease shall be deemed to provide that it is subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that Section 27.04 shall govern in the event of termination, re-entry or dispossess by Landlord or successor landlord under this Lease.

Section 25.13        If Landlord shall give its consent to any assignment of this Lease or to any sublease, Tenant shall in consideration therefor pay to Landlord as additional rent:

(a)     in the case of an assignment, an amount equal to fifty percent (50%) of all sums and other monetary considerations paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for Tenant’s Property or Appurtenances, less the then depreciated cost thereof determined on the basis of Tenant’s federal income tax returns) and after first deducting legal and other professional fees (including fees paid to Landlord pursuant to Section 25.10(i)), the cost of alterations, rent abatements and work allowances and other tenant concessions and brokerage and marketing fees and any transfer taxes; and

(b)     in the case of a sublease, fifty percent (50%) of any rents, additional rent or other monetary consideration payable under the sublease to Tenant by the subtenant in excess of the Fixed Rent and additional rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including, but not limited to, sums paid for Tenant’s Property or Appurtenances, less the then depreciated cost thereof determined on the basis of Tenant’s federal income tax returns) and after first deducting legal and other professional fees (including fees paid to Landlord pursuant to Section 25.10(i)), the cost of alterations, rent abatements and work allowances and other tenant concessions and brokerage and marketing fees and any transfer taxes. The sums payable under this Section 25.13(b) shall be paid to Landlord as and when received by Tenant.

Section 25.14        Landlord shall, at the request of Tenant, maintain Tenant’s proportionate share of listings on the Building directory (to the extent the same exists) of the names of Tenant and any other person, firm, association or corporation in occupancy of the Premises or any part thereof as permitted hereunder, and the names of any officers, directors, members, partners or employees of any of the foregoing. The listing of any name other than that of Tenant, whether on the doors of the Premises, on the Building directory, or otherwise, shall not operate to vest in said person or entity any right or interest in the Lease or in the Premises or any portions thereof or be deemed to be the consent of Landlord (written or otherwise) mentioned in this Article 25. It is expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant, but only if the Building directory is no longer maintained by Landlord.

Section 25.15        Notwithstanding anything in this Article 25 to the contrary, Landlord consents to the use of desk and office space in no more than fifteen percent (15%) of the rentable square footage of the Premises by accountants, lawyers, executives or similar professionals with whom Tenant has a bona fide business relationship (each a, “Business Invitee”), subject to the following conditions: (i) no demising walls shall be permitted separating such office space from the balance of the

Premises and no separate entrance into the Premises shall be provided to such office space, (ii) Tenant shall not receive any rent, fee or other consideration from the Business Invitee, (iii) the Business Invitee is of character, is engaged in a business, and uses the Premises in a manner in keeping with the standards in such respects of the other tenancies in the Building, (iv) the use and occupancy by the Business Invitee is otherwise expressly subject to all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this Lease, including, without limitation, Tenant’s obligation to indemnify Landlord for all matters arising out of the Business Invitee’s use of the Premises pursuant to Section 5.01(k) of this Lease, (v) prior to the use of the Premises by the Business Invitee, Tenant shall furnish to Landlord its name and address and a certificate of insurance evidencing that the Business Invitee has procured the insurance coverages required hereunder or that Tenant’s insurance covers the activities of such Business Invitee, (vi) any violation of any provision of this Lease by the Business Invitee shall be deemed to be a default by Tenant under such provision, and (vii) the Business Invitee shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligations under the Lease or on account of any other matter. Such consent under this Section shall be deemed revoked at any time Tenant is in default under this Lease beyond the expiration of any applicable notice and cure period.

ARTICLE 26

Escalations

Section 26.01        As used in this Lease, the words and terms which follow mean and include the following:

(a) “Tax Year” shall mean each period of twelve (12) months, commencing on the first day of July of each such period, in which occurs any part of the Term or such other period of twelve (12) months occurring during the Term as hereafter may be duly adopted as the fiscal year for real estate tax purposes of the City of New York.

(b) “Operating Year” shall mean each calendar year of twelve (12) consecutive months.

(c) “Tenant’s Tax Proportionate Share” shall be deemed to be 4.0192% for all purposes of this Lease. “Tenant’s Operating Proportionate Share” shall be deemed to be 4.6940% for all purposes of this Lease. Tenant acknowledges that such agreed-upon percentages shall change only if the area of the Premises is increased or decreased pursuant to an amendment to this Lease signed by Landlord and Tenant or if Landlord physically constructs additional rentable space in the Building.

(d) “Operating Expenses” shall have the meaning set forth in Exhibit B annexed hereto and made a part hereof.

(e) “Base Year Operating Expenses” shall mean the Operating Expenses for the Operating Year ending December 31, 2018 (the “Base Year”).

(f) “Real Estate Taxes” shall mean the aggregate amount of real estate taxes and assessments imposed upon the Land and Building and payable by Landlord taking into account the benefit of abatements or exemptions, if any (including, without limitation: any assessments levied after the date of this Lease for public benefits to Land and/or Building, or special assessments levied on the Land and/or Building, which assessments, if payable in installments shall be deemed payable in the maximum number of permissible installments), in the manner in which such taxes and assessments are imposed as of the date hereof, excluding any franchise, estate, inheritance, gift, excise or income tax of Landlord or any penalties or interest; provided, that if because of any change in the taxation of real estate, any other tax or assessment of any kind or nature (including, without limitation, any occupancy, gross receipts or rental tax but excluding income, franchise, estate, inheritance, gift and excise taxes ) is imposed upon Landlord or the owner of the Land and/or Building, or upon or with respect to the Land and/or Building or the occupancy, rents or income therefrom, in substitution for, or in addition to, any of the foregoing Real Estate Taxes, such other taxes or assessment shall be deemed part of the Real Estate Taxes computed as if Landlord’s sole asset and source of income were Landlord’s interest in the Land and Building. Landlord shall have the exclusive right, but not the obligation, to contest or appeal any assessment of Real Estate Taxes levied upon the Land and the Building by any governmental or quasi-governmental taxing agency. Tenant shall have no right or power to contest or appeal any assessment of Real Estate Taxes. With respect to any Tax Year, including the Tax Year used to determine the Real Estate Tax Base, all expenses, including the reasonable fees and expenses of attorneys, experts and witnesses incurred in contesting the validity or amount of any Real Estate Taxes, regardless of whether successful, shall be considered as part of the Real Estate Taxes for such Tax Year. Notwithstanding anything herein to the contrary, in no event shall Real Estate Taxes include any real estate taxes upon any “development rights” payable by Landlord.

(g)    “Real Estate Tax Base” shall mean the sum which is equal to the Real Estate Taxes for the Tax Year ending on June 30, 2019. Landlord represents that, as of the date of this Lease, there are no tax abatements or exemptions which will affect the Real Estate Tax Base.

(h)    “Escalation Statement” shall mean a statement in writing from Landlord, setting forth the amount payable by Tenant for a specified Tax Year or Operating Year, as the case may be, pursuant to this Article 26, which statement shall include in reasonable detail the computation of any additional rent payable pursuant to this Article. Landlord shall furnish Tenant with a copy of the current bill for the current Tax Year within ten (10) business days after Tenant’s request in writing for such tax bill.

Section 26.02        If the Real Estate Taxes for any Tax Year (all or any portion of which falls within the Lease term) shall be greater than the Real Estate Tax Base, Tenant shall pay to Landlord as additional rent pursuant to Sections 26.05 and 26.06 for the Premises for such Tax Year an amount (herein called the “Tax Payment”) equal to Tenant’s Tax Proportionate Share of the amount by which the Real Estate Taxes paid for such Tax Year are greater than the Real Estate Tax Base. Tenant shall not pay any Tax Payment during the first twelve (12) months after the Term Commencement Date and not until after the end of the Tax Year ending on June 30, 2019, whichever occurs later.

Section 26.03        For each Operating Year commencing during the Term, Tenant shall pay pursuant to Sections 26.05 and 26.06 an amount (the “Operating Payment”) equal to Tenant’s Operating Proportionate Share of the amount by which the Operating Expenses paid or incurred for such Operating Year are greater than the Base Year Operating Expenses. Tenant shall not pay any Operating Payment during the first twelve (12) months after the Term Commencement Date and not until after the end of the Base Year, whichever occurs later.

Section 26.04        Intentionally deleted.

Section 26.05        Landlord shall furnish to Tenant, prior to the commencement of each Operating Year, as the case may be, a written statement setting forth Landlord’s reasonable estimate of the Operating Payment. Landlord shall also furnish to Tenant prior to the commencement of each Tax Year, a written statement setting forth the Tax Payment for the ensuing Tax Year based on the current tax bill. Landlord may readjust the amount of the Tax Payment set forth in such written statement if Landlord receives a revised or finalized tax bill for Real Estate Taxes from the City of New York. Subject to Sections 26.02 and 26.03 hereof, Tenant shall pay to Landlord on the first day of each month during such Operating Year or Tax Year, as the case may be, an amount equal to one-twelfth of the amount set forth on each written statement. If, however, Landlord shall furnish any such Operating Year estimate (which estimate shall not be more than 105% of the amount for the immediately preceding year excluding non-controllable Operating Expenses, such as insurance, utilities, snow and ice removal, legal requirements, labor increase costs and the like) for an Operating Year subsequent to the commencement thereof, or any Tax Year statement, then (a) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section in respect of the last month of the preceding Operating Year; (b) promptly after such written statement is furnished to Tenant, Landlord shall give notice to Tenant stating whether the installments of the Operating Payment or Tax Payment previously made for such Operating Year or Tax Year, as the case may be, were greater or less than the installments of the Operating Payment or Tax Payment to be made for such Operating Year or Tax Year in accordance with such written statement (as may be adjusted in the case of the Tax Payment), and: (i) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor; or (ii) if there shall have been an overpayment, Landlord shall promptly refund or credit to Tenant the amount thereof but no later than twenty (20) days after demand; and (c) on the first day of the month following the month in which such estimate is furnished to Tenant, and monthly thereafter throughout the remainder of such Operating Year or Tax Year, as the case may be, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Operating Payment or Tax Payment, as the case may be, shown on such written statement. Notwithstanding anything to the contrary contained herein, Landlord shall furnish Tenant with at least thirty (30) days’ notice prior to any increase in the amount of the estimated payments required to be made by Tenant hereunder on account of any Tax Payment or Operating Payment.

Section 26.06        Landlord shall furnish to Tenant an Escalation Statement for each Operating Year and for each Tax Year. Landlord shall furnish such Escalation Statements (together with the true-up amounts, if any, based on the actual amounts from the prior year against the estimated payments) within one hundred and fifty (150) days after the end of the applicable Operating Year. If Landlord fails to furnish an Escalation Statement for Operating Expenses within two hundred and ten (210) days after the end of the applicable Operating Year, Tenant may cease making monthly Operating Payments until such Escalation Statement is furnished, provided however, in no event shall Tenant be relieved or released of its obligation to make the full amount of the Operating Payment due hereunder. If the Escalation Statement shall show that the sums paid by Tenant under Section 26.05 exceeded the Tax Payment or Operating Payment to be paid by Tenant for such Tax Year or Operating Year, as the case may be, Landlord shall refund to Tenant the amount of such excess within thirty (30) days after delivery of such Escalation Statement, or Tenant shall be entitled to a credit against the next ensuing installment of Fixed Rent or additional rent until such amount shall be exhausted; and if the Escalation Statement for such Tax Year or Operating Year, as the case may be, shall show that the sums so paid by Tenant were less than the Tax Payment or Operating Payment, as the case may be, to be paid by Tenant for such Tax Year or Operating Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor.

Section 26.07        In case the Real Estate Taxes for any Tax Year or part thereof falling within the Term shall be reduced during the term hereof after Tenant shall have paid Tenant’s Tax Proportionate Share of any increase thereof in respect of such Tax Year pursuant to Section 26.06 hereof, Landlord shall credit to Tenant Tenant’s Tax Proportionate Share of the refund against the next installment of Fixed Rent and additional rent next due or refund such amount if the Lease term has ended. Landlord’s obligations pursuant to the preceding sentence shall survive the Expiration Date. If, after an Escalation Statement has been sent to Tenant during the term hereof, the assessed valuation which had been utilized in determining the Real Estate Base Tax is reduced (as a result of settlement, final determination of legal proceedings or otherwise), then, in such event (a) the Real Estate Tax Base shall be adjusted to reflect such reduction and (b) all retroactive additional rent for only the previous Tax Year resulting from such adjustment shall be forthwith payable within thirty (30) days of when billed by Landlord. Landlord shall send to Tenant a statement setting forth the basis for such retroactive adjustment and additional rent payments.

Section 26.08        Intentionally deleted.

Section 26.09        Payments shall be made pursuant to this Article 26 notwithstanding the fact that an Escalation Statement is furnished to Tenant after the Expiration Date and any delay or failure of Landlord in billing any additional rent provided for in this Article 26 shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such additional rent hereunder, but in no event shall such Escalation Statement be delivered after the date occurring two (2) years after the Expiration Date.

Section 26.10        Provided that Tenant is not in default hereunder beyond the expiration of any applicable notice and cure period, then, within one hundred and eighty (180) days after the submission of an Escalation Statement, Landlord shall allow Tenant or Tenant’s agents, upon not less than ten (10) business days advance notice to Landlord, to examine, during Business Hours at Landlord’s office where such records are kept in the Borough of Manhattan, City of New York, such books, purchase orders, invoices, payrolls and all other records in Landlord’s possession that are relevant to such Escalation Statement or as may be reasonably necessary in order to permit Tenant to verify the information set forth in such Escalation Statement with respect to Operating Expenses (an “Audit”). In no event shall any Audit cover a period which was the subject of a previous Audit. Any such Audit may only be conducted by an independent, nationally or regionally-recognized accounting firm reasonably approved by Landlord that is not being compensated by Tenant on a contingency fee basis. Audits may also be conducted by Tenant’s own employees. Tenant and its agents shall keep all information which they are shown in connection with any Audit confidential and shall not reveal the same to any third party except as may be required by applicable Requirements or in connection with the proceeding to resolve any dispute as set forth below. Landlord shall have the right to precondition any verification right provided hereunder upon the execution by Tenant and the person conducting such Audit of a confidentiality agreement in the form as reasonably required by Landlord, which form may contain such reasonable modifications as agreed upon by the parties. In the event that Tenant fails to initiate such Audit within said one hundred and eighty (180) day period or fails to complete and deliver to Landlord a copy of such Audit within sixty (60) days after the completion of the Audit (provided Landlord has delivered to Tenant all the information and documents reasonably requested by Tenant as required hereunder), then in either such event, Tenant shall have no further right to challenge or contest the accuracy of the applicable Escalation Statement. No subtenant (as opposed to Tenant) shall have any right to conduct an Audit. In the event the parties settle any issues raised by an Audit or such issues are decided by a third accounting firm as set forth below and such settlement or decision results in a five percent (5%) or greater reduction in the amount of Operating Expenses for any one (1) Operating

Year (from the amount of Operating Expenses stated by Landlord with respect to such Operating Year in its Escalation Statement), Landlord shall reimburse Tenant for Tenant’s reasonable and actual out-of-pocket third-party accounting firm fees and expenses for such Audit and Landlord shall pay all fees and expenses of the third accounting firm as set forth below. In the event the parties are not able to settle all issues raised by an Audit, then Landlord and Tenant shall be bound by the findings of a third independent, nationally or regionally-recognized accounting firm selected by both Landlord and Tenant and whose fees and expenses shall be shared equally between Landlord and Tenant, except as set forth above. In the event Landlord and Tenant fail to agree on the selection of the third accounting firm, the parties agree to submit such decision to the Chairman of the Board of Directors of the Management Division of the Real Estate Board of New York, Inc., or to such impartial person as he/she may designate whose determination shall be final and conclusive upon the parties hereto. In any event, within thirty (30) days after such final determination, Landlord shall credit against Fixed Rent next due and owing the amount of any overpayment of Operating Expenses made by Tenant as determined hereby or refund Tenant such amount if the Term has ended (in either case, together with interest on such overpayment at the Default Rate only if such overpayment is five percent (5%) or greater than the amount of Operating Expenses stated by Landlord with respect to the applicable Operating Year in its Escalation Statement) and Tenant shall pay any underpayment of Operating Expenses within thirty (30) days after such final determination.

Section 26.11        In no event shall: (x) the Fixed Rent under this Lease (exclusive of the additional rent under this Article) be reduced by virtue of this Article except for the credits set forth herein, if any; or (y) Tenant be entitled to a credit against the payment of any additional rent that may be due under this Lease (including this Article 26) by reason of the fact that: (i) Operating Expenses in any Operating Year are less than Base Year Operating Expenses; and/or (ii) Real Estate Taxes for any Tax Year are less than the Real Estate Tax Base.

ARTICLE 27

Subordination

Section 27.01        Subject to Section 27.07(b) hereof, this Lease is subject and subordinate in all respects to all ground leases and/or underlying leases now or hereafter covering the real property or any portion thereof of which the Premises form a part and to all mortgages and trust indentures which may now or hereafter be placed on or affect such leases and/or the real property of which the Premises form a part, or any part or parts of such real property, and/or Landlord’s interest therein, and to each advance made and/or hereafter to be made under any such mortgages, or indentures and to all renewals, modifications, consolidations, increases, recastings, replacements, extensions and substitutions of and for such ground leases and/or underlying leases and/or mortgages or indentures (each lease or mortgage to which this Lease shall be subject and subordinate pursuant to the provisions hereof being respectively herein called a “superior lease” or a “superior mortgage”). In confirmation of such subordination and non-disturbance, Tenant shall execute, at its sole cost and expense, and deliver promptly any certificate that Landlord and/or any lessor under any superior lease and/or any holder of any superior mortgage and/or their respective successors in interest may reasonably request provided such certificate and request is in accordance with the provisions of a recognition and non-disturbance agreement (“RNDA”) or a subordination, non-disturbance and attornment agreement (an “SNDA”), as applicable, entered into with Tenant in accordance with Section 27.07 hereof.

Section 27.02        In the event of any act or omission of Landlord that would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction (but excluding any express right set forth in Articles 7 and 8 or elsewhere in this Lease not resulting from a default by Landlord), Tenant shall not be entitled to exercise such right:

(a) unless and until Tenant has given prompt written notice of such act or omission to the lessor under each superior lease and the holder of each superior mortgage, whose name and address shall previously have been furnished to Tenant in writing; and

(b) unless such act or omission shall be one which is not capable of being remedied by such lessor or such holder within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease, after similar notice, plus up to an additional thirty (30) days), provided such lessor or such holder shall with due diligence give Tenant prompt written notice of intention to, and commence and diligently continue to remedy such act or omission until completion.

Section 27.03        Tenant shall take all reasonable action requested by Landlord at no cost to Tenant (provided the same does not increase Tenant’s obligations or decrease Tenant’s rights hereunder) such that neither the termination of any superior lease or any superior mortgage, nor the institution of any suit, action or other proceeding by the lessor under any such superior lease or the holder of any such superior mortgage to recover possession of the Premises leased or mortgaged under any such superior lease or any such superior mortgage or to realize on the mortgagor’s interest under any such superior mortgage or any such superior lease (provided that Tenant is not otherwise disturbed by the lessor under any such superior lease or the holder of any such superior mortgage) shall, by operation of law or otherwise, result in the cancellation or termination of this Lease (unless specific action is taken by the lessor under any such superior lease or the holder of any such superior mortgage to terminate this Lease based upon a default hereunder beyond the expiration of any applicable notice, grace and cure period) or the obligations of Tenant hereunder. If the lessor under any superior lease or the holder of any superior mortgage, or the purchaser upon any foreclosure sale relating to such superior mortgage, or any designee of such lessor or such holder shall succeed to the rights of Landlord under this Lease, whether through possession, or any action or proceeding relating to the termination of such superior lease, or foreclosure action or delivery of a new lease or deed, then, at the request of such party so succeeding to Landlord’s rights (such party being sometimes herein called a “successor landlord”) and upon such successor landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver, at Tenant’s sole expense, any reasonable instrument that such successor landlord may reasonably request to evidence such attornment and none of the above-described successions by themselves shall, by operation of law or otherwise, result in the cancellation or termination of this Lease (unless specific action is taken by such successor landlord to terminate this Lease) or the obligations of Tenant. Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between the successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease, except that if the successor landlord is not an Affiliate of the prior landlord, the successor landlord shall not:

(a) be liable for any previous act or omission of Landlord under this Lease (provided however, that to the extent that this Lease obligates Landlord to perform any repairs or other work or maintenance to, or to provide or perform any services to the Building or the Premises, the successor landlord shall be obligated to do so, regardless of whether the condition requiring repair existed prior to such attornment);

(b) be subject to any offset, not expressly provided for in this Lease, which shall have theretofore accrued to Tenant against Landlord; or

(c) be bound by any previous modification of this Lease, not expressly provided for in this Lease, or by any previous payment of Fixed Rent or additional rent made more than thirty (30) days in advance of when due hereunder, unless such modification or prepayment shall have been expressly approved in writing by the lessor under the superior lease or the holder of the superior mortgage through or by reason of which the successor landlord shall have succeeded to the rights of Landlord under this Lease.

Section 27.04        Subject to the terms of any RNDA or SNDA executed with the applicable subtenant, in the event of termination, cancellation, re-entry or dispossess by Landlord or a successor landlord under this Lease Tenant shall, at Landlord’s or the successor landlord’s request given within thirty (30) days of the foregoing, execute an assignment (without representation or warranty) by Tenant to Landlord or the successor landlord of Tenant’s interest as sublessor under any subleases under this Lease.

Subject to the terms of any RNDA or SNDA executed with the applicable subtenant, in the event of termination, cancellation, re-entry or dispossess by Landlord or a successor landlord under this Lease, at Landlord’s or successor landlord’s option, pursuant to the applicable terms and conditions of the relevant subleases, sublessee shall attorn to Landlord or the successor landlord and upon such attornment, the sublease shall continue in full force and effect as, or as if it were, a direct lease between Landlord or the successor landlord and sublessee upon all the terms, conditions and covenants set forth in, at Landlord’s or successor landlord’s option, the Lease or the sublease, except that Landlord or the successor landlord shall not:

(a)     be liable for any previous act or omission of sublessor under the sublease (but the same shall not release Landlord or a successor landlord, as applicable, from the requirement to perform any obligations of a continuous nature after such attornment);

(b)     be subject to any offset, which shall have theretofore accrued to sublessee against sublessor not provided for in the sublease; or

(c)     be bound by any previous modification of the sublease, not expressly provided for in the sublease unless consented thereto in writing, or by any previous payment of Fixed Rent or additional rent made more than thirty (30) days in advance of when due, unless such modification or payment shall have been expressly approved in writing by the Landlord under the Lease, the lessor under the superior lease or the holder of the superior mortgage through or by reason of which the successor landlord shall have succeeded to the rights of sublessor under the sublease, as the case may be.

Except for subleases for which Landlord has executed (or is required to execute) the non-disturbance agreement required pursuant to Section 25.12(d) hereof, in the event that Landlord or a successor landlord, as the case may be, does not request Tenant to assign its interest in the sublease or have sublessee attorn to Landlord or the successor landlord, as the case may be, then Landlord or successor landlord, as the case may be, shall have the right to terminate the sublease immediately at any time after termination or cancellation of this Lease or re-entry or dispossess by Landlord or a successor landlord under this Lease.

All subleases made in accordance with this Lease shall be subject to the above provisions, except for subleases for which Landlord has executed the non-disturbance agreement required pursuant to Section 25.12(d) hereof.

Section 27.05        In the event the holder of any mortgage or the lessor of any lease (present or future) relating to the Premises and/or this Lease requests that (a) this Lease and Tenant’s rights hereunder be made superior, rather than subordinate, to such mortgage or lease and/or (b) Tenant enters into an SNDA or RNDA, then Tenant, within fifteen (15) days after written request, will execute and deliver without charge such commercially reasonable agreement(s) (subject to Tenant’s commercially reasonable changes) confirming that this Lease and Tenant’s rights hereunder are superior to such mortgage or lease, which agreements shall be in such form(s) reasonably acceptable to Tenant and to the holder of such mortgage or lessor of such lease (provided the same does not increase Tenant’s obligations or decrease Tenant’s rights hereunder).

Section 27.06        Intentionally deleted.

Section 27.07         (a)     Landlord represents that, as of the date of this Lease, the only superior lease is held by PGREF I 1633 Broadway Land, L.P. and the only superior mortgage is held by Landesbank Baden-Wurtenberg, as Administrative Agent. Landlord shall obtain and deliver to Tenant an RNDA from such holder of such superior lease and an SNDA from such holder of such superior mortgage simultaneously with Landlord’s execution and delivery of this Lease to Tenant. The form of such RNDA and such SNDA shall be in the forms as previously negotiated and agreed upon by and between Tenant and the holders of such superior lease and superior mortgage as of the date of this Lease.

(b)    Anything in this Article 27 to the contrary notwithstanding, this Lease shall not be subordinate to any future mortgage or any future lease unless and until Landlord obtains an SNDA in favor of Tenant from the holder of any future mortgage or an RNDA in favor of Tenant from the holder of any future lease in such holder’s standard form, subject to Tenant’s commercially reasonable changes. Notwithstanding the foregoing, to satisfy the requirements of this Section 27.07, the final form of any such SNDA or RNDA must not increase Tenant’s obligations or decrease Tenant’s rights under this Lease and in all events must provide that as long as Tenant is not in default hereunder beyond any applicable notice, grace and cure periods, the terms and conditions of this Lease shall continue in full force and effect and Tenant’s possession, use and occupancy of the Premises shall not be disturbed during the Term of this Lease.

Section 27.08        Notwithstanding anything in this Article 27 to the contrary, if the terms of any SNDA which Tenant enters into with the holder of any superior mortgage or any RNDA which Tenant enters into with the holder of any superior lease conflicts with any of the terms of this Article 27, then the terms of the SNDA or RNDA, as the case may be, shall control and such relevant provisions of this Article 27 shall be disregarded.

ARTICLE 28

Miscellaneous

Section 28.01        Notwithstanding anything contained in this Lease to the contrary, Tenant covenants and agrees that Tenant will not use the Premises or any part thereof, or permit the Premises or any part thereof to be used,

(i)    for an off the street retail banking, trust company, or safe deposit business,

(ii)    as an off the street savings bank, or as a savings and loan association, or as a loan company,

(iii)    intentionally deleted,

(iv)    as an off the street stock brokerage office or for off the street stock brokerage purposes or for the underwriting of securities that involves direct off the street patronage of the general public,

(v)    as a newsstand, employment agency, office for a labor union, classroom or school (except for seminars and training or continuing professional education programs conducted by Tenant in its conference facilities),

(vi)    as a restaurant and/or bar and/or for the sale of confectionery and/or soda and/or beverages and/or sandwiches and/or ice cream and/or baked goods or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever; provided, however that this prohibition shall not be deemed to be violated by a customary, first-class warming pantry, the use of vending machines dispensing sodas, confectionery, prepared sandwiches, prepared ice-cream or baked goods or other prepared foods or beverages, provided that all of the foregoing shall otherwise comply with all applicable provisions of this Lease,

(vii)    as offices for any government or any department, commission, subdivision or agency thereof, or

(viii)    for any other use or purpose that involves direct off the street patronage of the general public.

Section 28.02    Intentionally deleted.

Section 28.03    Intentionally deleted.

Section 28.04    Intentionally deleted.

Section 28.05    Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot which such floor was designed to carry as specified in the Building’s Certificate of Occupancy and such load shall be placed by Tenant, at Tenant’s expense, so as to properly distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient in Landlord’s reasonable judgment to absorb and minimize vibration, noise and annoyance so that the same does not exceed that in Comparable Buildings. If the Premises be or become infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, employees, visitors or licensees, Tenant shall at Tenant’s expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be reasonably approved by Landlord.

Section 28.06    Intentionally deleted.

Section 28.07    Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon demand of a sheriff, marshal, court officer or governmental authority in possession of a warrant permitting such access, or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments, provided that Landlord shall use reasonable efforts to give prior notice to Tenant with respect to such access and to maintain the confidentiality of the papers and files of Tenant and its clients.

Section 28.08    Intentionally deleted.

Section 28.09    Vending machines may be installed for Tenant’s employees and guests only in the Premises without Landlord’s consent.

Section 28.10    Intentionally deleted.

Section 28.11    Tenant will not clean, nor require, permit, suffer or allow the exterior side of any window in the Premises to be cleaned by anyone other than Landlord, in violation of Section 202 of the Labor Law or the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

Section 28.12    Landlord and Tenant each represent that it has not dealt with any person or broker in connection with this Lease other than CBRE, INC. and CUSHMAN & WAKEFIELD U.S., INC. (“collectively, the Broker”) and each agree to defend, indemnify and hold harmless the other, its agents and employees, from any loss, liability, costs, damages and expenses (including without limitation reasonable attorney’s fees and disbursements) suffered by the other through any breach of this representation, or in connection with the claim of any other person or broker alleging to have dealt with the indemnifying party with respect to this Lease. The Broker shall be compensated by Landlord pursuant to a separate agreement.

Section 28.13    The term "Landlord" as used in this Lease means only the owner, or the mortgagee in possession, for the time being, of the Land and Building (or the owner of a lease of the Building or the Land and Building), so that in the event of any sale or sales of the Land and Building or of said lease, or in the event of a lease of the Building, or of the Land and Building, the Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder arising subsequent to the date of such sale or lease, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the said lessee of the Building, or of the Land and Building, that the purchaser or the lessee of the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. No general or limited partner or shareholder of Landlord (including any assignee or successor of Landlord) or other holder of any equity interest in Landlord shall be personally liable for the performance of Landlord’s obligations under this Lease. The liability of Landlord (including any assignee or successor of Landlord) for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Land and Building (and the proceeds thereof until any distribution made prior to the accrual of any cause of action asserted by Tenant against Landlord) and Tenant shall not look to any of Landlord’s other assets in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations. Landlord reserves the right, at any time, to convert the Building and or Land to condominium ownership, and upon such conversion: (i) this Lease shall be subject and subordinate to the applicable condominium documents, provided Tenant’s rights and obligations and costs and expenses under this Lease shall not be adversely affected, and (ii) the owner of the unit or units of which the Premises forms a part shall be deemed to be the Landlord hereunder.

Section 28.14    The submission by Landlord or Tenant of the Lease in draft form to the other party shall be deemed submitted solely for such other party’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed the Lease and duplicate originals and/or executed copies thereof shall have been delivered to both parties.

Section 28.15    Notwithstanding any provision to the contrary contained in this Lease, Tenant shall have the right to publicly file a copy of this Lease as a material contract of Tenant in a filing with the U.S. Securities and Exchange Commission.

Section 28.16     Tenant covenants to pay any occupancy or rent tax (but not any income tax) now in effect or hereafter enacted if the same applies solely to Tenant’s leasing of the Premises.

Section 28.17    Each of Landlord and Tenant hereby represents and warrants to each other that it is duly formed and in good standing, and has full corporate, limited liability company or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate, limited liability company or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation of each such party. Each party shall provide the other with corporate resolutions or other proof in a form acceptable to the other, authorizing the execution of the Lease at the time of such execution. Each party hereby represents to the other that it is not entitled, directly or indirectly, to diplomatic or sovereign immunity.

Section 28.18    Tenant acknowledges that is has no rights to any development rights, “air rights” or comparable rights appurtenant to the Land and/or Building, and consents, without further consideration, to any utilization of such rights by Landlord and agrees to promptly execute and deliver any reasonable instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent, provided same does not prevent occupancy of the Premises by Tenant in the manner provided herein or otherwise decrease Tenant’s rights or increase Tenant’s obligations hereunder by more than a de minimus amount. Subject to the foregoing, the provisions of this Section 28.18 shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Land and/or Building.

Section 28.19    Each party hereby represents and warrants to the other that:

(a)    it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United State Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control;

(b)    it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; and

(c)    neither party nor any person, group, entity or nation who owns any direct or indirect beneficial interest in such party or any of them is in violation of any anti‑money laundering or anti‑terrorism statue, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107‑56 (commonly known as the USA PATRIOT Act) and the related regulations issued thereunder, including, without limitation, temporary regulations, all as amended from time to time.

Each party hereby agrees to defend, indemnify, and hold harmless the other and its respective partners, lenders, shareholders, directors, officers, agents and employees from and against any and all claims, damages, losses, liabilities and expenses (including reasonable attorney’s fees and costs) arising from or related to any breach of the foregoing representations.

Section 28.20    In the event either party commences an action in connection with enforcing the terms of this Lease, the prevailing party shall be entitled to a reasonable sum for attorney’s fees, expenses and court costs, including those relating to any appeal.

ARTICLE 29

Layout and Finish

Section 29.01    Except for Landlord’s Base Building Work and Landlord’s Work, Tenant shall, at Tenant’s sole expense, and as part of Tenant’s Changes, perform all the work (“Tenant’s Work”) in the Premises necessary for Tenant’s occupancy thereof, including, but not limited to all work as may be necessary to comply with all applicable Requirements (including without limitation, the Americans with Disabilities Act) or regulations and otherwise, subject to the provisions of this Lease.

Section 29.02     (a)    Provided that Tenant is not then in monetary or material non-monetary default beyond the expiration of any applicable notice, grace and cure periods, Landlord shall pay Tenant an allowance in an amount equal to $100.00 per rentable square foot of the Premises for a total of $10,623,000.00 (the “Tenant’s Allowance”), which Tenant’s Allowance shall be used to pay solely the following costs and expenses: (i) the cost and expense incurred in connection with the performance of Tenant’s Work, (ii) all soft costs (not to exceed $2,124,600.00) relating to Tenant’s Work, including, without limitation, fees payable to Tenant’s engineer and Tenant’s architect and all consultants (e.g., Tenant’s project manager) involved in Tenant’s Work and the cost to file the Tenant Plans and obtain necessary permits (but excluding the costs of moving or to purchase any personal property). If Landlord shall not be obligated to pay Tenant any installment of Tenant’s Allowance because Tenant is then in default as specifically provided in this Section 29.02(a), upon the curing of such default and provided that this Lease has not been terminated, Landlord shall once again be obligated to pay all installments of Tenant’s Allowance then due. In the event that the cost and expense of Tenant’s Work shall exceed this amount, Tenant shall be entirely responsible for such excess. Until exhausted, Tenant’s Allowance shall be payable directly to such contractor, subcontractor, materialmen, supplier or as Tenant may otherwise direct upon written requisition in installments as Tenant’s Work progresses, but in no event more frequently than monthly. In no event shall any installment of Tenant’s Allowance or the Bathroom Allowance (as defined in Section 29.02(c) below) be payable to Tenant after the thirty-sixth (36th) month anniversary of the Term Commencement Date and Tenant hereby waives the right to receive any amounts of Tenant’s Allowance after such thirty-sixth (36th) month anniversary. The amount of each installment of Tenant’s Allowance payable pursuant to any such requisition shall be an amount equal to the actual costs due and payable for completed portions of Tenant’s Work referenced in such requisition (as evidenced by the invoices due and payable and delivered to Landlord in accordance with the next sentence). Prior to the payment of any such installment, which Landlord shall make to Tenant (or to the applicable contractors, subcontractors, materialmen or suppliers, as Tenant directs) within thirty (30) days after receipt of the items set forth in clauses (1), (2) and (3) below, Tenant shall deliver to Landlord such written requisition for disbursement which shall be accompanied by (1) invoices for the Tenant’s Work performed since the last disbursement; (2) a certificate signed by Tenant’s architect or an officer of Tenant certifying that the Tenant’s Work represented by the aforesaid invoices has been satisfactorily completed in accordance with the Tenant Plans; (3) conditional partial lien waivers by contractors, subcontractors and all materialmen (which/who have provided labor and/or materials costing in excess of $5,000.00) for all such work, or, if then available, for work covered by the prior disbursement. If Landlord fails to make any such payment of the Tenant’s Allowance or any payment of the Bathroom Allowance, in either case within fifteen (15) business days after its receipt from Tenant of notice that such installment is past due (and same is the case) after Landlord’s receipt of the items set forth in (1), (2) and (3) above and, provided Landlord has not notified Tenant of Landlord’s reasonable good faith dispute with any matter pertaining to the requisition for payment, then Tenant shall be entitled, until the applicable installment is paid, to credit the undisputed amount due for such installment against the payment of Fixed Rent and Article 26 additional rent next due under this Lease together with interest at the Default Rate, provided however, Tenant shall not be entitled to any credit pursuant to this sentence if Tenant is then in monetary or material non-monetary default beyond the expiration of any applicable notice, grace and cure periods. Notwithstanding anything contained herein, Landlord shall retain seven and one-half percent (7.5%) of Tenant’s Allowance until Tenant or Tenant’s architect has delivered to Landlord with respect to Tenant’s Work all Building Department sign-offs (including, without limitation, a letter of completion), inspection certificates and any permits required to be issued by any governmental entities having jurisdiction over Tenant’s Work and a general release or final lien waivers from all contractors, subcontractors and materialmen (which/who have provided labor and/or materials costing in excess of $5,000.00) performing Tenant’s Work releasing Landlord from all liability for any Tenant’s Work.

(b)    At any and all reasonable times during the progress of Tenant’s Work, representatives of Landlord shall have the reasonable right of access to the Premises and inspection thereof; provided, however, that Landlord shall incur no liability, obligation or responsibility to Tenant or any third party by reason of such access and inspection except to the extent of acts, omissions negligence or willful misconduct or breach of this Lease by Landlord or Landlord Parties. Except for the costs for Landlord’s review of Tenant Plans (provided, however, that Landlord shall not charge fees or costs for Landlord’s review of Tenant’s Plans for Tenant’s Work in excess of $5,000.00 in the aggregate) in accordance with Section 5.01(e)(iii), Landlord shall not charge any supervisory fee in connection with initial Tenant Work or any Tenant’s Changes performed during the Term.

(c)    Landlord shall, in accordance with the disbursement procedures applicable to Tenant’s Allowance, reimburse Tenant for or at Tenant’s option directly pay contractors, subcontractors, materialmen or suppliers, as the case may be, an amount (“Bathroom Allowance”) equal to $7.50 per rentable square foot of the Premises for a total of $796,725.00 solely for the costs incurred by Tenant in building the core restrooms and the shower areas in the Premises as part of Tenant’s Work (not any private or executive restrooms). All such work shall be performed in compliance with all Requirements, including, without limitation, the ADA. If Tenant does not utilize any portion of the Bathroom Allowance, such unutilized portion may be used by Tenant only as additional Tenant’s Allowance.

ARTICLE 30

Insurance

Section 30.01    Tenant covenants, at its expense, to provide prior to entry upon the Premises and to keep in force and effect during the Term or Tenant’s occupancy of the Premises (whichever is longer): (1) commercial general liability insurance with respect to the Premises and its Appurtenances on an occurrence basis against claims for bodily injury and property damage with minimum limits of liability in amount of Five Million and 00/100 Dollars ($5,000,000.00) combined single limit for bodily injury and property damage (including coverage for all operations of Tenant, products/completed operations, independent contractors, broad form property damage, personal injury liability and contractual liability coverage); (2) if the nature of Tenant’s business is such as to place all or any of its employees under workers’ compensation or similar statutes, workers’ compensation or similar insurance affording statutory coverage and containing statutory limits; and (3) all-risk property damage insurance (replacement cost coverage), including theft or attempted theft of, Tenant’s Property within the Premises. Tenant agrees to deliver to Landlord, at least ten (10) days prior to the time such insurance is first required to be carried by Tenant and thereafter within ten (10) days after the expiration of any such policy, a certificate of insurance procured by Tenant in compliance with its obligations hereunder. Workers’ compensation insurance provided for in this Section may be procured by Tenant’s contractors. Tenant will also furnish Landlord with evidence that Tenant’s contractors performing any Tenant’s Changes or other work in the Building are covered by insurance in amounts and of the types which are appropriate, in Landlord’s reasonable judgment, to the size and scope of Tenant’s Changes. The limits of liability specified above can be satisfied through a combination of primary and umbrella or excess liability policies, provided that coverage under such umbrella or excess liability policies is at least as broad as coverage provided by the primary policy.

Section 30.02    All the aforesaid insurance shall be issued in the name of Tenant and, except for the workers’ compensation policy and the all-risk property damage policy, include Landlord (and designee(s) of Landlord as reasonably determined by Landlord) as additional insureds, and shall be written by one (1) or more responsible insurance companies authorized to do business in the State of New York, having a general policyholder rating of at least A- and a financial rating of at least VII. All such insurance may be carried under a blanket policy covering the Premises and any other of Tenant’s locations. Tenant shall endeavor to provide prior written notice to Landlord in the event of a cancellation or material change of any insurance required hereunder with respect to Landlord. Tenant shall be solely responsible for payment of premiums. Tenant’s insurance shall be primary with any coverage provided by Landlord as excess and non-contributory. The minimum limits of the commercial general liability policy of insurance shall in no way limit or diminish Tenant’s liability under Section 5.01(k) hereof.

Section 30.03    The minimum limits of the commercial general liability policy of insurance required by Section 30.01 hereof shall be subject to increase no more than once after the commencement of the fifth (5th) year of the term hereof but only if Landlord, in the exercise of its reasonable judgment, shall deem the same necessary for adequate protection and such increase shall result in coverage that is then customary with respect to coverage required to be carried by tenants similar to Tenant in Comparable Buildings. Within thirty (30) days after written demand therefor by Landlord, Tenant shall furnish Landlord with evidence that Tenant has complied with a reasonable increase in insurance required by Landlord pursuant to this Section 30.03. In case Tenant disputes the reasonableness of Landlord’s demand, the parties agree to submit the question of the reasonableness of such demand for decision to the Chairman of the Board of Directors of the Management Division of The Real Estate Board of New York, Inc., or to such impartial person or persons as he may designate whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any such demand by Landlord shall be deemed waived unless the same shall be asserted by Tenant by service of a notice in writing upon Landlord within thirty (30) days after the giving of Landlord’s demand therefor and such waiver consequences shall be stated in bold writing in such notice.

Section 30.04    Landlord shall obtain and keep in full force and effect (a) insurance against loss or damage by fire and other casualty to the Building as may be insurable under then available standard forms of “all‑risk” insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof or in such lesser amount as will avoid co‑insurance (including an “agreed amount” endorsement) and (b) commercial general liability insurance in the amount which in Landlord’s reasonable judgment is then being customarily obtained by prudent landlords of Comparable Buildings. In the event that for whatever reason, full terrorism coverage is not available in an amount and at a cost which is commercially reasonable, Landlord shall obtain such coverage as is, in Landlord’s reasonable discretion, considered suitable under the circumstances.

ARTICLE 31

Security Deposit

Intentionally deleted.

ARTICLE 32

Extension Option

Section 32.01    (a)    Provided that at the time of the exercise of the Extension Option (herein defined): (i) this Lease shall not have been terminated and MONGODB, INC. or its permitted Successor Entity is then Tenant under this Lease; (ii) Tenant shall not be in monetary default or material non-monetary default under this Lease beyond any applicable notice, grace and cure periods; and (iii) Tenant and/or its Affiliates are in occupancy of at least one (1) full floor of the then Premises (for the purposes of this occupancy requirement, any portions of the Premises in which Tenant is then performing any Tenant’s Changes and any portions of the Premises not occupied by Tenant due to a Casualty shall both be deemed occupied by Tenant and such occupancy requirement is hereinafter referred to as the, “Occupancy Requirement”), Tenant shall have the option (the “Extension Option”) to unconditionally extend the Term, for one five (5) year period, commencing on the day after the Expiration Date and ending on the fifth (5th) anniversary of the Expiration Date (the “Extended Term”). Tenant may exercise its Extension Option for all and not a portion of the Premises then leased by Tenant in the Building. Tenant shall exercise the Extension Option by written notice to Landlord given no later than the date which is fifteen (15) months prior to the Expiration Date (TIME BEING OF THE ESSENCE as to such date) and once Tenant exercises the Extension Option, tenant may not thereafter revoke such exercise. If any of the conditions set forth in clauses (i) through (iii) above are not fulfilled at the applicable time, the Extension Option shall be void and of no further force or effect and Tenant shall have no further Extension Option. Landlord shall, within ten (10) business days after Landlord’s receipt of the notice from Tenant exercising the Extension Option give Tenant a notice specifying the reasons, if any of the conditions set forth in clauses (i) through (iii) above are not fulfilled at the applicable time, Landlord is rejecting Tenant’s exercise of such Extension Option.

(b)    If Tenant does not exercise the Extension Option during the applicable time period specified in the preceding paragraph, the Extension Option shall unconditionally lapse and be of no further force and effect (provided Tenant shall not have exercised such Extension Option within three (3) business days after notice from Landlord that Tenant has not timely exercised such Extension Option) and Tenant shall have no further Extension Option.

(c)    The Extended Term shall be on the same terms and conditions as are contained in this Lease with respect to the initial term, except that: (i) Tenant shall take the Premises in “as-is” condition and Landlord shall have no obligation to make any improvements or alterations to the Premises or provide any improvement allowance to Tenant; (ii) the Fixed Rent during the Extended Term shall be equal to one hundred percent (100%) of the fair market rent for the Premises as of the commencement of the Extended Term (the “Extension Fair Market Rent”); and (iii) Base Year Operating Expenses shall mean Operating Expenses for the Operating Year ending December 31 of the calendar year in which the Extended Term shall commence and the Real Estate Tax Base shall mean the Real Estate Taxes for the Tax Year ending June 30 (or other applicable date) of the year in which the Extended Term shall commence. After Landlord receives Tenant’s notice that Tenant desires to exercise the Extension Option in the time period set forth above, Landlord shall deliver to Tenant Landlord’s determination of Extension Fair Market Rent on or before nine (9) months prior to the Expiration Date and the following shall apply thereto:

Within sixty (60) days after its receipt of Landlord’s determination of Extension Fair Market Rent for the Premises (“Landlord’s Extension FMV Notice”), Tenant shall notify Landlord whether it accepts or disputes such determination. If Tenant shall not respond to Landlord’s Extension FMV Notice within such 60-day timeframe, then Tenant’s failure to notify Landlord of acceptance or dispute of Landlord’s determination of Extension Fair Market Rent within five (5) days (TIME BEING OF THE ESSENCE) after Tenant’s receipt from Landlord of a second similar notice shall constitute an acceptance of Landlord’s determination. In the event that Tenant disputes Landlord’s determination of Extension Fair Market Rent, Tenant shall include in such notice its determination of Extension Fair Market Rent and in such case and failing agreement between the parties as to Extension Fair Market Rent, Landlord and Tenant shall have the Extension Fair Market Rent, determined for the Extended Term as follows:

Within thirty (30) days after the date of Tenant’s notice disputing Landlord’s determination, Landlord and Tenant shall each appoint an independent real estate appraiser or licensed real estate broker (respectively, “Landlord Expert” and “Tenant Expert”) and Landlord Expert and Tenant Expert shall determine the Extension Fair Market Rent. The date upon which the second of said experts is appointed is herein referred to as the “Arbitration Commencement Date”. If within fifteen (15) days after the Arbitration Commencement Date, Landlord Expert and Tenant Expert shall mutually agree upon the determination (the “Mutual Determination”) of the Extension Fair Market Rent, their determination shall be final and binding upon the parties. If Landlord Expert and Tenant Expert shall be unable to reach a Mutual Determination within said fifteen 15-day period, then within twenty (20) days after the Arbitration Commencement Date, they shall jointly appoint a third independent real estate appraiser or licensed real estate broker (“Third Expert”) who shall determine Extension Fair Market Rent on or before the date which is thirty (30) days after the Arbitration Commencement Date. If Landlord Expert and Tenant Expert cannot agree on Third Expert within twenty (20) days after the Arbitration Commencement Date, then the Third Expert shall be appointed by the American Arbitration Association or its successor the branch office of which is located in or closest to the City of New York), upon request of either Landlord or Tenant, or both, as the case may be. Within ten (10) days after such appointment, the Third Expert shall determine Extension Fair Market Rent. The determination of the Third Expert, whether or not approved by the Landlord Expert or the Tenant Expert, shall be final; provided, however, that the Third Expert shall assign a value to Extension Fair Market Rent which is one of the two determinations of Extension Fair Market Rent made by Landlord Expert and Tenant Expert. If, for any reason whatsoever, a written decision of the Third Expert, shall not be rendered within sixty (60) days after the Arbitration Commencement Date, then either party may require that a new Third Expert be selected utilizing the above procedures by which the first Third Expert was selected. In determining Extension Fair Market Rent, the experts shall give appropriate consideration to all then relevant factors for transactions in Comparable Buildings prevailing as of the commencement of the Extended Term. Each party shall pay for its own costs and expenses in connection with its selection and use of its initial expert. The parties shall share equally in the costs and expenses incurred in connection with the selection and use of the Third Expert. Each expert appointed pursuant to this paragraph shall be an independent, reputable licensed real estate broker or a real estate appraiser that is a designated member of the Appraisal Institute (MAI) or any successor entity, in either case with at least ten (10) years’ experience in Manhattan in leasing or valuation of properties which are similar in character to the Building. Prior to his/her appointment, the Third Expert shall agree to be bound by the provisions hereof, including the obligation to render a determination within thirty (30) days after the date of his/her designation. The experts shall not have the power to add to, modify or change any of the provisions of this Lease.

(d)    In the event that Extension Fair Market Rent is not established by the Expiration Date, then Tenant shall pay Fixed Rent at the rate that is the average of determinations provided by each of Landlord and Tenant until such Extension Fair Market Rent determination shall have occurred at which time there shall be an equitable adjustment of the Fixed Rent payable during the Extended Term as provided for in this Lease (taking into account the Fixed Rent previously paid by Tenant during the Extended Term).

ARTICLE 33

Right of First Offer

Section 33.01    (a)    For purposes of this Lease, the “First Offer Space” shall mean the entire 39th floor of the Building that becomes available for lease (subject to Section 33.07 hereof) during the Term (including the Extended Term).

(b)    Provided that as of the date of the giving of Tenant’s First Notice (as such term is hereinafter defined): (i) this Lease has not been terminated; (ii) Tenant is not in monetary or material non-monetary default under the terms and conditions of this Lease after notice and the expiration of applicable notice, grace and cure periods; and (iii) Tenant then satisfies the Occupancy Requirement with respect to the entire then rentable area of the Premises, then if Landlord shall have First Offer Space available for leasing, then Landlord, before offering such First Offer Space to any third party (subject to Section 33.07), shall offer to Tenant the one-time right to include such First Offer Space within the Premises for the remainder of the Term upon all the terms and conditions of this Lease, except that:

(A)    the Fixed Rent with respect to such First Offer Space shall be at a rate equal to 100% of the fair market rent for such First Offer Space taking into account all then relevant factors for transactions in Comparable Buildings prevailing as of the First Offer Space Inclusion Date (the “First Offer Fair Market Rent”).

(B)    Base Year Operating Expenses shall mean Operating Expenses for the Operating Year ending December 31 of the calendar year in which the First Offer Space Inclusion Date shall occur and the Real Estate Tax Base shall mean the Real Estate Taxes for the Tax Year ending June 30 (or other applicable date) of the year in which the First Offer Space Inclusion Date shall occur.

Such offer shall be made by Landlord to Tenant in a written notice (the “First Offer Notice”), which offer shall designate the First Offer Space, the estimated date that such space will be available for Tenant’s occupancy (the “Estimated Inclusion Date”), and shall specify Landlord’s determination of the First Offer Fair Market Rent payable with respect to any such First Offer Space. Tenant shall not have the right to exercise any option under this Article 33 from and after the Option Cutoff Date (as hereinafter defined), and, accordingly, from and after the Option Cutoff Date, (I) Landlord shall have no obligation to give a First Offer Notice to Tenant with respect to any First Offer Space (or any portion thereof), and (II) Landlord shall have the right to lease any First Offer Space (or such portion thereof) to any other person or entity without first offering any First Offer Space (or such portion thereof) to Tenant as contemplated by this Article 33. The term “Option Cutoff Date” shall mean the date that is four (4) years prior to the Expiration Date, except that if Tenant exercises the Extension Option, then the Option Cutoff Date shall be the date that is four (4) years prior to the Extended Term Expiration Date. For avoidance of doubt, Landlord shall continue to be obligated to send a First Offer Notice to Tenant during the period after the Cutoff Date for so long as the Extension Option is still available to Tenant, and Tenant shall have the right to exercise its rights under this Section 33 by giving notice to Landlord of the exercise of the Extension Option by the date Tenant is required to deliver Tenant’s First Notice with respect to the applicable First Offer Notice.
Section 33.02    (a)    Tenant may unconditionally (but subject to Tenant’s right to dispute the amount of the First Offer Fair Market Rent pursuant to Section 33.04) accept the offer set forth in the First Offer Notice by delivering to Landlord an acceptance (“Tenant’s First Notice”) of such offer within twenty (20) days after delivery by Landlord of the First Offer Notice to Tenant. The First Offer Space designated in the First Offer Notice shall be added to and included in the Premises on the date such

First Offer Space shall be delivered to Tenant broom-clean, vacant, free of any prior occupant’s personal property, unleased and free of occupants or claims of occupancy (“First Offer Space Inclusion Date”). Time shall be of the essence with respect to the giving of Tenant’s First Notice.

(b)    If Tenant does not accept the First Offer Notice by delivering to Landlord Tenant’s First Notice within the time period set forth in Section 33.02(a), Tenant shall be deemed to have unconditionally waived its rights under this Article 33 with respect to the First Offer Space designated in Landlord’s First Offer Notice, and Landlord shall at any and all times thereafter be entitled to lease such First Offer Space designated in the First Offer Notice to others at such rental and upon such terms and conditions as Landlord may desire.

Section 33.03    If any First Offer Space shall not be available for Tenant’s occupancy on the Estimated Inclusion Date for any reason beyond the control of Landlord, including the holding over of the prior tenant, then Landlord and Tenant agree that the failure to have such First Offer Space available for occupancy by Tenant shall in no way affect the validity of this Lease or the inclusion of such First Offer Space in the Premises or the obligations of Landlord or Tenant hereunder, nor shall the same be construed in any way to extend the Term or impose any liability on Landlord, and for the purpose of this Article 33, the First Offer Space Inclusion Date shall be deferred to and shall be the date such First Offer Space is delivered to Tenant broom-clean and free of any prior occupants’ personal property, vacant, unleased and free of occupants or claims to occupancy. The provisions of this Section 33.03 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law. Landlord shall pursue in a commercially reasonable manner remedies against any holdover tenant, including but not limited to eviction.

Section 33.04    In the event that Tenant disputes the amount of the First Offer Fair Market Rent specified in the First Offer Notice, then within forty-five (45) days after Tenant's receipt of the First Offer Notice, Tenant shall notify Landlord of such dispute and include in such notice Tenant's determination of the First Offer Fair Market Rent. Within twenty-five (25) days after Landlord's receipt of such notice from Tenant, failing an agreement as to the First Offer Fair Market Rent, Landlord and Tenant shall each appoint an independent real estate appraiser or broker (with the qualifications set forth in Section 32.01(c) hereof) and initiate the process provided for in Article 32 of this Lease, and such provisions shall apply to the determination of First Offer Fair Market Rent for the First Offer Space. If Tenant shall not dispute Landlord’s determination of the First Offer Fair Market Rent within the forty-five (45) day timeframe set forth above, then Tenant’s failure to notify Landlord of acceptance or dispute of Landlord’s determination of First Offer Fair Market Rent within five (5) days (TIME BEING OF THE ESSENCE) after Tenant’s receipt from Landlord of a second similar notice shall constitute an acceptance of Landlord’s determination of the Fixed Rent set forth in the First Offer Notice.

Section 33.05    Tenant agrees to accept the First Offer Space in its condition and state of repair existing as of the date of Landlord’s First Offer Notice (provided, however, that the First Offer Space shall be broom clean and free of any prior occupant’s personal property), and understands and agrees that Landlord shall not be required to perform any work, supply any materials, incur any expense or provide any improvement allowance or free rent to prepare such space for Tenant’s occupancy (which factors shall be taken into consideration in the determination of First Offer Fair Market Rent).

Section 33.06    The termination of this Lease during the Term shall also terminate and render void all of Tenant’s options or elections under this Article 33 whether or not the same shall have been exercised; and nothing contained in this Article shall prevent Landlord from exercising any right or action granted to or reserved by Landlord in this Lease to terminate this Lease. None of Tenant’s options or elections set forth in this Article 33 may be severed from this Lease or separately sold, assigned or transferred.

Section 33.07    Notwithstanding any language to the contrary contained in this Article 33, the rights granted to Tenant hereunder shall be at all times subject and subordinate to: (i) Landlord’s right to renew or extend the term of the lease with the current occupant of the First Offer Space (Time Warner), whether pursuant to option or otherwise; and (ii) the rights of Allianz to lease the First Offer Space pursuant to its lease with Landlord.

Section 33.08    If the Fixed Rent for the First Offer Space is not determined by the First Offer Space Inclusion Date, then Tenant shall pay Fixed Rent at the rate that is the average of that which is set forth in Landlord’s First Offer Notice and that which is set forth in Tenant’s dispute notice until the First Offer Fair Market Rent determination shall have occurred at which time there shall be an equitable adjustment of the Fixed Rent payable for the First Offer Space (taking into account the Fixed Rent previously paid by Tenant for the First Offer Space).

ARTICLE 34

Shaft Space

Section 34.01    Tenant shall have the right to use, during the Term at no cost to Tenant, the Shaft Space described below (the “Shaft Space”). Tenant shall use the Shaft Space for telecommunications cable to connect the Premises to the telecommunications room on the basement level of the Building. The Shaft Space is and shall be contained within a reasonably unobstructed pathway running from the telecommunications room on the basement level of the Building to the Premises in locations as reasonably determined by Landlord and reasonably acceptable to Tenant. There are two (2) electrical points of entry located next to each other on the 51st Street side of the Building (between 8th Avenue and Broadway). There are two (2) main electrical closets on each floor which connect to the main switchgear room via wire and pipe. Access to any conduit closets on each such floor shall, at Landlord’s election, be restricted so that no entry to the closet will be permitted unless Landlord’s designated contractor or other representative is present (subject to Building rules and regulations, Landlord agreeing to make such access available on 24 hours prior notice or as quickly as possible in the case of an emergency). Landlord may require any installation of any conduits or any cable in the Shaft Space or any connection of Tenant’s cable or other lines to the Premises to be performed by contractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything contained herein, use of the Shaft Space shall be at no cost to Tenant; however, all reasonable charges of such running of conduit, cable, installations, connections to and through the Shaft Space, as applicable, and the ongoing use and maintenance of such items shall be at Tenant’s sole cost and expense. Tenant shall pay to Landlord, within thirty (30) days after written demand which shall include reasonable supporting information, any Building Standard charges for any of Landlord’s personnel required in connection with Tenant’s use of or access to the Shaft Space. Any use by Tenant under this Article 34 of the Shaft Space and cable, connecting lines or conduit shall comply with all applicable Requirements or insurance requirements, the other provisions of this Lease, and such Building Standard rules and regulations as are adopted by Landlord from time to time subject to and in accordance with Section 5.01(b) hereof, and shall not interfere with the operation of the Building or with the use by any other tenant of the Building or such tenant’s premises or the common areas of the Building. All required cabling, connecting lines or conduit shall be installed out of sight. Prior to any installation of cable, connecting lines or conduit in the Shaft Space, Tenant shall obtain Landlord’s written reasonable approval as set forth in Section 5.01(e) of this Lease as if the Shaft Space were part of the Premises. In no event may any conduit, cabling or connecting lines be run to any other service provider or any other tenant or occupant of the Building. Tenant shall have the right, subject to Landlord’s reasonable approval, to select the telecommunications service providers that it uses in the Premises. To the extent Landlord approves a telecommunications service provider for Tenant that does not service the Building as of the date of this Lease, Tenant’s right to use such provider is conditioned upon such provider entering into such agreement and upon such commercially reasonable terms as Landlord shall require, consistent with industry practices. As of the date of this Lease, the following are the Building’s telecommunications providers: Verizon, Broadview Networks and Time Warner. All costs associated with the telecommunication services provided to Tenant shall be at Tenant’s sole expense.

Section 34.02    Except as expressly provided otherwise herein, Tenant’s obligations and Landlord’s rights under this Lease for the protection of the Building, the Underlying Indemnitees, and third parties, including, without limitation, Tenant’s obligations regarding maintenance, repairs (subject to Tenant being afforded reasonable access), mechanic liens, insurance, indemnification, reasonable attorney fees and costs of suit, shall apply in the same fashion with respect to the use of the Shaft Space and the cable, connecting lines or conduit described in this Article 34 as they do with respect to the use of the rest of the Premises.

ARTICLE 35

Tenant’s Signage

Section 35.01        Tenant, in compliance with all applicable provisions hereof and all applicable Requirements shall have the right to have erected and maintained one sign that displays Tenant’s name or logo on each of the north and south sides (collectively, “Tenant’s Monument Signage”) on the existing monument sign (“Monument Sign”) located within the Plaza in front of the Broadway side of the Building. The size, location and all other specifications of Tenant’s Monument Signage shall conform to the specifications set forth on Exhibit E attached hereto and all applicable Requirements. Any installation, replacement and removal of Tenant’s Monument Signage shall be performed by Landlord and Tenant shall reimburse Landlord for the actual out-of-pocket costs incurred by Landlord in connection therewith within thirty (30) days after delivery to Tenant of an invoice therefor together with reasonable supporting documentation; provided that nothing herein shall limit Tenant’s right to use (subject to the provision of Section 29.02(a) hereof) a portion of Tenant’s Allowance to pay for the cost of Tenant’s Monument Signage. Notwithstanding anything to the contrary in the foregoing, any tenant, either existing or future, leasing greater rentable area in the Building than Tenant shall have the right to have its signage appear on the Monument Sign on top of Tenant’s Monument Signage, provided that in no event shall Tenant’s Monument Signage be removed from the Monument Sign. Tenant’s Monument Signage shall be below the existing “Warner Music Group” sign on the Monument Sign. Tenant’s Monument Signage shall not be the exclusive signage on the Monument Sign. Landlord shall not unreasonably withhold, condition or delay its consent to any modifications to Tenant’s Monument Signage. In the event that the area of the Building in which the Monument Sign is located is renovated, redesigned, altered or the like in a manner that requires the removal of the Monument Sign, then Landlord shall provide alternate name signage, at Landlord’s expense, to Tenant and Landlord shall use reasonable efforts to maintain the prominence of Tenant’s Monument Signage in terms of location, size and design.

Section 35.02        Subject to compliance with all legal or insurance requirements and the provisions of Section 5.01(e) of this Lease, Tenant may install, at Tenant's sole cost and expense, entry door and elevator lobby signage identifying Tenant on each full floor in which Tenant is in occupancy, the location, size, design and appearance of any such signs shall be as reasonably approved by Landlord. Tenant, at its cost and expense, shall maintain, repair and replace such signs under this Section 35.02 in compliance with all applicable Requirements and such standards for the Building as Landlord in its reasonable discretion may determine. Tenant shall be entitled to Building Standard signage on multi-tenant floors.

Section 35.03        Upon: (i) the Expiration Date or sooner termination of this Lease; (ii) Tenant under this Lease no longer being MONGODB, INC. or its permitted Successor Entity; or (iii) Tenant does not comply with the Occupancy Requirement with respect to at least two (2) full floors in the Building, Landlord may, by notice to Tenant irrevocably terminate Tenant's right to maintain Tenant’s Monument Signage pursuant to this Article 35 and Landlord may thereupon remove Tenant’s Monument Signage permitted under this Article 35.

Section 35.04         No signage rights under this Article 35 may be separately assigned or transferred by Tenant.

ARTICLE 36

Quiet Enjoyment

Section 36.01    Landlord covenants that if and so long as this Lease shall be in full force and effect, Tenant shall quietly enjoy the Premises without hindrance or molestation by Landlord or by any other person lawfully claiming the same, subject to the covenants, agreements, terms, provisions and conditions of this Lease and, to the extent provided herein, to any ground leases and/or underlying leases and/or any mortgages to which this Lease is subject and subordinate as hereinbefore set forth.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

PGREF I 1633 BROADWAY TOWER, L.P.
By: PGREF I Paramount Plaza Holding GP, LLC, its general partner
(Landlord)

By:    /s/ Jolanta K. Bott                         Jolanta K. Bott
Vice President

MONGODB, INC.
(Tenant)

By: /s/ Andrew Stephens                         Name: Andrew Stephens
Title: General Counsel

RULES AND REGULATIONS

1.    The sidewalks, driveways, entrances, passages, courts, lobbies, esplanade areas, plazas, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the Premises and Tenant shall not permit any of its employees, agents or invitees to congregate in or otherwise interfere with the use and enjoyment of any of said areas. Fire exits and stairways are to be used for emergency purposes only. No doormat of any kind whatsoever shall be placed or left in any public hall or outside any entry door of the Premises.

2.    No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung, in, or used in connection with any window or door of the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Such curtains, blinds, shades or screens must be of a quality, type, design and color, and attached in the manner, approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

3.    Except as otherwise provided in the Lease, no sign, insignia, advertisement, lettering, notice or other object shall be exhibited, inscribed, painted or affixed by any tenant on any part of the outside or inside of the Premises or the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred in such removal to the tenant or tenants violating this rule. Interior signs, and lettering on doors, elevator cabs and any Building directory shall, if and when approved by Landlord, be inscribed, painted or affixed for each tenant by Landlord at the expense of such tenant, and shall be of a size, color and style reasonably acceptable to Landlord.
- 4.    The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels, or other articles be placed on the window sills or on the peripheral air conditioning enclosures.

5.    No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules.

6.    The water and wash closets and other plumbing fixtures and the HVAC vents or registers and other HVAC fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids, vapors or other substances shall be thrown or deposited therein or upon any adjoining buildings or land or the street. All damages resulting from any violation of the foregoing shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have, caused the same. Any cuspidors or containers or receptacles used as such in the Premises, or for garbage or similar refuse, shall be emptied, cared for and cleaned by and at the expense of Tenant.

7.    Except as set forth in Article 5, Tenant shall not mark, paint, drill into, or in any way deface, any part of the Premises or the Building, provided that Tenant shall be permitted to spackle, paint and hang pictures and the like on the walls of the Premises. No boring, cutting or stringing of wires shall be permitted, except as provided in the Lease or with the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), and as Landlord may direct. No telephone or other telecommunication wires or instruments shall be introduced into the Building by any Tenant except as approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted under the Lease.

8.    No motorized vehicles, animals (other than service animals such as seeing eye dogs), fish or birds of any kind shall be brought into or kept in or about the Premises. Tenant and only its employees may bring bicycles into the Building only if they comply with the New York City LL-52 Bicycle Access to Office Buildings Law and the Bicycle Access Rules and Regulations for the Building.

9.    No noise, including, but not limited to, music or the playing of musical instruments, recordings, radio or television which, in the sole judgment of Landlord, might disturb other tenants of the Building, shall be made or permitted by any tenant. Nothing shall be done or permitted in the Premises by any tenant which would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building.

10.    With the exception of office supplies and cleaning supplies typically found in offices, no tenant, nor any tenant’s servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance. Nothing shall be done in the Premises which shall in Landlord’s sole judgment interfere with or impair any of the Building’s equipment or systems.

11.    Any locks or bolts of any kind which shall not be operable by the Grand Master Key for the Building shall not be placed upon any of the doors or windows by any tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by said Grand Master Key. Each tenant shall, upon the termination of its tenancy, turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys furnished by Landlord, such tenant shall pay to Landlord the cost thereof. Landlord shall be afforded, upon its demand, prompt access to all machine, mechanical and/or utility rooms located within the Premises along with all keys for any locks for such rooms.

12.    All removals, or the carrying in, out of or within the Building of any safes, freight, furniture, packages, boxes, crates, papers, office materials, carts or other devices used to distribute same or any other object or matter of any description must take place during such hours and in such elevators and through such Building entrances as Landlord or its agent may reasonably determine from time to time which may involve overtime work for Landlord’s employees or agents for which Tenant shall reimburse Landlord. Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. No messengers or couriers shall be permitted in any portion of the Building except as designated by Landlord. Landlord may require any person leaving the Building with any package or other object or matter to submit a pass, listing such package or object or matter, from the tenant from whose Premises the package or object or matter is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the Premises of such tenant. Landlord shall in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Premises or the Building under the provisions of this Rule 12 or of Rule 16 hereof.

13.    Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a public stenographer or public typist, or for the possession, storage, manufacture, or sale of liquor, narcotics, dope, tobacco in any form, or as a barber, beauty or manicure shop, or as a school, or as a hiring or employment agency. Tenant shall not engage or pay any employee on the Premises, except those actually working for tenant on the Premises nor advertise for laborers giving an address at the Premises. Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used for manufacturing or for the sale at retail or auction of merchandise, goods or property of any kind.

14.    No tenant shall obtain, purchase or accept for use in the Premises ice, drinking water, food, coffee cart, beverage, towel, barbering, bootblacking, cleaning, floor polishing or other similar services from any persons not authorized by Landlord in writing to furnish such services, which authorization shall not be unreasonably withheld, conditioned or delayed. Such services shall be furnished only at such hours, in such places within the Premises, and under such regulations, as reasonably may be fixed by Landlord. It is expressly understood that Landlord assumes no responsibility for the acts, omissions, misconduct or other activities of the purveyors of such services unless and to the extent due to the negligence of Landlord or its agents, employees, officers or partners.

15.    Landlord shall have the right to prohibit any advertising or identifying sign by any tenant which, in Landlord’s reasonable judgment, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, such tenant shall refrain from and discontinue such advertising or identifying sign.

16.    Landlord reserves the right to exclude from the Building during hours other than Business Hours (as defined in the foregoing Lease) all persons connected with or calling upon tenant who do not present a pass to the Building signed by tenant. Landlord also reserves the right to exclude from the Building at any time any person whose presence in the Building shall in Landlord’s reasonable judgment be a detriment to the safety, character, security, reputation or interest of the Building. Tenant shall furnish Landlord with a facsimile of such pass. All persons entering and/or leaving the Building during hours other than Business Hours may be required to sign a register. Tenant shall be responsible for all persons to whom it issues any such pass and shall be liable to Landlord for all acts or omissions of such persons.

17.    Tenant, before closing and leaving the Premises at any time, shall see that all operable windows are closed and all lights (other than security and safety lighting) are turned out. All entrance doors in the Premises shall be left locked by tenant when the Premises are not in use. Entrance doors shall not be left open at any time.

18.    Tenant shall, at tenant’s expense, provide artificial light and electric energy for the employees of Landlord and/or Landlord’s contractors while doing janitor service or other cleaning in the Premises and while making repairs or alterations in the Premises.

19.    The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

20.    The requirements of tenants will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord.

21.    Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

22.    There shall not be used in any space, or in the public halls of the Building, either by any tenant or by any others, in the moving or delivery or receipt of safes, freight, furniture, packages, boxes, crates, paper, office material, or any other matter or thing, any hand trucks except those equipped with rubber tires, side guards and such other safeguards as Landlord reasonably shall require. No hand trucks shall be used in any passenger elevators.

23.    Tenant shall not cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Premises which would annoy other tenants or create a public or private nuisance. No cooking (except small scale microwaving and toasting) shall be done in the Premises except as is expressly permitted in the foregoing Lease.

24.    All paneling, doors, trim or other wood products not considered furniture shall be of fire-retardant materials and certification of the materials’ fire-retardant characteristics shall be submitted to and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and such materials shall be installed in a manner approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed).

25.    All contractors rendering any service to Tenant shall be referred to Landlord for approval and supervision prior to performing such services, which approval shall not be unreasonably withheld, conditioned or delayed. This applies to all work performed in the Building of whatsoever nature. Tenant shall use only the freight or service elevator for all deliveries and only at hours reasonably prescribed by Landlord. Bulky materials (as reasonably determined by Landlord) may not be delivered during Business Hours but only thereafter. Tenant’s contractors working in the Building must enter or exit only by way of the freight or service elevator. Any work performed by Tenant’s contractors during non‑business days or during the hours determined by the Building on business days will necessitate the use of the freight or service elevator (with operator), a security guard and a stand‑by engineer, the cost of which Tenant agrees to pay Landlord.

26.    Tenant shall not at any time directly or indirectly employ, permit the employment of, or contract for any service provider, contractor, mechanic or laborer in the Premises, whether in connection with any alteration or otherwise, if such employment or contract will interfere or conflict with any other service provider, contractor, mechanic or laborer engaged in the construction, maintenance or operation of the Building, or any part thereof, by Landlord. Upon Landlord’s demand, Tenant shall take all measures to cause all of its service providers, contractors, mechanics or laborers causing such interference or conflict to leave the Building promptly, or shall take whatever action reasonably requested by Landlord necessary to end such conflict.

27.    Landlord reserves the right to rescind, alter or waive any rule or regulation at any time prescribed for the Building when, in its reasonable judgment, it deems it necessary or desirable for the reputation, safety, care or appearance of the Building, or the preservation of good order therein, or the operation or maintenance of the Building, or the equipment thereof, or the comfort of tenants or others in the Building. No rescission, alteration or waiver of any rule or regulation in favor of one tenant shall operate as a rescission, alteration or waiver in favor of any other tenant.

In the event of any inconsistency between the above Rules and Regulations and the Lease to which the same is attached, the Lease shall control.

EXHIBIT A

RENTAL PLANS

A-1

EXHIBIT B

OPERATING EXPENSES

(ALL TERMS USED HEREIN THAT ARE DEFINED IN THE LEASE OF WHICH THIS EXHIBIT IS A PART, HEREIN CALLED THE “LEASE”, SHALL HAVE THE RESPECTIVE MEANINGS SPECIFIED IN THE LEASE UNLESS THE CONTEXT OTHERWISE REQUIRES.)

1. Operating Expenses as used in Article 26 shall mean the aggregate of all those costs and expenses (and taxes, if any thereon) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) without any duplication in respect of the operation, maintenance and management of the Land and/or the Building and the sidewalks and areas adjacent thereto (herein called the “Operation of the Property”) which, in accordance with the GAAP used by the Landlord (and which is in accordance with sound management principles for the operation of Comparable Buildings), are properly chargeable to the Operation of the Property, together with and including, but not by way of limitation, the cost of electricity (including any taxes paid thereon) used in operating all Building equipment and servicing common areas of the Building, which cost shall be determined (if such electricity is not separately metered) on the basis of an electrical survey of such equipment and common area facilities and the then prevailing rates, provided however, the cost of such electricity shall be equal to Landlord’s actual, out-of-pocket cost without profit or mark-up except at the rate determined in Section 24.01 hereof, and financial expenses incurred in connection with the Operation of the Property such as insurance premiums and legal, auditing, management and other professional fees and expenses, but specifically excluding (a) Real Estate Taxes, as defined in Section 26.01(a) and any penalties or late fees in connection therewith, (b) franchise, estate, gift, excise, inheritance or income taxes imposed on the Landlord and any penalties or late fees in connection therewith, (c) debt service payments, interest and any other charges payable in connection with any mortgages encumbering the Building or the Land, (d) all leasing costs, including without limitation, leasing and brokerage commissions and similar fees (including appraisals) as well as accounting and appraisal fees relating to determinations of fair market rent, (e) the cost of electrical energy furnished directly to tenants of the Building (f) the cost of electrical energy and condenser water provided during overtime periods consumed in any space within the Building leased or available for lease to tenants, (g) the cost of removing, remediating, abating or otherwise treating asbestos (including vermiculite) and any other Hazardous Materials or wastes from the Building or Land, but the costs of inspecting, testing and monitoring for same may be included within Operating Expenses to the extent such actions are customarily conducted by owners of Comparable Buildings in the ordinary course of operating and managing the same (except to the extent any such inspection, testing or monitoring is required as a result of Landlord’s failure to comply with its obligations under this Lease), (h) cost of tenant installations, improvements and decorating incurred (whether as result of work performed by Landlord or payment to the tenant) in connection with preparing space for a tenant and other costs of refurbishing tenant’s space or of preparing any space for lease or lease renewal or addition to a tenant’s lease (and any takeover obligations or rent payments under any agreement assumed by Landlord), (i) legal, accounting, auditing, architectural, space planning and other professional expenses incurred in connection with any negotiation of, or disputes arising out of, any lease or proposed lease in the Building or enforcing obligations of tenants under leases or payments made to tenants to take over leases, (j) depreciation or amortization of the Building or its equipment (except as expressly provided for in this Lease), (k) expenses incurred by Landlord in connection with damage, casualty or condemnation of all or a portion of the Building; provided, however, that with respect to the cost to repair damage, Landlord may include in Operating Expenses the deductible amount under any insurance policy but only if such deductible is comparable to deductibles in Comparable Buildings), (l) ground lease rent on any ground lease or superior lease and interest, principal, points and fees, amortization or other costs incurred with respect to any sale or acquisition, mortgage, loan or refinancing of the Building or Land or of any air rights, transferable development rights, easements or other real property interests and/or any interests therein, or in any person or entity of whatever tier or level owning an interest therein, including, without limitation, attorney’s fees and disbursements, brokerage commissions, transfer taxes, recording costs and taxes, title insurance premiums, title closer’s fees and gratuities and other similar costs incurred in connection with the sale or transfer of an interest in Landlord, the Land, and/or the Building, (m) all costs associated with installing, operating and maintaining any specialty facility such as an observatory, broadcasting facilities, luncheon club, athletic or recreational club, child care or similar facility, auditorium, cafeteria or dining facility or conference center and all costs of reconfiguring or making any additions to, or building additional stories on, the Building or its plazas, or adding buildings or other structures adjoining the Building, or connecting the Building to other structures adjoining the Building, (n) costs incurred in performing work or furnishing services for any tenant to the extent that Tenant would have to pay a separate charge therefor if Landlord were providing the service to Tenant (e.g., overtime air conditioning), (o) capital improvements, except that (1) if any capital improvement results in reducing any Operating Expenses (as, for example, a labor-saving improvement), then with respect to the calendar year in which the improvement is made and each subsequent calendar year during the term of the Lease, Landlord may include in Operating Expenses the amortized

(and Landlord agrees to amortize the cost of any such improvement over the longest useful life of such improvement in accordance with GAAP consistently applied) cost of such capital improvement (plus interest at an annual rate equal to Landlord’s then actual, out-of-pocket cost of funds) but not in excess, in any Operating Year, of the amount by which the Operating Expenses have been directly reduced by reason of such capital improvement for such Operating Year until the cost thereof (plus commercially reasonable, actual, out-of-pocket interest) has been fully recouped by Landlord, and (2) if any capital improvement made or purchased to the extent required in order to comply with any law or governmental regulation enacted, taking effect or implemented after the E7 Term Commencement Date, including any amendments to existing laws and regulations, then with respect to the calendar year in which the improvement is made or purchased and each subsequent calendar year (and any fraction thereof) during the term of the Lease (to the extent that such improvement is being amortized during the balance of the Lease term and Landlord agrees to amortize the cost of any such improvement over the longest useful life thereof in accordance with GAAP consistently applied), Landlord may include in Operating Expenses an amount equal to the reasonable annual amortization of such cost; (p) the cost of any service furnished to any tenant or occupant of the Building which Landlord does not make available to Tenant or for which Landlord imposes additional charges, (q) costs of correcting or repairing any structural or latent defects or any damages caused by Landlord or any Landlord Parties or by any other person, (r) salaries, including without limitation, wages, fringe benefits and all other compensation of any personnel above the grade of Building manager, (s) any amount paid to an Affiliate or other related entity which is in excess of the amount which would be paid in the absence of such relationship, (t) management fees in excess of 3% of the gross revenues collected from the Building, (u) all costs associated with Landlord’s political, civic or charitable contributions, (t) debt losses, debt reserves, rent loss or rent reserves, and any and all other additions to Building reserves, (v) costs for acquiring, leasing, installing, maintaining, displaying, protecting, insuring, restoring or renewing works of art, (w) costs related to withdrawal liability or unfunded pension liability, (x) the rental value of any space in the Building used by Landlord as its corporate headquarters (as opposed to a management or leasing office of an appropriate size for the Building and consistent with Comparable Buildings) and the cost of constructing, furnishing and/or equipping the same, (y) any cost and expenses related to retail space in the Building and (z) the cost of utilities directly metered to tenants of the Building and payable separately by such tenants as well as the cost of acquiring or replacing any separate electric meter or submeter Landlord may provide to tenants of the Building measuring electricity in such tenants’ premises. The preceding provisions shall not impose any obligation upon Landlord to incur such expense or provide such service. If Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses (including Operating Expenses for the Base Year) shall be deemed increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant, provided such service is also being provided to Tenant. Operating Expenses shall include expenses paid or incurred on account of work, labor, services or materials or other property furnished for the purposes mentioned herein by any contractor or other party that shall be directly or indirectly affiliated with or otherwise related to Landlord (whether by stock ownership, common officers or directors or otherwise), provided, however, that such sums do not exceed the sums charged by independent contractors for furnishing like labor, services, materials or other property to Comparable Buildings.

Notwithstanding anything to the contrary contained herein, the following items shall also be excluded from Operating Expenses:

1.    leasing costs (including leasing and brokerage commissions and similar fees, marketing and advertising, entertainment and promotional expenses with respect to the Building or the leasing of space therein, lease takeover or rental assumption obligations, architectural costs, engineering fees and other similar professional costs and legal fees in connection with lease negotiations) and the cost of tenant improvements or tenant allowances or inducements made for tenants of the Building (including permit, license and inspection fees and any other contribution by Landlord to the cost of tenant improvements);

2.    expenses and disbursements relating to disputes with Tenant and other tenants or other occupants of the Building and/or the enforcement of leases, including court costs, accounting fees, auditing fees, attorneys’ fees and disbursements and any other amount incurred in connection with any summary proceeding to evict or dispossess any tenant;

3.    interest on, amortization of and any other charges in respect of mortgages and other debts;

4.    costs of overtime and/or supplemental Building HVAC Systems and condenser water or chilled water supplemental systems consumed in or furnished to the Premises or any other area in the Building leased to other tenant(s) which are directly charged to Tenant or to such other tenant(s);

5.    any expenses which are not paid or incurred in respect of the Land and Building but rather in respect of other real property owned by Landlord, provided that with respect to any expenses attributable in part to the Land and Building and in part to other real property owned or managed by a Landlord Party related entity (including salaries, fringe benefits and other compensation of a Landlord related entity’s personnel who provide services to both the Land and Building and other properties), Operating Expenses shall include only such portion thereof as are apportioned by Landlord to the Land and Building on a fair and equitable basis;

6.    costs incurred with respect to a sale or transfer of all or any portion of any interest of the Land and/or the Building or in any Person of whatever tier owning an interest therein;

7.    costs incurred in connection with the acquisition or sale of transferable development rights;

8.    the rental cost of items which (if purchased) would be capitalized and excluded from Operating Expenses;

9.    amounts otherwise includable in Operating Expenses but reimbursed to Landlord directly by Tenant or other tenants (other than through provisions similar in substance to this Exhibit);

10.    sums paid by Landlord for any damages, fines, late charges, penalties or interest for any late payment or to correct violations of building codes or other laws, regulations or ordinances applicable to the Building;

11.    all costs of Landlord’s general corporate and general administrative and overhead expenses (except as to other items specifically permitted hereunder to be included in Operating Expenses);

12.    all costs, including the cost of repair made by Landlord to remedy damage caused by, as well as the cost of any judgment, settlement or arbitration award resulting from, any liability of Landlord for negligence or willful misconduct or improper acts of Landlord or Landlord Parties and all costs incurred as a result of Landlord’s breach of its obligations under this Lease;

13.    expenses of relocating or moving any tenant(s) of the Building;

14.    commercial rental and occupancy tax;

15.    costs arising from, or attributable to, Landlord’s negligence or willful misconduct (including, without limitation, costs and expenses arising from Landlord’s indemnity obligations under this Lease with respect to such negligence or willful misconduct);

16.    attorney’s fees and disbursements incurred by Landlord in connection with the negotiation of any superior lease or mortgage;

17.    attorneys’ fees incurred by Landlord in connection with any disputes arising under any lease or mortgage;

18.    all costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord shall be entitled to reimbursement from any tenant in the Building, including Tenant, for the cost of like goods and services furnished to Tenant pursuant to this Lease other than in the nature of Operating Expenses;

19. all rentals of equipment to the extent the same would have been excluded as an Operating Expense if such equipment were purchased;

20.    any costs or expenses for repairs or maintenance which are covered by warranties and service contracts and such expenses are reimbursed to Landlord pursuant thereto;

21.    any operating expenses attributable to the retail portions of the Building;

22.    any costs and expenses incurred by Landlord to comply with any law or governmental regulation enacted, taking effect or implemented prior to the E7 Term Commencement Date;

23.    the costs of repairs, replacements and alterations for which and to the extent that Landlord is actually reimbursed therefor from any source; it being understood that any rent payments or other payments by tenants in the nature of additional rent as provided in Article 26 of the Lease shall not be deemed sources of reimbursement to Landlord for such costs,

24.    compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or by the operator thereof (i.e., newsstands), and

2. In determining the Base Year Operating Expenses and the amount of Operating Expenses for each subsequent Operating Year, if less than 100% of the rentable square-foot area of the office portion of the Building shall have been occupied by tenants at any time during the Base Year and/or any Operating Year, Operating Expenses shall be deemed for such Base Year and Operating Year to be an amount equal to the like expenses which would normally and reasonably be expected to be incurred had such occupancy been 100% throughout such Base Year and Operating Year.

EXHIBIT C

HEATING, VENTILATING AND AIR-CONDITIONING SPECIFICATIONS

(a)  The air conditioning system shall be capable of providing inside conditions of not more than 78 degrees Fahrenheit dry bulb with outside conditions of not more than 95 degrees Fahrenheit dry bulb and 75 degrees Fahrenheit wet bulb.

(b)  The system shall be capable of delivering not less than 0.2 C.F.M. of outside air per usable square foot (which provides a minimum of 20 C.F.M. of outside air per person) and of maintaining a minimum temperature throughout the Premises of 70 degrees Fahrenheit dry bulb when the outside temperature is 0 degrees Fahrenheit dry bulb.

(c)  All of the foregoing performance criteria are based upon an occupancy of not more than one person per 100 square feet of usable floor area in the Premises and upon a combined lighting and standard electrical load not to exceed 5 watts per square foot of usable floor area in the Premises.

(d)  Compliance with the foregoing criteria shall also be subject to applicable laws and applicable rules and regulations of governmental and quasi-governmental bodies having jurisdiction that may now or hereafter be in effect, or to compliance with requests of governmental or quasi-governmental officials or bodies of voluntary compliance with suggested standards for the conservation of energy in office buildings in New York City.

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EXHIBIT D

CLEANING AND JANITORIAL SERVICES

GENERAL:

All stone, ceramic, tile, marble, terrazzo and other unwaxed or untreated flooring to be swept nightly using approved dust-down preparation; wash such flooring once a month.

All linoleum, rubber, asphalt, tile, and other similar types of flooring (that may be waxed or treated) to be swept nightly using appropriate dust-down preparation. Waxing and interim buffing shall be done at Tenant’s expense.

All carpeting and rugs to be carpet-swept nightly and vacuum-cleaned at least once a week.

Hand dust and wipe clean all furniture, fixtures, window sills and convector closure tops nightly; wash sills and tops when necessary.

Empty, clean and damp dust, as necessary, all waste receptacles nightly and remove from the Premises waste paper and waste materials. Contractor shall furnish, at its sole cost and expense, all plastic trash can liners and all plastic bags required for removal of all rubbish from the Building.

Dust all door and other ventilating louvers within reach, as necessary.

Dust all telephones, as necessary.

Remove finger marks and scuff marks from partition walls and door surfaces.

Sweep all private stairway structures nightly.

Wipe clean all metal hardware and metal fixtures and other bright wood nightly.

Wipe clean all metal elevator shaftway doors and frames.

Wipe all interior metal window frames, mullions, terrace doors and other unpainted interior metal surfaces of the perimeter walls of the Building each time the interior of the windows are washed.

Such surfaces to be cleaned once each year with appropriate cleaner.

Vacuum clean peripheral induction air conditioning units semi-annually.

Normal floor cleaning only shall be performed in Tenant’s computer equipment areas, food preparation and dining areas.

LAVATORIES:

Sweep and wash all lavatory floors nightly using disinfectants; wipe and polish all mirrors, powder shelves, bright work, and enameled surfaces in all lavatories nightly.

Scour, wash, and disinfect all basins, bowls, and urinals nightly.

Wash both sides of all toilet seats nightly.

Hand dust and clean, washing where necessary, all partitions, tile dispensers, and receptacles in all lavatories and restrooms nightly.

Fill toilet tissue holders nightly (tissue to be furnished by Landlord).

Empty sanitary disposal receptacles nightly.

Wash interior of wastecans and receptacles at least once a week.

Wash and polish wall tile and wall surfaces as often as necessary; in no event less than once every two weeks.

If directed by Tenant, fill soap dispensers and paper towel dispensers (soap and paper towels to be furnished by Tenant).

Empty paper towel receptacles and transport wastepaper from the Premises nightly.

HIGH DUSTING:

Do high dusting quarterly, which includes the following:

X	Dust all pictures, frames, charts, graphs, and similar wall hangings reached in nightly cleaning.

X	Dust clean all vertical surfaces such as walls, partitions, doors, books, and other surfaces not reached in nightly cleaning.

X	Dust all lighting fixtures annually, including plastic and glass enclosures.

X	Dust all venetian blinds or wash, as required.

EXHIBIT E

TENANT’S MONUMENT SIGNAGE

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